Exhibit 10.1

CREDIT AGREEMENT

dated as of April 12, 2012

Among

TRIANGLE USA PETROLEUM CORPORATION
as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent and Issuing Lender,

and

THE LENDERS NAMED HEREIN
as Lenders

$300,000,000

WELLS FARGO Securities, LLC

As Arranger and Sole Bookrunner

-i-

-ii-

-iii-

-iv-

EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– Form of Borrowing Base Certificate
Exhibit C	– Form of Compliance Certificate
Exhibit D	– Form of Guaranty
Exhibit E	– Form of Notice of Borrowing
Exhibit F	– Form of Notice of Continuation or Conversion
Exhibit G	– Form of Pledge and Security Agreement
Exhibit H	– Form of Note
Exhibit I	– Form of Transfer Letter
Exhibit J	– Form of Pledge Agreement

SCHEDULES:

Schedule I	– Commitments, Contact Information
Schedule II	– Pricing Grid
Schedule II	– Additional Conditions and Requirements for New Subsidiaries
Schedule 4.1	– Organizational Information
Schedule 4.11	– Subsidiaries
Schedule 4.16	– Material Real Property
Schedule 4.23	– Hedging Agreements
Schedule 4.24	– Material Agreements

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of April 12, 2012 (the "Agreement") is among Triangle USA Petroleum Corporation, a Colorado corporation (the "Borrower"), the Lenders (as defined below) and Wells Fargo Bank, National Association as Administrative Agent (as defined below) for the Lenders and as Issuing Lender (as defined below).

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1           Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Acceptable Letter of Credit Maturity Date" has the meaning assigned to it in Section 2.3(a)(ii) of this Agreement.

"Acceptable Security Interest" means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Secured Obligations, (d) is enforceable against the Credit Party which created such security interest and (e) is perfected.

"Account Control Agreement" shall mean, as to any deposit account of any Restricted Credit Party held with a bank, an agreement or agreements in form and substance reasonably acceptable to the Administrative Agent, among the Restricted Credit Party owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

"Acquisition" means the purchase by any Restricted Credit Party of any business, division or enterprise, including the purchase of associated assets or operations or the Equity Interests of a Person; provided that a merger or consolidation solely among Restricted Credit Parties shall not constitute an Acquisition.

"Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus one half of 1.00%, and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

"Administrative Agent" means Wells Fargo in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

"Advance" means any advance by a Lender to the Borrower as a part of a Borrowing.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

"Agreement" means this Credit Agreement among the Borrower, the Lenders, the Issuing Lenders and the Administrative Agent.

"Applicable Margin" means, with respect to each Type of Advance and the Letters of Credit, the percentage rate per annum set forth in the Pricing Grid based on the relevant Utilization Level applicable from time to time. The Applicable Margin for any Advance or Letter of Credit shall change when and as the relevant Utilization Level changes.

"Asset Sale" means (a) any sale, lease, transfer, unwind, novation or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, mineral fee interest, or Hedging Arrangement), by any Restricted Credit Party and (b) any issuance or sale of any Equity Interests of any Subsidiary of the Borrower, in each case, to any Person other than a Restricted Credit Party.

"Assignment and Acceptance" means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

"Availability" means, as of any date of determination, an amount equal to (a) the lesser of the then effective Borrowing Base and the aggregate Commitments minus (b) (i) the outstanding principal amount of all Advances plus (ii) the Letter of Credit Exposure.

"Availability Period" means the period from the Closing Date until the Maturity Date.

"Banking Services" means each and any of the following bank services provided to any Restricted Credit Party by any Lender (other than a Defaulting Lender) or by any Affiliate of a Lender (other than a Defaulting Lender): (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

"Banking Services Obligations" means any and all obligations of the Borrower or any other Restricted Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

"Banking Services Provider" means any Lender (other than a Defaulting Lender) or Affiliate of a Lender (other than a Defaulting Lender) that provides Banking Services to any Restricted Credit Party.

"Base Rate Advance" means an Advance which bears interest based upon the Adjusted Base Rate.

"BB Value" means, (a) as to any Oil and Gas Property (other than Oil and Gas Property subject to the Specified Asset Sale), the value, if any, attributed to such Oil and Gas Property under the then effective Borrowing Base, as determined by the Administrative Agent subject to the standards set forth in Section 2.2(d), and (b) as to Hedging Arrangements, the net effect of such Hedging Arrangements on the amount of the Borrowing Base, as determined by the Administrative Agent.

"BB Reduction Amount" has the meaning set forth in Section 2.2(e).

"Borrower" means Triangle USA Petroleum Corporation, a Colorado corporation.

"Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Advances of a different Type pursuant to Section 2.4(b).

"Borrowing Base" means at any particular time, the Dollar amount determined in accordance with Section 2.2 on account of Proven Reserves attributable to Oil and Gas Properties of the Restricted Credit Parties described in the most recent Independent Engineering Report or Internal Engineering Report, as applicable, delivered to the Administrative Agent and the Lenders pursuant to Section 2.2.

"Borrowing Base Certificate" has the meaning set forth in Section 5.2(c)(vi).

"Borrowing Base Deficiency" means the excess, if any, of (a) the sum of the outstanding principal amount of all Advances plus the Letter of Credit Exposure over (b) the lesser of (i) aggregate amount of Commitments, and (ii) the Borrowing Base then in effect.

"Business Day" means a day (a) other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, Denver, Colorado, and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

"Capital Leases" means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

"Cash Collateral Account" means a cash collateral account pledged to the Administrative Agent containing cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Section 2.3(h).

"Casualty Event" means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

"Change in Control" means the occurrence of any of the following events:

(a)          the Borrower ceases to directly or indirectly own 100% of the Equity Interest in any Subsidiary other than as a result of transaction permitted under Section 6.7;

(b)          the Parent ceases to directly or indirectly own 100% of the Equity Interest in the Borrower;

(c)          any Person or group of related Persons shall have acquired beneficial ownership of more than 35% of the outstanding voting shares of the Parent (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder); or

(d)          neither Jonathan Samuels nor Peter Hill remains in one of the three following positions at the Borrower (unless a successor reasonably acceptable to the Administrative Agent has been appointed within three months after such predecessor’s ceasing to hold such position): Chief Executive Officer, Chief Financial Officer and Chairman of the Board.

"Change in Law" means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

"Closing Date" means April 12, 2012.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

"Collateral" means all property of the Credit Parties which is "Collateral" or "Mortgaged Property" (as defined in each of the Mortgages or the Security Agreement, as applicable) or similar terms used in the Security Documents.

"Commitment" means, for each Lender, the obligation of each Lender to advance to Borrower the amount set opposite such Lender's name on Schedule I as its Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Commitment in the Register, as such amount may be reduced pursuant to Section 2.1(c)(i); provided that, after the Maturity Date, the Commitment for each Lender shall be zero. The initial aggregate Commitment on the date hereof is $300,000,000.

"Commitment Fee Rate" means the per annum commitment fee rate set forth on the Pricing Grid applicable from time to time. The Commitment Fee Rate shall change when and as the relevant Utilization Level changes.

"Commitment Fees" means the fees required under Section 2.7(a).

"Compliance Certificate" means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit C.

"Controlled Group" means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

"Convert," "Conversion," and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.4(b).

"Credit Documents" means this Agreement, the Notes, the Letters of Credit, the Letter of Credit Applications, the Guaranties, the Notices of Borrowing, the Notices of Conversion, the Security Documents, the Engagement Letter, and each other agreement, instrument, or document executed at any time in connection with this Agreement.

"Credit Parties" means the Borrower and the Guarantors.

"Daily One-Month LIBOR" means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery for a one (1) month period.

"Debt" means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person; (b) to the extent not covered under clause (a) above, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing, including Letters of Credit; (c) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made; (d) obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) obligations of such Person to pay the deferred purchase price of property or services (including, without limitation, any contingent obligations or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person); (f) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (g) obligations of such Person under any Hedging Arrangement (except that such obligations shall not constitute Debt for purposes of the calculations for compliance under Sections 6.16 and 6.17); (h) all obligations of such Person to mandatorily purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person on a date certain or upon the occurrence of certain events or conditions; (i) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt; (j) any obligations of such Person owing in connection with any volumetric or production prepayments or take-or-pay arrangements; (k) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above; (l) indebtedness or obligations of others of the kinds referred to in clauses (a) through (k) secured by any Lien on or in respect of any Property of such Person, and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

"Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Default Rate" means a per annum rate equal to (a) in the case of principal of any Advance, 2.00% plus the rate otherwise applicable to such Advance as provided in Sections 2.8(a) or (b), and (b) in the case of any other Obligation, 2.00% plus the non-default rate applicable to Base Rate Advances as provided in Section 2.8(a).

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Advances or participations in Letter of Credit Obligations required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless, with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such failure has been cured, (b) has indicated to the Administrative Agent, or has stated publicly, that such Lender will not fund any portion of the Advances or participations in Letter of Credit Obligations required to be funded by it hereunder, unless, with the consent of the Administrative Agent and the Borrower (which consent may be withheld at the sole discretion of the Administrative Agent and the Borrower), such Lender actually funds such Advances or participations, (c) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, or unless, with the consent of the Administrative Agent (which consent may be withheld at the sole discretion of the Administrative Agent), such failure has been cured, (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender, or (e) has failed to confirm in writing to the Administrative Agent, for at least three Business Days, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith.

"Dollars" and "$" means lawful money of the United States of America.

"EBITDAX" means for the Borrower, on a consolidated basis for any period, the sum of (a) Net Income for such period, plus (b) without duplication and to the extent deducted in determining such Net Income (i) Interest Expense for such period, plus (ii) Income Tax Expense for such period, plus (iii) depreciation, amortization, depletion and exploration expenses for such period, plus (iv) non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815), minus (c) to the extent included in determining Net Income, non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and all other non-cash items of income which were included in determining such Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815); provided that such EBITDAX shall be subject to pro forma adjustments for permitted acquisitions and non-ordinary course asset sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, set forth by the SEC or otherwise acceptable to the Administrative Agent.

"Effective Date" means the date of this Agreement.

"Eligible Assignee" means (a) a Lender (other than a Defaulting Lender), (b) any Affiliate of a Lender approved by the Administrative Agent, or (c) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee.

"Engagement Letter" means that certain Engagement Letter dated as of March 16, 2012 among the Borrower and Wells Fargo and Wells Fargo Securities, LLC.

"Engineering Report" means either an Independent Engineering Report or an Internal Engineering Report.

"Environment" or "Environmental" shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

"Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

"Environmental Law" means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, or toxic substances, materials or wastes.

"Environmental Permit" means any permit, license, order, approval, registration or other authorization under Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Equity Interest" means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

"Equity Issuance" means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by any Restricted Credit Party other than equity securities issued (i) to a Restricted Credit Party, and (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

"Eurodollar Advance" means an Advance that bears interest based upon the Eurodollar Rate.

"Eurodollar Base Rate" means the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or Converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent's London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period).

"Eurodollar Rate" means a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 – Eurodollar Reserve Percentage

Where,

"Eurodollar Reserve Percentage" means, as of any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency Liabilities. The Eurodollar Rate for each outstanding Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

"Event of Default" has the meaning specified in Section 7.1.

"Extraordinary Receipts" means (a) with respect to any Asset Sale, all cash and Liquid Investments received by a Restricted Credit Party from such Asset Sale after payment of, or provision for, all estimated cash taxes attributable to such Asset Sale and payable by such Restricted Credit Party, and other reasonable out of pocket fees and expenses actually incurred by the such Restricted Credit Party directly in connection with such Asset Sale, (b) with respect to any settlement or litigation proceeding, the proceeds of such settlement or litigation proceeding after payment of all out of pocket fees and expenses actually incurred in connection with such settlement or proceeding, (c) with respect to any Casualty Event, the insurance proceeds or award or other compensation as a result of a Casualty Event after payment of all out of pocket fees and expenses actually incurred by the applicable Credit Party to receive such proceeds, and (d) with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Hedging Arrangement, the sum of the cash and Liquid Investments received by any Restricted Credit Party in connection with such transaction after giving effect to any netting agreements.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

"GAAP" means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

"Governmental Authority" means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

"Guarantors" means (a) the Parent, (b) the Subsidiaries of the Borrower listed on Schedule 4.11, (c) each other Subsidiary of the Borrower from time to time, and (d) any other Person that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty.

"Guaranty" means the Guaranty Agreement executed in substantially the same form as Exhibit D.

"Hazardous Substance" means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

"Hazardous Waste" means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

"Hedging Arrangement" means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price).

"Hydrocarbon Hedge Agreement" means a Hedging Arrangement related to the price of Hydrocarbons.

"Hydrocarbons" means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

"Independent Engineer" means Ryder Scott Company, L.P. or any other engineering firm acceptable to the Administrative Agent.

"Independent Engineering Report" means a report, in form and substance satisfactory to the Administrative Agent, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Restricted Credit Party (or to be acquired by a Restricted Credit Party) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

"Income Tax Expense" means for Borrower and its Subsidiaries, on a consolidated basis for any period, all state and federal income taxes paid or due to be paid during such period.

"Interest Expense" means, for any period and with respect to any Person, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt (including but not limited to Debt under this Agreement) for such period (excluding the upfront fees due pursuant to the Engagement Letter to the Administrative Agent and the Lenders on or prior to the Closing Date), whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, fees owed with respect to the Secured Obligations, and net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP.

"Interest Hedge Agreement" means a Hedging Arrangement between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.

"Interest Period" means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4, and thereafter, each subsequent period commencing on the day following the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.4. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a)          Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)          any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)          the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date.

"Internal Engineering Report" means a report, in form and substance satisfactory to the Administrative Agent, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by any Restricted Credit Party (or to be acquired by a Restricted Credit Party) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product prices and cost escalation assumptions specified by the Administrative Agent, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.

"Issuing Lender" means Wells Fargo in its capacity as a Lender that issues Letters of Credit for the account of any Restricted Credit Party pursuant to the terms of this Agreement.

"Leases" means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

"Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

"Lender Insolvency Event" means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided, that a Lender Insolvency Event shall not be triggered solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Lender Parent Company by a Governmental Authority or an instrumentality thereof.

"Lender Parent Company" means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

"Lenders" means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

"Letter of Credit" means any standby letter of credit issued by an Issuing Lender for the account of a Restricted Credit Party pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and the Issuing Lender.

"Letter of Credit Application" means the Issuing Lender's standard form letter of credit application for standby letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

"Letter of Credit Documents" means all Letters of Credit, Letter of Credit Applications and amendments thereof, and agreements, documents, and instruments entered into in connection therewith or relating thereto.

"Letter of Credit Exposure" means, at the date of its determination by the Administrative Agent, the aggregate outstanding undrawn amount of Letters of Credit plus the aggregate unpaid amount of all of the Borrower's payment obligations under drawn Letters of Credit.

"Letter of Credit Maximum Amount" means an amount equal to ten percent of the Borrowing Base then in effect; provided that, on and after the Maturity Date, the Letter of Credit Maximum Amount shall be zero.

"Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

"Leverage Ratio" means, as of the end of each fiscal quarter, the ratio of (a) the consolidated Debt of the Borrower (other than obligations under permitted Hedging Arrangements) as of the last day of such fiscal quarter to (b) (i) for the fiscal quarter ending April 30, 2012, the consolidated EBITDAX of the Borrower for such quarter times four, (ii) for the fiscal quarter ending July 31, 2012, the consolidated EBITDAX of the Borrower for such two fiscal quarter period then ended times two, (iii) for the fiscal quarter ending October 31, 2012, the consolidated EBITDAX of the Borrower for such three fiscal quarter period then ended times 4/3, and (iv) thereafter, the consolidated EBITDAX of the Borrower for the four-fiscal quarter period then ended; provided that for the purposes of calculating the Leverage Ratio, any Debt consisting of take-or-pay obligations under the RockPile Agreement shall be excluded from the consolidated Debt of the Borrower.

"Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

"Liquid Investments" means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by (i) any Lender or any Affiliate of any Lender or (ii) any commercial banking institutions or corporations rated at least P-1 by Moody's or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers' acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000 and rated Aa by Moody's or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); (f) readily and immediately available cash held in any money market account maintained with any Lender; provided that, such money market accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Security Documents; and (g) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

"Material Adverse Change" means a material adverse change (a) in the business, assets (including the Oil and Gas Properties of the Restricted Credit Parties), condition (financial or otherwise), or operations of the Borrower, individually or the Restricted Credit Parties, taken as a whole; (b) on any Credit Party's ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document; (c) on the Credit Parties’ ability, as a whole, to perform their obligations under the Credit Agreement or any other Credit Document; or (d) in any right or remedy of any Secured Party under any Credit Document; (e) on the validity or enforceability of this Agreement or any of the other Credit Documents; or (f) on the Acceptable Security Interest in favor of the Agent with respect to any material portion of the Collateral.

"Maturity Date" means the earlier of (a)  April 12, 2017 and (b) the earlier termination in whole of the Commitments pursuant to Section 2.1(c)(i) or Article 7.

"Maximum Exposure Amount" means, at any time for each Lender, the sum of (a) the unfunded Commitment held by such Lender at such time; plus (b) the aggregate unpaid principal amount of the Note held by such Lender at such time, (with the aggregate amount of such Lender’s risk participation and funded participation in the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.15) being deemed as unpaid principal under such Lender's Note).

"Maximum Rate" means the maximum nonusurious interest rate under applicable law.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

"Mortgage" means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by any Restricted Credit Party to secure all or a portion of the Obligations.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

"Net Income" means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, including any cash net gain but excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

"Non-Defaulting Lender" means any Lender that is not then a Defaulting Lender.

"Note" means a promissory note of the Borrower payable to a Lender or its registered assigns in the amount of such Lender's Commitment, in substantially the same form as Exhibit H, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.

"Notice of Borrowing" means a means a Notice of Borrowing signed by the Borrower in substantially the same form as Exhibit E.

"Notice of Continuation or Conversion" means a notice of continuation or conversion signed by the Borrower in substantially the same form as Exhibit F.

"Obligations" means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders, the Issuing Lender, or the Administrative Agent under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Oil and Gas Properties" means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

"Other Taxes" has the meaning set forth in Section 2.13(b).

"Patriot Act" means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

"Parent" means Triangle Petroleum Corporation, a Nevada corporation.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"PDP Reserves" means the Proven Reserves which are categorized as both "developed" and "producing" under the definitions for oil and gas reserves promulgated by the Society of Petroleum Evaluation Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the Administrative Agent.

"Permit" means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

"Permitted Asset Sale" means any Asset Sale that is permitted under Section 6.8.

"Permitted Debt" has the meaning set forth in Section 6.1.

"Permitted Investments" has the meaning set forth in Section 6.3.

"Permitted Liens" has the meaning set forth in Section 6.2.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

"Pledge Agreement" means a Pledge Agreement substantially in the form of Exhibit J.

"Pricing Grid" means the pricing information set forth in Schedule II.

"Prime Rate" means the per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers.

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

"Pro Rata Share" means, at any time with respect to any Lender, (i) the ratio (expressed as a percentage) of such Lender's Commitment at such time to the aggregate Commitments at such time, or (ii) if all of the Commitments have been terminated, the ratio (expressed as a percentage) of such Lender's aggregate outstanding Advances at such time to the total aggregate outstanding Advances at such time.

"Proven Reserves" means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

"Register" has the meaning set forth in Section 9.7(b).

"Regulations T, U, and X" means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof. Each of Regulations T, U, or X may be referred to individually as Regulation T, Regulation U, or Regulation X herein.

"Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

"Required Lenders" means (a) other than as provided in clause (b) below, two or more Lenders holding greater than 66 2/3% of the aggregate Maximum Exposure Amount, and (b) at any time when there is only one Lender, such Lender; provided that, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.

"Responsible Officer" means (a) with respect to any Person that is a corporation, such Person's Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person's Chief Executive Officer, President, Chief Financial Officer, Vice President, and if such Person is managed by members, then a Responsible Officer of such Person's managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person's general partner or partners.

"Restricted Credit Parties" means the Borrower and the Guarantors other than the Parent.

"Restricted Payment" means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) made in connection with the Equity Interest of such Person, including those dividends, distributions and payments made in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term "Restricted Payment" shall not include any dividend or distribution payable solely in common Equity Interests of such Person or warrants, options or other rights to purchase such Equity Interests.

"RockPile" means RockPile Energy Services, LLC, a Delaware limited liability company.

"RockPile Agreement" means the Master Service Agreement by and between RockPile Energy Services, LLC a Delaware limited liability company and Borrower, effective as of April 10, 2012.

"S&P" means Standard & Poor's Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.

"SEC" means the Securities and Exchange Commission.

"Secured Obligations" means (a) the Obligations, (b) the Banking Services Obligations, and (b) all obligations of any of the Restricted Credit Parties owing to Swap Counterparties under any Hedging Arrangements.

"Secured Parties" means the Administrative Agent, the Issuing Lender, the Lenders, the Swap Counterparties and Banking Service Providers.

"Security Agreement" means the Security Agreement among the Restricted Credit Parties and the Administrative Agent in substantially the same form as Exhibit G.

"Security Documents" means, collectively, the Mortgages, Security Agreement, the Pledge Agreement, the Transfer Letters and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Secured Obligations.

"Solvent" means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person's ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person's Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

"Specified Asset Sale" means a contractual arrangement pursuant to which the counterparty will pay 70% of the Borrower’s costs in respect of the State 154-102-25-36-1H well in exchange for an assignment of 50% of Borrower’s wellbore working interest in such well on terms disclosed to the Administrative Agent prior to the Effective Date, with such modifications as are reasonably acceptable to the Administrative Agent.

"Subject Lender" has the meaning set forth in Section 2.14.

"Subsidiary" means, with respect to any Person (the "holder") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the holder or one more Subsidiaries of the holder. Unless expressly provided otherwise, all references herein and in any other Credit Document to any "Subsidiary" or "Subsidiaries" means a Subsidiary or Subsidiaries of the Borrower.

"Swap Counterparty" means a Person who (a) is a Lender or Affiliate of a Lender on the Effective Date and is a counter party to a Hedging Arrangement with a Restricted Credit Party, which Hedging Arrangement was in effect on the Effective Date, or (b) was a Lender or an Affiliate of a Lender at the time it entered into a Hedging Arrangement with a Restricted Credit Party as permitted by the terms of this Agreement; provided that (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by Liens under the Credit Documents only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be secured by Liens under the Credit Documents only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the Effective Date or at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.

"Tax Group" has the meaning assigned to it in Section 4.13 of this Agreement.

"Taxes" has the meaning set forth in Section 2.13(a).

"Termination Event" means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Transactions" means, collectively, (a) the initial borrowings and other extensions of credit under this Agreement and (b) the payment of fees, commissions and expenses in connection with each of the foregoing.

"Transfer Letters" means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit I and executed by the Borrower, any Guarantor or any of their respective Subsidiaries executing a Mortgage.

"Type" has the meaning set forth in Section 1.4.

"Unused Commitment Amount" means, with respect to a Lender at any time, the lesser of (a) such Lender's Commitment at such time and (b) such Lender's Pro Rata Share of the Borrowing Base then in effect at such time minus, in each case the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender's Pro Rata Share of the aggregate Letter of Credit Exposure at such time.

"Utilization Level" means the applicable category (being Level I, Level II, Level III, Level IV or Level V) of pricing criteria contained in Schedule II, which is at any time of its determination based on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the lesser of the Commitments and the Borrowing Base at such time.

"Voting Securities" means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

"Wells Fargo" means Wells Fargo Bank, National Association.

Section 1.2           Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

Section 1.3           Accounting Terms; Changes in GAAP.

(a)          All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements of the Parent delivered to the Administrative Agent for the fiscal year ended January 31, 2011.

(b)          Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement, all determinations of the Applicable Margin, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the financial statements referred to in Section 4.4.

(c)          If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4           Types of Advances. Advances are distinguished by "Type". The "Type" of an Advance refers to the determination of whether such Advance is a Base Rate Advance or a Eurodollar Advance.

Section 1.5           Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements (including this Agreement) are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "including" means "including, without limitation,". Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2
CREDIT FACILITIES

Section 2.1           Commitment for Advances.

(a)          Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the Availability Period; provided that after giving effect to such Advances, the sum of the aggregate outstanding amount of all Advances and plus the Letter of Credit Exposure, shall not exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the aggregate Commitments in effect at such time. Each Borrowing shall, (A) if comprised of Base Rate Advances, be in an aggregate amount not less than $250,000 and in integral multiples of $100,000 in excess thereof, (B) if comprised of Eurodollar Advances, be in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof, and (C) in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay pursuant to Section 2.5, and reborrow under this Section 2.1.

(b)          Notes. The indebtedness of the Borrower to each Lender resulting from Advances owing to such Lender shall be evidenced by a Note payable to such Lender or its registered assigns.

(c)          Reduction of the Commitments.

(i)          Commitments. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Commitments; provided that each partial reduction shall be in a minimum amount of $500,000 and in integral multiples of $100,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.1(c)(i) shall be applied ratably to each Lender's Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments, and the applicable Commitment Fees shall thereafter be computed on the basis of the Commitments, as so reduced.

(ii)         Defaulting Lender. At any time when a Lender is then a Defaulting Lender, the Borrower, at the Borrower's election, may elect to terminate such Defaulting Lender's Commitment hereunder; provided that (A) such termination must be of the Defaulting Lender's entire Commitment, (B) the Non-Defaulting Lenders shall each have the option to accept an assignment of the Defaulting Lender’s Commitment pursuant to Section 2.14 in lieu of a termination of Commitments pursuant to this Section 2.1(c)(ii), (C) to the extent that the Non-Defaulting Lenders do not take an assignment as provided in the immediately preceding clause (B), the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender in such Defaulting Lender's capacity as a Lender under this Agreement and under the other Credit Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued Commitment Fees (subject to Section 2.7(a)), and letter of credit fees but specifically excluding any amounts owing under Section 2.10 as result of such payment of such Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender's ratable share of the Letter of Credit Exposure (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.15), and (D) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.1(c)(ii) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower's election to terminate a Defaulting Lender's Commitment pursuant to this clause (ii) and the payment and deposit of amounts required to be made by the Borrower under clause (B) and (C) above, (1) such Defaulting Lender shall cease to be a "Lender" hereunder for all purposes except that such Lender's rights and obligations as a Lender under Sections 2.11, 2.13, 8.5 and 9.2 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Lender" hereunder, (2) such Defaulting Lender's Commitment shall be deemed terminated, and (3) such Defaulting Lender shall be relieved of its obligations hereunder as a "Lender" except as to its obligations under Section 8.5 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Lender" hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim that Borrower, the Administrative Agent, any Issuing Lender or any Lender may have against such Defaulting Lender. Notwithstanding anything herein to the contrary, the Non-Defaulting Lenders' option to take an assignment as provided in Section 2.1(c)(ii)(B) may be exercised by a Non-Defaulting Lender in its sole and absolute discretion and nothing contained herein shall obligate any Non-Defaulting Lender to take any such assignment.

Section 2.2           Borrowing Base.

(a)          Borrowing Base. The initial Borrowing Base in effect as of Effective Date has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $10,000,000. Such initial Borrowing Base shall remain in effect until the next redetermination or reduction made pursuant to this Section 2.2. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.2(d) and is subject to periodic redetermination pursuant to Sections 2.2(b), and 2.2(c) and reductions pursuant to Section 2.2(e).

(b)          Calculation of Borrowing Base.

(i)          The Borrower shall deliver to the Administrative Agent on or before July 1, 2012, an Internal Engineering Report dated effective as of June 1, 2012, and such other information as may be reasonably requested by any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent's receipt of such Internal Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent's recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(ii)         The Borrower shall deliver to the Administrative Agent, on or before each October 1, beginning October 1, 2012, an Internal Engineering Report dated effective as of the immediately preceding September 1st and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent's receipt of such Internal Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent's recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iii)        The Borrower shall deliver to the Administrative Agent, on or before January 1, 2013, an Internal Engineering Report dated effective as of December 1, 2012 and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent's receipt of such Internal Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent's recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(iv)        The Borrower shall deliver to the Administrative Agent, on or before each April 1st, beginning April 1, 2013, an Independent Engineering Report dated effective as of the immediately preceding March 1st and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent's receipt of such Independent Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent's recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Lenders shall redetermine the Borrowing Base in accordance with Section 2.2(d), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.

(v)         In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i), (ii), (iii), and (iv) above by the date specified therein, the Administrative Agent and the Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion, with notice of such redetermination promptly provided to the Borrower in writing. Upon receipt by the Administrative Agent of the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, the Administrative Agent and the Lenders shall redetermine the Borrowing Base as otherwise specified in this Section 2.2.

(vi)        Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Restricted Credit Parties, own the Oil and Gas Properties specified therein with at least 85% (by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report each Oil and Gas Property identified as PDP Reserves therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells ("Wells"), were each producing oil and/or gas in paying quantities, except for Wells that were utilized as water or gas injection wells, carbon dioxide wells or as water disposal wells (each as noted in such Engineering Report), (C) the descriptions of quantum and nature of the record title interests of the Restricted Credit Parties, set forth in such Engineering Report include the entire record title interests of the Restricted Credit Parties in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens, (D) there are no "back-in" or "reversionary" interests held by third parties which could reduce the interests of the Restricted Credit Parties in such Oil and Gas Properties except as set forth in Engineering Report, (E) no operating or other agreement to which any Restricted Credit Party is a party or by which any Restricted Credit Party is bound affecting any part of such Oil and Gas Properties requires any Restricted Credit Party to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of any Restricted Credit Party in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event any Restricted Credit Party is obligated under an operating agreement to assume a portion of a defaulting party's share of costs, and (F) the Restricted Credit Parties' ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens, afford the Restricted Credit Parties not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Engineering Report and (ii) will cause the Restricted Credit Parties to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties (except for any increases in working interest with a corresponding increase in the net revenue interest in such Oil and Gas Property).

(c)          Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.2(b), (i) based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.2(d)), the Administrative Agent may, and shall at the request of the Required Lenders, make one additional redetermination of the Borrowing Base during any year; and (ii) based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.2(d)), the Administrative Agent shall at the request of the Borrower, make one additional redetermination of the Borrowing Base during any year. For the avoidance of doubt, such additional redeterminations of the Borrowing Base shall not constitute nor be construed as a consent to any transaction or proposed transaction that would not be permitted under the terms of this Agreement. The party requesting the redetermination under this paragraph (c) shall give the other party at least 10 days' prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed; provided that, no such prior written notice shall be required for any redetermination made by the Lenders during the existence of a Default. In connection with any redetermination of the Borrowing Base under this Section 2.2(c), the Borrower shall provide the Administrative Agent and the Lenders with an Internal Engineering Report dated effective as of a date no more than 30 days prior to the redetermination and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.2(c) and the amount of the Borrowing Base as so redetermined.

(d)          Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.2 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.2(d)), (ii) in accordance with the Administrative Agent's and the Lenders' customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Restricted Credit Parties, and (iv) based upon the estimated value of the Proven Reserves owned by the Restricted Credit Parties as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Restricted Credit Parties and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent shall have received, at the Borrower's expense, (A) evidence of title reasonably satisfactory in form and substance to the Administrative Agent covering at least (i) prior to the date specified in Section 5.14, 65% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, and (ii) after the date specified in Section 5.14, 80% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto, and (B) Mortgages and such other Security Documents requested by the Administrative Agent to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest in at least 85% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.2, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders until the Borrowing Base is subsequently redetermined or reduced in accordance with this Section 2.2; provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency. Notwithstanding anything herein to the contrary, (x) to the extent the redetermined Borrowing Base is less than or equal to the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be approved by the Administrative Agent and the Required Lenders, and (y) to the extent the redetermined Borrowing Base is greater than the Borrowing Base in effect prior to such redetermination, such redetermined Borrowing Base must be approved by the Administrative Agent and all of the Lenders.

(e)          Reductions to Borrowing Base. If the aggregate BB Value (the “BB Reduction Amount”) of (i) Oil and Gas Properties subject to Asset Sales consummated since the immediately preceding redetermination of the Borrowing Base and (ii) Hedging Arrangements subject to Asset Sales consummated since the immediately preceding redetermination of the Borrowing Base exceeds 5% of the most recently redetermined Borrowing Base, then, upon the consummation of any such Asset Sale after which the BB Reduction Amount exceeds 5% of the most recently redetermined Borrowing Base, the Borrowing Base shall be automatically reduced to an amount such that the Borrowing Base (after giving effect to such reduction) equals the Borrowing Base in effect as of the previous redetermination minus the BB Reduction Amount.

Section 2.3           Letters of Credit.

(a)          Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement, the Issuing Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.3, from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue, increase or extend the expiration date of, Letters of Credit for the account of any Restricted Credit Party, provided that no Letter of Credit will be issued, increased, or extended:

(i)          if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) the Letter of Credit Maximum Amount and (B) an amount equal to (1) the lesser of the Borrowing Base and the aggregate Commitments, in either case, in effect at such time minus (2) the sum of the aggregate outstanding amount of all Advances;

(ii)         unless such Letter of Credit has an expiration date not later than the earlier of (A) one year after its issuance or extension and (B) five Business Days prior to the Maturity Date (an "Acceptable Letter of Credit Maturity Date"); provided that, (1) if the Commitments are terminated in whole pursuant to Section 2.1(c)(i), the Borrower shall either (A) deposit into the Cash Collateral Account cash in an amount equal to 105% of the Letter of Credit Exposure for the Letters of Credit which have an expiry date beyond the date the Commitments are terminated or (B) provide a replacement letter of credit (or other security) reasonably acceptable to the Administrative Agent and the Issuing Lender in an amount equal to 105% of the Letter of Credit Exposure, and (2) any such Letter of Credit with a one-year tenor may expressly provide for an automatic extension of one additional year so long as such Letter of Credit expressly allows the Issuing Lender, at its sole discretion, to elect not to provide such extension; provided that, in any event, such automatic extension may not result in an expiration date that occurs after the fifth Business Day prior to the Maturity Date;

(iii)        unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(iv)        unless such Letter of Credit is in form and substance acceptable to the Issuing Lender in its sole discretion;

(v)         unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(vi)        unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;

(vii)       if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(viii)      if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(ix)         if Letter of Credit is to be denominated in a currency other than Dollars;

(x)          if any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender's risk with respect to such Lender; or

(xi)         if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract if the Issuing Lender reasonably determines that the Borrower's obligation to reimburse any draws under such Letter of Credit may be limited.

(b)          Requesting Letters of Credit. Each Letter of Credit shall be issued pursuant to a Letter of Credit Application given by the Borrower to the Administrative Agent and the Issuing Lender by facsimile or other writing not later than 10:00 a.m. (Denver, Colorado time) on the third Business Day before the proposed date of issuance for the Letter of Credit. Each Letter of Credit Application shall be fully completed and shall specify the information required therein. Each Letter of Credit Application shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the Issuing Lender shall before 1:00 p.m. (Denver, Colorado time) on the requested issuance date set forth in the Letter of Credit Application issue such Letter of Credit to the beneficiary of such Letter of Credit.

(c)          Reimbursements for Letters of Credit; Funding of Participations.

(i)          With respect to any Letter of Credit, in accordance with the related Letter of Credit Application, the Borrower agrees to pay on demand to the Administrative Agent on behalf of the Issuing Lender an amount equal to any amount paid by the Issuing Lender under such Letter of Credit. Upon the Issuing Lender's demand for payment under the terms of a Letter of Credit Application, the Borrower may, with a written notice, request that the Borrower's obligations to the Issuing Lender thereunder be satisfied with the proceeds of an Advance in the same amount (notwithstanding any minimum size or increment limitations on individual Advances). If the Borrower does not make such request and does not otherwise make the payments demanded by the Issuing Lender as required under this Agreement or the Letter of Credit Application, then the Borrower shall be deemed for all purposes of this Agreement to have requested such an Advance in the same amount and the transfer of the proceeds thereof to satisfy the Borrower's obligations to the Issuing Lender, and the Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Lenders to make such Advance, to transfer the proceeds thereof to the Issuing Lender in satisfaction of such obligations, and to record and otherwise treat such payments as an Advance to the Borrower. The Administrative Agent and each Lender may record and otherwise treat the making of such Borrowings as the making of a Borrowing to the Borrower under this Agreement as if requested by the Borrower. Nothing herein is intended to release any of the Borrower's obligations under any Letter of Credit Application, but only to provide an additional method of payment therefor. The making of any Borrowing under this Section 2.3(c) shall not constitute a cure or waiver of any Default, other than the payment Default which is satisfied by the application of the amounts deemed advanced hereunder, caused by the Borrower's failure to comply with the provisions of this Agreement or the Letter of Credit Application.

(ii)         Each Lender (including the Lender acting as Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested an Advance pursuant to Section 2.4 and regardless of whether (A) the conditions in Section 3.2 have been met, (B) such notice complies with Section 2.4, or (C) a Default exists, make funds available to the Administrative Agent for the account of the Issuing Lender in an amount equal to such Lender's Pro Rata Share of the amount of such Advance not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon each Lender that so makes funds available shall be deemed to have made an Advance to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender.

(iii)        If any such Lender shall not have so made its Advance available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from such date until the date such amount is paid at the lesser of (A) the Federal Funds Rate for such day for the first three days and thereafter the interest rate applicable to the Advance and (B) the Maximum Rate. Whenever, at any time after the Administrative Agent has received from any Lender such Lender’s Advance, the Administrative Agent receives any payment on account thereof, the Administrative Agent will pay to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Advance was outstanding and funded), which payment shall be subject to repayment by such Lender if such payment received by the Administrative Agent is required to be returned. Each Lender’s obligation to make the Advance pursuant to this Section 2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Lender or any other Person may have against the Issuing Lender, the Administrative Agent or any other Person for any reason whatsoever; (2) the occurrence or continuance of a Default or the termination of the Commitments; (3) any breach of this Agreement by any Credit Party or any other Lender; or (4) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d)          Participations. Upon the date of the issuance or increase of a Letter of Credit, the Issuing Lender shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender by facsimile, telephone, or electronic mail (PDF) of each Letter of Credit issued or increased and the actual dollar amount of such Lender’s participation in such Letter of Credit.

(e)          Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)          any lack of validity or enforceability of any Letter of Credit Documents;

(ii)         any amendment or waiver of or any consent to departure from any Letter of Credit Documents;

(iii)        the existence of any claim, set-off, defense or other right which any Credit Party may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, any Lender or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)        any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Lender would not be liable therefor pursuant to the following paragraph (g);

(v)         payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit.

(f)          Prepayments of Letters of Credit. In the event that any Letter of Credit shall be outstanding or shall be drawn and not reimbursed on or prior to the Acceptable Letter of Credit Maturity Date, the Borrower shall pay to the Administrative Agent an amount equal to 105% of the Letter of Credit Exposure allocable to such Letter of Credit, such amount to be due and payable on the Acceptable Letter of Credit Maturity Date, and to be held in the Cash Collateral Account and applied in accordance with paragraph (h) below.

(g)          Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

(i)          the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)         the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)        payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)        any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including the Issuing Lender’s own negligence),

except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which the Borrower proves were caused by (A) the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(h)          Cash Collateral Account.

(i)          If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.3(i), 2.5(c), 2.15, 7.2(b) or 7.3(b) or any other provision under this Agreement, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent's standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent an Acceptable Security Interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Secured Obligations.

(ii)         Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Administrative Agent at the request of the Issuing Lender to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Secured Obligations or (B) apply such surplus funds to any Secured Obligations in any manner directed by the Required Lenders. If no Default exists, the Administrative Agent shall release any surplus funds held in the Cash Collateral Account above the Letter of Credit Exposure to the Borrower at the Borrower’s written request.

(iii)        Funds held in the Cash Collateral Account may be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Administrative Agent or in another investment if mutually agreed upon by the Borrower and the Administrative Agent, but the Administrative Agent shall have no obligation to make any investment of the funds therein. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(i)          Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender subject to Section 2.15(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender's pro rata share of the Letter of Credit Exposure.

(j)          Letters of Credit Issued for Guarantors or any Subsidiary. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Guarantor or any Subsidiary, the Borrower shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit issued hereunder by the Issuing Lender. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor, the Borrower or any Subsidiary inures to the benefit of the Borrower, and that the Borrower's business (indirectly or directly) derives substantial benefits from the businesses of such other Persons.

Section 2.4           Advances.

(a)          Notice. Each Borrowing (other than the Borrowings to be made on the Closing Date), shall be made pursuant to the applicable Notice of Borrowing given by Borrower to Administrative Agent not later than (i) 10:00 a.m. (Denver, Colorado time) on the third Business Day before the date of the proposed Borrowing, in the case of a Eurodollar Advance or (ii) 10:00 a.m. (Denver, Colorado time) one Business Day before the date of the proposed Borrowing in the case of a Base Rate Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or telex. The Borrowings to be made on the Closing Date shall be made pursuant to the applicable Notices of Borrowing given not later than 10:00 a.m. (Denver, Colorado time) on the Closing Date by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice of such proposed Borrowing, by facsimile or telex. Each Notice of Borrowing shall be by facsimile or telex, confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested date of such Borrowing, (ii) the requested Type of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, and (iv) if such Borrowing is to be comprised of Eurodollar Advances, the requested Interest Period for each such Advance; provided that, and all Borrowings to be made on the Closing Date shall consist only of Base Rate Advance which may, subject to the terms of this Agreement, be thereafter Converted into Eurodollar Advances. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.8(b). Each Lender shall, before 11:00 a.m. (Denver, Colorado time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.9, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, such Lender's pro rata share of such Borrowing. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent or as otherwise directed by the Borrower with written notice to the Administrative Agent.

(b)          Conversions and Continuations. In order to elect to Convert or continue an Advance under this paragraph, the Borrower shall deliver an irrevocable Notice of Continuation or Conversion to the Administrative Agent at the Administrative Agent's office no later than 10:00 a.m. (Denver, Colorado time) (i) on the Business Day before the date of the proposed conversion date in the case of a Conversion to a Base Rate Advance and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or facsimile confirmed promptly by the Borrower with a hard copy (other than with respect to notice sent by facsimile), specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested and, if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Advance, the requested Interest Period. Promptly after receipt of a Notice of Continuation or Conversion under this paragraph, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a Continuation of a Eurodollar Advance, notify each Lender of the applicable interest rate under Section 2.8(b). The portion of Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)          Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)          at no time shall there be more than five Interest Periods applicable to outstanding Eurodollar Advances;

(ii)         the Borrower may not select Eurodollar Advances for any Borrowing at any time when a Default has occurred and is continuing;

(iii)        if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances,  (A) the obligation of such Lender to make such Eurodollar Advance as part of the requested Borrowing or for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist and such Lender's portion of such requested Borrowing or any subsequent Borrowing of Eurodollar Advances shall be made in the form of a Base Rate Advance, and (B) such Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender;

(iv)        if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(v)         if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(vi)        if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of Interest Period in Section 1.1 and paragraph (b) above, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Advances will be made available to the Borrower on the date of such Borrowing as Base Rate Advances or, if an existing Advance, Convert into Base Rate Advances.

(d)          Notices Irrevocable. Each Notice of Borrowing and Notice of Continuation or Conversion delivered by the Borrower hereunder, including its deemed request for borrowing made under Section 2.3(c), shall be irrevocable and binding on the Borrower.

(e)          Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's applicable pro rata share of any Borrowing, the Administrative Agent may assume that such Lender has made its applicable pro rata share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.4(a), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made its applicable pro rata share of such Borrowing available to the Administrative Agent, such Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Lender, the lesser of (A) the Federal Funds Rate for such day and (B) the Maximum Rate. If such Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.

Section 2.5           Prepayments.

(a)          Right to Prepay; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5 and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.15.

(b)          Optional. The Borrower may elect to prepay any of the Advances without penalty or premium except as set forth in Section 2.10 and after giving by 10:00 a.m. (Denver, Colorado time) (i) in the case of Eurodollar Advances, at least three Business Days' or (ii) in case of Base Rate Advances, one Business Day's prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date; provided that (A) each optional prepayment of Eurodollar Advances shall be in a minimum amount not less than $1,000,000 and in multiple integrals of $500,000 in excess thereof and (B) each optional prepayment of Base Rate Advances shall be in a minimum amount not less than $500,000 and in multiple integrals of $100,000 in excess thereof.

(c)          Borrowing Base Deficiency.

(i)          Other than as provided in clause (ii) or clause (iii) below, if a Borrowing Base Deficiency exists, the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, (x) provide written notice to the Administrative Agent within ten days of the date such deficiency notice is received by the Borrower from the Administrative Agent, identifying which of the following actions the Borrower shall take (and in the case of option (D), below, identifying the allocation between options (B) and (C)), and (y) proceed to take such actions (and the failure of the Borrower to provide such notice or take such actions to remedy such Borrowing Base Deficiency shall constitute an Event of Default):

(A)         prepay Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(B)         pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and each of the Lenders such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;

(C)         repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in three monthly installments equal to one-third of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment;

(D)         combine the options provided in clause (A) and clause (B) above, to make such prepayment or deposit and deliver such additional Collateral within the time required under clause (A) and clause (B) above;

(E)         combine the options provided in clause (A) and clause (C) above, to make such prepayment or deposit and deliver such additional Collateral within the time required under clause (A) and clause (C); or

(F)         combine the options provided in clause (B) and clause (C) above, to make such three equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.

(ii)         If, during the existence of a Borrowing Base Deficiency, any Restricted Credit Party (or the Administrative Agent as loss payee or assignee) receives Extraordinary Receipts, whether as one payment or a series of payments, then the Borrower shall, within three Business Days after receipt of such proceeds, prepay the Borrowings and provide cash collateral for the Letter of Credit Exposure, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of such proceeds.

(iii)        Upon each reduction of the Borrowing Base, if any, resulting from a Borrowing Base redetermination made under Section 2.2(c) or a Borrowing Base reduction made under Section 2.2(e), if a Borrowing Base Deficiency exists, then the Borrower shall immediately prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the net cash proceeds of the transaction that triggered such Borrowing Base reduction and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.

(iv)        Each prepayment pursuant to this Section 2.5(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 (other than prepayments made to a Defaulting Lender) as a result of such prepayment being made on such date. Each prepayment under this Section 2.5(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion. The failure of the Borrower to provide a notice of its election within the required 10 days as required in clause (i) above shall be deemed to be an election by the Borrower to take the actions provided in clause (i)(A) above.

(d)          Reduction of Commitments. On the date of each reduction of the aggregate Commitments pursuant to Section 2.1(c), the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced and (B) the Borrowing Base. Each prepayment pursuant to this Section 2.5(d) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date. Each prepayment under this Section 2.5(d) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.

(e)          Illegality. If any Lender shall notify the Administrative Agent and the Borrower that any Change in Law makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 10:00 a.m. (Denver, Colorado time) / 9:00 a.m. (Los Angeles, California time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance made by such Lender or (B) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (ii) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender gives notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.

(f)          No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.5, and all notices given pursuant to this Section 2.5 shall be irrevocable and binding upon the Borrower. Except as provided in the preceding sentence, each payment of any Advance pursuant to this Section 2.5 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(g)          Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date.

Section 2.6           Repayment. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Lender the aggregate outstanding principal amount of the Advances on the Maturity Date.

Section 2.7           Fees.

(a)          Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee equal to the Commitment Fee Rate on the average daily Unused Commitment Amount for such period; provided that, no such commitment fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. Such Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year and on the Maturity Date.

(b)          Fees for Letters of Credit. The Borrower agrees to pay the following:

(i)          Subject to Section 2.15, to the Administrative Agent for the pro rata benefit of the Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder, for the period such Letter of Credit is to be outstanding, in an amount equal to the greater of (A) the Applicable Margin for Eurodollar Advances per annum on the face amount of such Letter of Credit, and (B) $500 per Letter of Credit. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit fees shall accrue at the Default Rate.

(ii)         To the Issuing Lender, a fronting fee for each Letter of Credit equal to the greater of (A) 0.125% per annum on the face amount of such Letter of Credit and (B) $500. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date.

(iii)        To the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Issuing Lender in accordance with the Issuing Lender's then current fee policy.

The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because any Letter of Credit is canceled prior to its expiration date.

(c)          Borrowing Base Increase Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender, in connection with any increase of the Borrowing Base, a borrowing base increase fee equal to 0.5% times the amount of such increase over the highest previously established Borrowing Base, which fee shall be due and payable within five (5) days after the effective date of the increase in the Borrowing Base.

(d)          Administrative Agent Fee. The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Engagement Letter.

Section 2.8           Interest.

(a)          Base Rate Advances. Each Base Rate Advance shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances for such period. The Borrower shall pay to Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on such Lender's Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2012, and on the Maturity Date.

(b)          Eurodollar Advances. Each Eurodollar Advance shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances for such period. The Borrower shall pay to the Administrative Agent for the ratable account of each Lender all accrued but unpaid interest on each of such Lender's Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with Interest Periods of six months or more, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid, and on the Maturity Date.

(c)          Default Rate. Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, all overdue amounts shall bear interest, after as well as before judgment, at the Default Rate. Interest accrued pursuant to this Section 2.8(c) and all interest accrued but unpaid on or after the Maturity Date shall be due and payable on demand.

Section 2.9           Illegality. If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 10:00 a.m. (Denver, Colorado time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.10 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.10         Breakage Costs. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment (including any deemed payment or repayment and any reallocated repayment to Non-Defaulting Lenders provided for in Section 2.12(a) or Section 2.15) of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or Convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)          any assignment of an Eurodollar Advance on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.14;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.10, the requesting Lender shall be deemed to have funded the Eurodollar Advances made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Advance by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurodollar Advance was in fact so funded.

Section 2.11         Increased Costs.

(a)          Eurodollar Advances. If any Change in Law shall:

(i)          impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, financial institutions generally, including any Lender (or its applicable Lending Office), including the Commitments of such Lender hereunder; or

(ii)         impose on financial institutions generally, including such Lender (or its applicable Lending Office), or on the London interbank market any other condition affecting this Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable Lending Office) of making, Converting into, continuing, or maintaining any Eurodollar Advances or to reduce any sum received or receivable by such Lender (or its applicable Lending Office) under this Agreement or its Notes with respect to any Eurodollar Advances, then the Borrower shall pay to such Lender within three Business Days after written demand made by such Lender such amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such increased cost or reduction.

(b)          Capital Adequacy. If, after the Effective Date, any Lender or the Issuing Lender shall have determined that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or the Issuing Lender or any corporation controlling such Lender or the Issuing Lender, as a consequence of such Lender's or the Issuing Lender's obligations hereunder, to a level below that which such Lender or the Issuing Lender or such corporation could have achieved but for such Change in Law (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender or the Issuing Lender, as the case may be, the Borrower shall pay to such Lender or the Issuing Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender or the Issuing Lender for such reduction.

(c)          Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section 2.11 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(d)          Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Lender pursuant to this Section 2.11 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Borrower and the Administrative Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.12         Payments and Computations.

(a)          Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim; provided that, the Borrower may setoff amounts owing to any Lender that is at such time a Defaulting Lender against Advances that such Defaulting Lender failed to fund to the Borrower under this Agreement (the "Unfunded Advances") so long as (i) the Borrower shall have delivered prior written notice of such setoff to the Administrative Agent and such Defaulting Lender, (ii) the Advances made by the non-defaulting Lenders as part of the original Borrowing to which the Unfunded Advances applied shall still be outstanding, (iii) if such Defaulting Lender failed to fund Advances under more than one Borrowing, such setoff shall be applied in a manner satisfactory to the Administrative Agent, and (iv) upon the application of such setoff, the Unfunded Advances shall be deemed to have been made by such Defaulting Lender on the effective date of such setoff.

(b)          Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 10:00 a.m. (Denver, Colorado time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.9, 2.10, 2.11, 2.13, 2.14, and 9.2 and such other provisions herein which expressly provide for payments to a specific Lender, but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender's applicable pro rata share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, the Issuing Lender or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c)          Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)          Computations. All computations of interest for Base Rate Advances shall be made by the Administrative Agent on the basis of a year of 365/366 days and all computations of all other interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e)          Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances or Letter of Credit Obligations obtained by the Lenders (other than as a result of a termination of a Defaulting Lender's Commitment under Section 2.1(c)(ii), the setoff right of the Borrower under clause (a) above, or the non-pro rata application of payments provided in the last sentence of this clause (e)), such Lender shall notify the other Lenders and forthwith purchase from the other Lenders participations in the Advances made by it or the Letter of Credit Obligations held by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender's ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. If a Lender fails to fund an Advance with respect to a Borrowing as and when required hereunder and the Borrower subsequently makes a repayment of any Advances, then, after taking into account any setoffs made pursuant to Section 2.12(a) above, such payment shall be applied among the Non-Defaulting Lenders ratably in accordance with their respective Commitment percentages until each Lender (including any Lender that is at such time a Defaulting Lender) has its percentage of all of the outstanding Advances and the balance of such repayment shall be applied among the Lenders in accordance with their Pro Rata Share. The provisions of this Section 2.12(e) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.12(e) shall apply).

Section 2.13         Taxes.

(a)          No Deduction for Certain Taxes. Any and all payments by any Credit Party under any of the Credit Documents to the Administrative Agent, the Issuing Lender, or a Lender shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Issuing Lender, or a Lender, (i) taxes imposed on its income and franchise (or margin) taxes imposed on it by the jurisdiction (or any political subdivision thereof) under (A) the laws of which (or under the laws of a political subdivision of which) the Administrative Agent, the Issuing Lender, or such Lender is organized or in which its principal executive office is located, and (B) in the case of each Lender, the laws of which (or under the laws of a political subdivision of which) such Lender's applicable Lending Office is located; and (ii) any taxes imposed by the United States of America by means of withholding at the source, if and to the extent such United States withholding taxes are in effect on the date a Lender becomes a Lender hereunder (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). Except as provided in Section 2.13(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent, the Issuing Lender, or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b)          Other Taxes. In addition, except as provided in Section 2.13(f), the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

(c)          Indemnification. EXCEPT AS PROVIDED IN SECTION 2.13(F), THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.

(d)          Evidence of Tax Payments. As soon as practicable after any payment of Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof and that is entitled to an exemption from United States withholding tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including Internal Revenue Service Forms W-8BEN or W-8ECI) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding.

(f)          Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.13 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under Section 2.13(a), (b), or (c) with respect to Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, and at the expense of such Lender, to assist such Lender to recover such Taxes.

(g)          Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its applicable Lending Office or change the jurisdiction of its applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(h)          Tax Credits and Refunds. If the Administrative Agent, any Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(i)          Payment. If the Administrative Agent or any Lender becomes entitled to receive payment of Taxes, Other Taxes or additional sums pursuant to this Section, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Taxes, Other Taxes or additional sums within 30 days after the Borrower's receipt of such notice and demand.

Section 2.14         Replacement of Lenders. If (a) the Borrower is required pursuant to Section 2.11 or 2.13 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to Convert Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 2.4(c)(iii) or 2.9, or (c) any Lender is a Defaulting Lender (any such Lender described in any of the preceding clauses (a) – (c), being a "Subject Lender"), then (i) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Defaulting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents as a Lender to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) and (ii) in the case of any Subject Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower's sole cost and expense, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(A)          as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(B)          such Subject Lender shall have received payment of an amount equal to the outstanding principal of its applicable Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(C)          in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(D)          such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 2.14 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.14, the Borrower may terminate such Defaulting Lender's applicable Commitment as provided in Section 2.1(c)(ii).

Section 2.15         Payments and Deductions to a Defaulting Lender.

(a)          If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.1(a), Section 2.3, or Section 2.12 then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

(b)          If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding applicable Advances or Pro Rata Share of Letter of Credit Exposure which results in its outstanding applicable Advances and Pro Rata Share of Letter of Credit Exposure being less than its pro rata share of the aggregate outstanding applicable Advances and Letter of Credit Exposure, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding applicable Advances and Letter of Credit Exposure. Further, if at any time prior to the acceleration or maturity of the Advances, the Administrative Agent shall receive any payment in respect of principal attributable to an applicable Advance or Letter of Credit Obligations while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowings for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its pro rata share of all Advances then outstanding. After acceleration or maturity of the Advances, subject to the first sentence of this Section 2.15(b), all principal will be paid ratably as provided in Section 2.12(e).

(c)          If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)          such Letter of Credit Exposure shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of such Defaulting Lender's Pro Rata Share of the Letter of Credit Exposure (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Exposure) but only to the extent that (A) the sum of each Non-Defaulting Lender's outstanding Advances plus its share of the Letter of Credit Exposure, after giving effect to the reallocation provided herein, does not exceed the lesser of such Non-Defaulting Lender's Pro Rata Share of the Borrowing Base and such Non-Defaulting Lender's Commitment, and (B) the conditions set forth in Section 3.2 are satisfied at such time; provided that, such reallocation shall not constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.3(h) for so long as such Letter of Credit Exposure is outstanding;

(iii)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.15 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.7(b)(i) or (iii) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv)        if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.7(b)(i) and (iii) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share;

(v)         if any Defaulting Lender’s share of the Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.7(b)(i) and (iii) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall be deemed to have purchased at par such of the Advances or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances and Letter of Credit Exposure in accordance with its Pro Rata Share, and (ii) if no Default exists, then any cash collateral posted by the Borrower pursuant to clause (c)(ii) above with respect to such Lender shall be returned to the Borrower.

ARTICLE 3
CONDITIONS OF LENDING

Section 3.1           Conditions Precedent to Initial Borrowing. The obligations of each Lender to make the initial Advance and of the Issuing Lender to make issue the initial Letters of Credit, shall be subject to the conditions precedent that:

(a)          Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)          this Agreement and all attached Exhibits and Schedules and the Notes, if requested by the applicable Lenders, payable to each applicable Lender or its registered assigns;

(ii)         the Guaranty executed by all Subsidiaries of the Borrower existing on the Closing Date;

(iii)        the Security Agreement executed by each Restricted Credit Party, together with appropriate UCC-1 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv)        the Pledge Agreement executed by the Parent together with any certificated membership interests representing the Equity Interests of the Borrower and executed interest powers in blank;

(v)         the Mortgages encumbering at least 85% by value of the Restricted Credit Parties’ Proven Reserves described in the initial Independent Engineer’s Report;

(vi)        certificates of insurance naming the Administrative Agent as loss payee with respect to property insurance, or additional insured with respect to liability insurance, and covering the Borrower's or its Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(vii)       a certificate from an authorized officer of the Borrower dated as of the Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, (B) no Default has occurred and is continuing; and (C) all conditions precedent set forth in this Section 3.1 have been met;

(viii)      a secretary's certificate from each Credit Party certifying such Person's (A) officers' incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(ix)         certificates of good standing for each Credit Party in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not earlier than 30 days prior to Effective Date or (B) otherwise effective on the Closing Date;

(x)          a legal opinion of Vinson & Elkins L.L.P. as outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xi)         a legal opinion of Davis Graham & Stubbs as local Colorado counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xii)        a legal opinion of Browstein Hyatt Farber Schreck, LLP as local Nevada counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xiii)       a legal opinion of Beatty & Wozniak, P.C. as local North Dakota counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xiv)      the initial Independent Engineer's Report dated effective as of a date acceptable to the Administrative Agent;

(xv)       evidence of the distribution of the Equity Interests of Integrated Operating Solutions, LLC from the Borrower to the Parent;

(xvi)      evidence of the distribution of the Equity Interests of Leaf Minerals, LLC from the Borrower to the Parent; and

(xvii)     such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b)          Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower or any Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and the Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and the Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c)          Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects (except to the extent that such representation or warranty is qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the Closing Date before and after giving effect to the initial Borrowings or issuance (or deemed issuance) of Letters of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d)          Engagement Letter. The Borrower shall have executed and delivered the Engagement Letter.

(e)          Other Proceedings. No action, suit, investigation or other proceeding (including without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, any other credit agreement, or any transaction contemplated hereby or thereby or (ii) which in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(f)          Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports (including all available (i) Phase I Environmental Site Assessment Reports and (ii) Phase II Environmental Site Assessment Reports), and such other reports, audits or certifications as it may reasonably request.

(g)          Material Adverse Change. Since January 31, 2011, there shall not have occurred any event, development or circumstance that has or could reasonably be expected to result in a Material Adverse Change.

(h)          No Default. No Default shall have occurred and be continuing.

(i)          Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer or such other officer acceptable to the Administrative Agent of the Borrower and each Guarantor certifying that, before and after giving effect to the initial Borrowings made hereunder on the Closing Date, the Borrower and its Subsidiaries are Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(j)          Delivery of Financial Statements. The Administrative Agent shall have received true and correct copies of (i) satisfactory consolidated financial statements for the Borrower and its Subsidiaries for the fiscal year 2010, and interim unaudited financial statements for the Borrower and its Subsidiaries for each fiscal quarter ended since the last audited financial statements, and (ii) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, covering the first full year after the Closing Date, on a quarterly basis.

(k)          Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties included in the Borrowing Base and that such Oil and Gas Properties constitute at least 65% of the present value of the Proven Reserves of the Restricted Credit Parties as determined by the Administrative Agent in its sole discretion.

(l)          Borrowing Base Certificate. The Administrative Agent shall have received a completed Borrowing Base Certificate duly executed by a financial officer of the Borrower, dated as of the Closing Date.

(m)          Notices of Borrowing. The Administrative Agent shall have received Notices of Borrowing from the Borrower, with appropriate insertions and executed by a duly appointed Responsible Officer of the Borrower.

(n)          USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(o)          Capital Structure. The capital and ownership structure and the equityholder arrangements of the Borrower and its Subsidiaries (and all agreements relating thereto) will be reasonably satisfactory to the Administrative Agent.

(p)          Due Diligence. The Administrative Agent shall have completed and be satisfied in its sole discretion with the corporate (or other organizational), environmental and financial due diligence of the Credit Parties and its Affiliates.

(q)          Liens. The Administrative Agent shall have received evidence satisfactory to it that there are no Liens encumbering (i) any of the Restricted Credit Parties' respective Property other than Permitted Liens, and (ii) the Equity Interests in the Borrower.

(r)          Payment of Fees. The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Sections 2.7(d) and 9.1 or any other provision of a Credit Document.

Section 3.2           Conditions Precedent to Each Borrowing and to Each Issuance, Extension or Renewal of a Letter of Credit. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing), the obligation of each Issuing Lender to issue, increase, renew or extend a Letter of Credit (including the deemed issuance of Letters of Credit) and of any reallocation of Letter of Credit Exposure provided in Section 2.15, shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance, increase, renewal or extension:

(a)          Representations and Warranties. As of the date of the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit or the reallocation of the Letter of Credit Exposure, the representations and warranties made by any Credit Party or any officer or employee of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on such date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and each request for the making of any Advance or issuance, increase, renewal or extension of any Letter of Credit and the making of such Advance or the issuance, increase, renewal or extension of such Letter of Credit shall be deemed to be a reaffirmation of such representations and warranties. Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing condition precedent has been met.

(b)          Event of Default. As of the date of the making of any Advance, the issuance, increase, renewal or extension of any Letter of Credit, or the reallocation of the Letter of Credit Exposure, as applicable, no Default or Event of Default shall exist, and the making of such Advance or issuance, increase, renewal or extension of such Letter of Credit, or the relocation of the Letter of Credit Exposure would not cause a Default or Event of Default. Each of: (i) the giving of the applicable Notice of Borrowing or Letter of Credit Application, (ii) the acceptance by the Borrower of the proceeds of such Borrowing, (iii) the issuance, increase, or extension of such Letter of Credit, and (iv) the reallocation of the Letter of Credit Exposure, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such issuance, increase, or extension of such Letter of Credit or such reallocation, as applicable, that the foregoing condition precedent has been met.

Section 3.3           Determinations Under Sections 3.1, and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2 each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's ratable portion of such Borrowings.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Each Credit Party hereto represents and warrants as follows:

Section 4.1           Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation. Each Credit Party is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure to be so qualified or authorized could not reasonably be expected to result in a Material Adverse Change. As of the Effective Date, each Credit Party's type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2           Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party's powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except where such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained. At the time of each Advance or the issuance, renewal, extension or increase of each Letter of Credit, such Advance and the use of the proceeds of such Advance or the issuance, renewal, extension or increase of such Letter of Credit are within the Borrower's corporate powers, have been duly authorized by all necessary action and do not contravene (i) the Borrower's certificate of incorporation or by-laws, or (ii) any Legal Requirement or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority other than those that have been obtained or provided.

Section 4.3           Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4           Financial Condition.

(a)          The Borrower has delivered to the Administrative Agent audited consolidated financial statements for the Parent and its Subsidiaries dated as of January 31, 2011 for the fiscal year ended thereon. The financial statements referred to in the preceding sentence fairly present, in all material respects, the financial condition of the Parent, the Borrower and its Subsidiaries on the date thereof and the results of their operations and cash flows for the periods then ended, have been prepared in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. As of the date of the aforementioned financial statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)          Since the Closing Date, after giving pro forma effect to all Advances made hereunder on the Closing Date, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

Section 4.5           Title; Ownership and Liens; Real Property. Each Restricted Credit Party (a) has good and defensible title to all of its Oil and Gas Properties in all material respects, free and clear of all Liens except for Permitted Liens, and (b) has good and indefeasible title to all of its other material Properties, free and clear of all Liens except for Permitted Liens. None of the Property owned by a Restricted Credit Party is subject to any Lien except Permitted Liens.

Section 4.6           True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading. There is no fact known to any officer of any Credit Party on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by or on behalf of any Credit Party, were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7           Litigation. There are no actions, suits, or proceedings pending or, to any Credit Party's knowledge, threatened against any Credit Party, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against any Credit Party which seeks to adjudicate any Credit Party as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.8           Compliance with Agreements.

(a)          No Restricted Credit Party is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. No Credit Party is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which any Credit Party is a party and which could reasonably be expected to cause a Material Adverse Change. To the best knowledge of the Credit Parties, no Credit Party is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b)          No Default has occurred and is continuing.

Section 4.9           Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (c) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred with respect to any Plan, and for plan years after December 31, 2007, no unpaid minimum required contribution exists with respect to any Plan, and there has been no excise tax imposed under Section 4971 of the Code with respect to any Plan, (d) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (e) no Credit Party nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (f) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, no Credit Party nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, no Credit Party has any reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10         Environmental Condition.

(a)          Permits, Etc. Each Restricted Credit Party (i) has obtained all material Environmental Permits necessary for the ownership and operation of its Properties and the conduct of its businesses; (ii)  has at all times been and is in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) is not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b)          Certain Liabilities. To the Credit Parties' best knowledge, none of the present or previously owned or operated Property of any Restricted Credit Party or of any Subsidiary thereof, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Restricted Credit Party, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c)          Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower's or such Subsidiary's former Subsidiaries on any of their presently or formerly owned or operated Property, except for (x) such failure to properly file notices and (y) such failure to take further action which, in each case (x) and (y), could not be reasonably expected to cause a Material Adverse Change, and (ii) the present and, to the Credit Parties' best knowledge, future liability, if any, of the Borrower or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11         Subsidiaries. As of the Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Effective Date) has complied with the requirements of Section 5.6.

Section 4.12         Investment Company Act. No Credit Party is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13         Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by each Credit Party or any member of the Affiliated Group as defined under Section 1504 of the Code (hereafter collectively called the "Tax Group") have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith by appropriate proceeding and for which adequate reserves have been established in compliance with GAAP. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Borrower or any other member of the Tax Group is Property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.14         Permits, Licenses, etc. Each Restricted Credit Party possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each Restricted Credit Party manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.14 does not apply with respect to Environmental Permits.

Section 4.15         Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation  T, U or X.

Section 4.16         Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of Restricted Credit Parties, are in good working order and condition, normal wear and tear excepted. Neither the business nor the Oil and Gas Properties or material Properties of the Restricted Credit Parties has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of such Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy. The Restricted Credit Parties own no real property (other than Oil and Gas Properties) which either (x) is material to the operations of the Restricted Credit Parties or (y) has a fair market value in excess of $2,000,000, except as (a) is set forth on Schedule 4.16. (b) is disclosed on a schedule to the Borrowing Base Certificate delivered pursuant to Section 5.2(c)(vi), or (c) has been acquired since the delivery of the previous Borrowing Base Certificate.

Section 4.17         Insurance. Each of the Restricted Credit Parties carries insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses.

Section 4.18         Security Interest. Each Credit Party has authorized the filing of financing statements sufficient when filed to perfect the Lien created by the Security Documents. When such financing statements are filed in the offices noted therein, the Administrative Agent will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements.

Section 4.19         OFAC; Anti-Terrorism. No Credit Party is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Credit Party (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

Section 4.20         Solvency. Before and after giving effect to the making of each Advance and the issuance, increase, or amendment of each Letter of Credit, the Borrower and its consolidated Subsidiaries are, when taken as a whole, Solvent.

Section 4.21         Gas Contracts. No Restricted Credit Party, as of the date hereof or as disclosed to the Administrative Agent in writing, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower's and its Subsidiaries' Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.22         Liens, Leases, Etc. None of the Property of any Restricted Credit Party is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Documents will have been made, obtained and taken in all relevant jurisdictions. Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, (i) all leases and agreements for the conduct of business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Subsidiary, or to the Borrower's knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.

Section 4.23         Hedging Agreements. Schedule 4.23 sets forth, as of the date hereof, a true and complete list of all Interest Hedge Agreements, Hydrocarbon Hedge Agreements, and Hedging Arrangements of the Restricted Credit Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.24         Material Agreements. Schedule 4.24 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.23) providing for, evidencing, securing or otherwise relating to any Debt of the Restricted Credit Parties in excess of $250,000 individually or in the aggregate, and all obligations of the Restricted Credit Parties to issuers of surety or appeal bonds issued for account of any Restricted Credit Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 4.24 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 6 months or (b) provides for liabilities of the Restricted Credit Parties in excess of $500,000. The Borrower has heretofore delivered to the Administrative Agent a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Credit Party agrees to comply with the following covenants.

Section 5.1           Organization. Each Credit Party shall, and shall cause each of its respective Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7.

Section 5.2           Reporting.

(a)          Annual Financial Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended January 31, 2012), a consolidated and consolidating balance sheet of the Parent, the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with SEC guidelines and GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer or chief financial officer of the Borrower, to the effect that (i) such statements fairly present, in all material respects, the financial condition, results of operations, shareholders’ equity and cash flows of the Parent, the Borrower and its Subsidiaries in accordance with SEC guidelines and GAAP and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (ii) there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Parent, the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with SEC guidelines and GAAP;

(b)          Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower (commencing with the fiscal quarter ending April 31, 2012), (i) consolidated and consolidating balance sheet of the Parent, the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholder's equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer or the chief financial officer of the Borrower as (A) fairly presenting, in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Parent, the Borrower and its Subsidiaries in accordance with SEC guidelines and GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, and (B) showing that there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Parent, the Borrower and its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with SEC guidelines and GAAP, and (ii) a copy of the management discussion and analysis with respect to such financial statements;

Documents required to be delivered pursuant to Section 5.2(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at www.trianglepetroleum.com or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and, upon request, each Lender (by telecopier or electronic mail) of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

(c)          Oil and Gas Reserve Reports. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent:

(i)          As soon as available but in any event on or before July 1, 2012, an Internal Engineering Report dated effective as of June 1, 2012;

(ii)         As soon as available but in any event on or before October 1 of each year, an Internal Engineering Report dated effective as of the immediately preceding September 1st;

(iii)        As soon as available but in any event on or before January 1, 2013, an Internal Engineering Report dated effective as of December 1, 2012;

(iv)         As soon as available but in any event on or before April 1 of each year an Independent Engineering Report dated effective as of the immediately preceding March 1st;

(v)          Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base;

(vi)         With the delivery of each Engineering Report, a certificate from a Responsible Officer (a “Borrowing Base Certificate”) of the Borrower certifying that, to the best of his knowledge and in all material respects: (A) the information contained in the Engineering Report and any other information delivered in connection therewith is true and correct, (B) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (C) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Required Lenders, (D) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (E) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower or to its Subsidiary, as applicable, from its Oil and Gas Properties, (F) except as set forth on a schedule attached to the certificate, all of the Oil and Gas Properties evaluated by such Engineering Report are pledged as Collateral for the Obligations, (G) attached to the certificate is a quarterly cash flow budget for the four quarters following the delivery of such certificate setting forth the Borrower's projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period, and (H) attached to the certificate is a list of any real property other than Oil and Gas Properties acquired since the delivery of the previous Engineering Report which is either (i) material to the operations of the Restricted Credit Parties, or (ii) has a fair market value in excess of $2,000,000.

(d)          Production and Hedging Reports. As soon as available and in any event within 45 days after the end of each quarter, commencing with the quarter ending April 31, 2012, a report certified by the chief executive officer or chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent prepared by the Borrower (i) covering each of the Oil and Gas Properties of the Borrower and its Subsidiaries and detailing on a quarterly basis (A) the production, revenue, and price information and associated operating expenses for each such quarter, (B) any changes to any producing reservoir, production equipment, or producing well during each such quarter, which changes could reasonably be expected to cause a Material Adverse Change, and (C) any sales of the Borrower's or any Subsidiaries' Oil and Gas Properties during each such quarter, (ii) setting forth a true and complete list of all Hedging Arrangements of the Borrower and its Subsidiaries and detailing the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement; provided that, such required listing shall, in no event, be construed as permitting such credit supports which are not permitted under the terms of this Agreement; and (iii) certifying the Borrower's compliance with Section 5.13 hereof;

(e)          Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Section 5.2(a) and (b) above, the Borrower shall provide to the Administrative Agent a duly completed Compliance Certificate signed by the chief executive officer or chief financial officer of the Borrower, commencing with the fiscal quarter ended April 30, 2012.

(f)          Annual Budget. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Administrative Agent an annual operating, capital and cash flow budget for the immediately following fiscal year and detailed on a quarterly basis;

(g)          Defaults. The Credit Parties shall provide to the Administrative Agent promptly, but in any event within five Business Days after the occurrence thereof, a notice of each Default or Event of Default known to the Responsible Officer of the Borrower or to any of its Subsidiaries, together with a statement of a Responsible Officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Credit Parties have taken and proposes to take with respect thereto;

(h)          Other Creditors. The Restricted Credit Parties shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement, including any notice of cancellation or similar notice under the RockPile Agreement, whether or not a formal notice default;

(i)          Litigation. The Restricted Credit Parties shall provide to the Administrative Agent promptly after the commencement thereof, and in any event no later than 5 days after, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries or any of their respective assets that has a claim for damages in excess of $1,000,000 or that could otherwise result in a cost, expense or loss to the Borrower or any of its Subsidiaries in excess of $1,000,000;

(j)          Environmental Notices. Promptly upon, and in any event no later than 5 days after, the receipt thereof, or the acquisition of knowledge thereof, by any Credit Party, the Credit Parties shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $250,000, (ii) concerning any action or omission on the part of any of the Restricted Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $250,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $250,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, any Subsidiary, or any of their respective former Subsidiaries, or any of their material leased or owned Property, wherever located;

(k)          Material Adverse Changes. The Credit Parties shall provide to the Administrative Agent prompt written notice of any event, development or circumstance that has had or would reasonably be expected to give rise to a Material Adverse Change;

(l)          Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Credit Parties shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(m)          Termination of Plans. Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Credit Parties shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n)          Other ERISA Notices. Promptly and in any event within 10 Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Credit Parties shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o)          Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by a Credit Party, the Credit Parties shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(p)          Disputes; etc. The Credit Parties shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of any Credit Party, any such actions threatened, or affecting the Borrower or any Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which a Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $250,000;

(q)          Management Letters; Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter; and

(r)          Other Information. Promptly upon request, the Credit Parties shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3           Insurance.

(a)          Each Restricted Credit Party shall, and shall cause each of its Subsidiaries to, carry and maintain all such other insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses and acceptable to the Administrative Agent and with reputable insurers acceptable to the Administrative Agent.

(b)          Copies of all policies of insurance or certificates thereof covering the property or business of the Restricted Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender's loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days' (or such shorter period as may be accepted by the Administrative Agent) prior written notice to the Administrative Agent.

(c)          If at any time the area in which any improved real property constituting Collateral is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d)          Notwithstanding Section 2.5(c)(ii) of this Agreement, after the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.6 of this Agreement, whether or not the Secured Obligations are then due and payable.

(e)          In the event that any insurance proceeds are paid to any Credit Party in violation of clause (d), such Credit Party shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of such Credit Party, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.

Section 5.4           Compliance with Laws. Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of any Credit Party and maintain all related permits necessary for the ownership and operation of each Credit Party's Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in at least 85% by value (or if an Event of Default exists and is continuing, 100% by value) of the Proven reserves attributable to the Borrower's and its Subsidiaries' Oil and Gas Properties.

Section 5.5           Taxes. Each Credit Party shall, and shall cause each of its Subsidiaries to pay and discharge all material taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach other than any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6           New Subsidiaries. The Borrower shall deliver to the Administrative Agent each of the items set forth in Part A of Schedule III attached hereto with respect to each Subsidiary of the Borrower created after the Closing Date and within the time requirements set forth in Schedule III.

Section 5.7           Agreement to Pledge; Security. Each Credit Party agrees that at all times before the termination of this Agreement, payment in full of the Obligations, the termination and return of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Secured Obligations. Each Restricted Credit Party shall, and shall cause each of its Subsidiaries to, grant to the Administrative Agent a Lien in any Property of such Credit Party or such Subsidiary now owned or hereafter acquired (other than owned or leased real property unless otherwise requested by the Administrative Agent) promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property; provided that (a) so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall not be permitted to request or the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 85% by value of all of the Borrower's and its Restricted Subsidiaries' Proven Reserves and Oil and Gas Properties. Notwithstanding the foregoing, the Borrower shall, and shall cause each Subsidiary to take such actions, including execution and delivery of any Security Documents necessary to create, perfect and maintain an Acceptable Security Interest in favor of the Administrative Agent in 100% of Equity Interests issued by any Subsidiaries which are owned by the Borrower or any Subsidiary. The Borrower shall cause the Parent to ensure that the Administrative Agent has an Acceptable Security Interest in favor of the Administrative Agent in 100% of Equity Interests issued by the Borrower.

Section 5.8           Deposit Accounts. Each Restricted Credit Party shall, and shall cause each of its Subsidiaries to maintain their principal operating accounts and other deposit accounts with a Lender so long as such accounts with any Lender (other than the Lender serving as the Administrative Agent) are subject to Account Control Agreements.

Section 5.9           Records; Inspection. Each Credit Party shall, and shall cause each of its Subsidiaries to maintain proper, complete and consistent books of record with respect to such Person's operations, affairs, and financial condition. From time to time upon reasonable prior notice, each Credit Party shall permit any Lender and shall cause each of its Subsidiaries to permit any Lender, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of such Credit Party or such Subsidiary, to, subject to any applicable confidentiality considerations, examine and copy the books and records of such Credit Party or such Subsidiary, to visit and inspect the Property of such Credit Party or such Subsidiary, and to discuss the business operations and Property of such Credit Party or such Subsidiary with the officers and directors thereof.

Section 5.10         Maintenance of Property. Each Restricted Credit Party shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, cause each of its Subsidiaries to abstain from, and conduct due diligence with respect to any Properties to be acquired to confirm that the seller has abstained from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11         Title Evidence and Opinions. The Borrower shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its sole reasonable discretion and shall include information regarding the before payout and after payout ownership interests held by the Borrower and the Borrower's Subsidiaries, for all wells located on the Oil and Gas Properties, covering at least (x) prior to the expiration of the date specified in Section 5.14, 65% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent, and (y) after the expiration of the date specified in Section 5.14, 80% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent.

Section 5.12         Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Documents, this Agreement and the other Credit Documents. The Borrower hereby authorizes the Administrative Agent to file any financing statements without the signature of the Borrower or such Subsidiary, as applicable, to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Credit Documents. The Borrower at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Documents and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in the Security Documents, or to state more fully the security obligations set out herein or in any of the Security Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 30 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.11 above, the Borrower shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower's and its Subsidiaries' ownership of such Oil and Gas Properties and the Administrative Agent's Liens and security interests therein as are required to maintain compliance with Section 5.11.

Section 5.13         Leases; Development and Maintenance. The Borrower shall, and shall cause its Subsidiaries to, (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Subsidiaries pertain in a prudent manner consistent with industry standard practices.

Section 5.14         Post-Closing Requirements. On or before August 15, 2012 (or such longer period as the Administrative Agent may determine in its sole discretion), the Borrower shall take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Administrative Agent in its sole discretion and shall include information regarding the before payout and after payout ownership interests held by the Borrower and the Borrower's Subsidiaries, for all wells located on the Oil and Gas Properties, covering at least 80% of the present value of the Proven Reserves of the Borrower and its Subsidiaries as determined by the Administrative Agent.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, each Credit Party agrees to comply with the following covenants.

Section 6.1           Debt. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the "Permitted Debt"):

(a)          the Obligations;

(b)          intercompany Debt incurred in the ordinary course of business owed by any Restricted Credit Party to any other Restricted Credit Party; provided that, if applicable, such Debt as an investment is also permitted in Section 6.3;

(c)          Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of a Restricted Credit Party in connection with the operation of its Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(d)          purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed $1,000,000 at any time; provided no Restricted Credit Party may enter into additional indebtedness of the type described in this clause (d) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default;

(e)          Hedging Arrangements to the extent not prohibited under Section 6.15;

(f)          Debt in the form of accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money) which in each case is not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(g)          Debt consisting of take-or-pay obligations under the RockPile Agreement; provided that the RockPile Agreement shall not be amended in any way that adversely affects the Borrower, including (i) to increase the amount due to RockPile upon a cancellation of the RockPile Agreement by the Borrower or (ii) to extend the tenor of the RockPile Agreement; and

(h)          unsecured Debt not otherwise permitted under the preceding provisions of this Section 6.1; provided that, the aggregate principal amount thereof shall not exceed $250,000 at any time.

Section 6.2           Liens. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of any Restricted Credit Party or any Subsidiary, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the "Permitted Liens"):

(a)          Liens securing the Secured Obligations pursuant to the Security Documents;

(b)          Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c)          Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and adequate reserves for such items have been made in accordance with GAAP;

(d)          Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(d); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease, and all proceeds thereof (including insurance proceeds), and the amount secured thereby is not increased;

(e)          encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of any Restricted Credit Party to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(f)          judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(g)          Liens in favor a banking institution arising by operation of law encumbering deposits in accounts that are not subject to Account Control Agreements and that are not required to be subject to Account Control Agreements in accordance with the terms hereof held by such banking institution incurred in the ordinary course of business and which are within the general parameters customary in the banking industry;

(h)          Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by any Restricted Credit Party in the ordinary course of business provided that (i) such Liens are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Documents or this Agreement, (ii) such Liens do not secure borrowed money, (iii) such Liens secure amounts that are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor and (iv) such Liens are limited to the assets that are the subject of such agreements; and

(i)          royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Restricted Credit Parties warranted in the Security Documents or in this Agreement.

Section 6.3           Investments. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the "Permitted Investments"):

(a)          investments in the form of trade credit to customers of a Restricted Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b)          Liquid Investments;

(c)          loans, advances and equity contributions by a Restricted Credit Party to any other Restricted Credit Party;

(d)          creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6 and Schedule III; and

(e)          investments (i) in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or (ii) related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that if requested by the Administrative Agent, such assets are pledged as Collateral pursuant to Section 5.7.

Section 6.4           Acquisitions. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, make any Acquisition (other than any action that would otherwise be permitted by Section 6.3 to the extent such action constitutes an Acquisition) without the consent of the Required Lenders.

Section 6.5           Agreements Restricting Liens. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than (i) this Agreement, the Security Documents, (ii) agreements governing Debt permitted by Sections 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt, and (iii) any prohibition or limitation that exists pursuant to applicable requirements of a Governmental Authority) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Secured Obligations or restricts any Subsidiary from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6           Use of Proceeds; Use of Letters of Credit. No Credit Party shall, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Advances or the Letters of Credit for any purposes other than (i) working capital purposes of any Restricted Credit Party, (ii) capital expenditures of any Restricted Credit Party, or (iii) other general corporate purposes of any Restricted Credit Party. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7           Corporate Actions; Accounting Changes.

(a)          No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Subsidiaries and any Restricted Credit Party may merge or be consolidated with or into any other Restricted Credit Party; provided that at the time of any such merger or consolidation and immediately after giving effect thereto, no Default, Event of Default or Borrowing Base Deficiency shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

(b)          No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, (i) without 30 days prior written notice to the Administrative Agent, change its name, change its state of incorporation, formation or organization, change its organizational identification number or reorganize in another jurisdiction, (ii) create or suffer to exist any Subsidiary not existing on the date of this Agreement, provided that, the Borrower may create or acquire a new Subsidiary if the Restricted Credit Parties and such new Subsidiary complies with Section 5.6 and Schedule III, and such transactions otherwise comply with the terms of this Agreement, (iii) sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement (except as would be permitted by Section 6.7(a) or Section 6.8), (iv) without prior written notice to, and prior consent of, the Administrative Agent, amend, supplement, modify or restate its articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, or (v) change its method of accounting employed in the preparation of the financial statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent.

Section 6.8        Sale of Assets. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its Property (including, without limitation, any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest) other than, so long as no Default exists or would result therefrom:

(i)         the sale of Hydrocarbons or Liquid Investments in the ordinary course of business,

(ii)        Asset Sales of equipment that is (A) obsolete, worn out or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person or (C) contemporaneously replaced by equipment of at least comparable value and use,

(iii)        Asset Sales of Property between or among Restricted Credit Parties;

(iv)        Asset Sales of Oil and Gas Properties which are not attributable to Proven Reserves and which is not Collateral or which is not otherwise required pursuant to the terms of this Agreement to be Collateral;

(v)         the Asset Sale of Oil and Gas Properties which are attributable to Proven Reserves; provided that, (A) except with respect to the Specified Asset Sales, 100% of the consideration received in respect of such Asset Sale shall be cash or cash equivalents, (B) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of such Oil and Gas Properties, interest therein or Subsidiary subject of such Asset Sale (as reasonably determined by the board of directors or the equivalent governing body of the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer of the Borrower certifying to that effect), (C) if any such Asset Sale is of a Subsidiary owning Oil and Gas Properties, such Asset Sale shall include all the Equity Interests of such Subsidiary; and (D) if the BB Reduction Amount exceeds 5% of the most recently redetermined Borrowing Base, then the Borrowing Base shall be reduced in accordance with Section 2.2(e);

(vi)         the Asset Sale of Hedging Arrangements; provided that, (A) 100% of the consideration received in respect of such Asset Sale shall be cash or cash equivalents or other Hedging Arrangements, (B) the consideration received in respect of such Asset Sale shall be equal to or greater than the fair market value of such Hedging Arrangements; and (C) if the BB Reduction Amount exceeds 5% of the most recently redetermined Borrowing Base, then the Borrowing Base shall be reduced in accordance with Section 2.2(e); and

(vii)        Asset Sales of other Property (other than Oil and Gas Properties or Hedging Arrangements) not to exceed $250,000 during any fiscal year.

Section 6.9           Restricted Payments. No Restricted Credit Party shall make, nor shall it permit any of its Subsidiaries to make any Restricted Payments except that so long as no Default, Event of Default or Borrowing Base Deficiency exists or would result therefrom (a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Restricted Credit Party that is a Subsidiary of the Borrower, and (b) the Restricted Credit Parties may make Restricted Payments in respect of subordinated Debt permitted pursuant to Section 6.1(b) or (h).

Section 6.10         Affiliate Transactions. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of its Affiliates which are not Restricted Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary, as applicable, than those that could be obtained in a comparable arm's length transaction with a Person that is not such an Affiliate except the restrictions in this Section 6.10 shall not apply to: (a) the Restricted Payments permitted under Section 6.9, if any, (b) Investments by a Restricted Credit Party in the form of Equity Interests of another Restricted Credit Party, and (c) reasonable and customary director, officer and employee compensation (including bonuses), indemnification and other benefits (including retirement, health, stock option and other benefit plans).

Section 6.11         Line of Business. No Restricted Credit Party shall, and shall not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Effective Date and businesses reasonably related thereto.

Section 6.12         Hazardous Materials. No Restricted Credit Party (a) shall, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability to the Lenders or the Administrative Agent, and (b) shall, nor shall it permit any of its Subsidiaries to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit any Restricted Credit Party's or any Subsidiary's Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13         Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability.

Section 6.14         Sale and Leaseback Transactions. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15         Limitation on Hedging. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower's or its Subsidiaries’ operations, or (ii) covers notional volumes in excess of 90% of the anticipated production of gas volumes, covers notional volumes in excess of 90% of the anticipated production of natural gas liquids volumes or covers notional volumes in excess of 90% of the anticipated production of oil volumes, in each of the foregoing, for each month during the period such hedge arrangement is in effect and attributable to PDP Reserves of the Borrower and its Subsidiaries, as reflected in the most recently delivered Engineering Report under Section 2.2; provided, however, that the volume limitations shall not apply to put option contracts that are not related to corresponding calls, collars or swaps, or (iii) is longer than 60 months in duration from the date such Hedging Arrangement is entered into, or (iv) is secured (unless such Hedging Arrangement is with a Swap Counterparty) or obligates any Restricted Credit Party to any margin call requirements or otherwise requires the Borrower or any of its Subsidiaries to put up money, assets or other security or includes any deferred premium payment. Furthermore, no Restricted Credit Party shall be party to or otherwise enter into any Hedging Arrangement which relate to interest rates if (A) such Hedging Arrangement relates to payment obligations on Debt which is not permitted to be incurred under Section 6.1 above, (B) the aggregate notional amount of all such Hedging Arrangements exceeds 75% of the anticipated outstanding principal balance of the Debt under this Agreement to be hedged by such Hedging Arrangements, (C) such Hedging Arrangement is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the Hedging Arrangement is made is rated lower than A by S & P or A2 by Moody’s, (D) as to any such Hedging Arrangement covering the Debt incurred under this Agreement, such Hedging Arrangement is with a counterparty that is not a Lender or an Affiliate of a Lender, or (E) the floating rate index of such Hedging Arrangement does not generally match the index used to determine the floating rates of interest on the corresponding Debt to be hedged by such Hedging Arrangement.

Section 6.16         Leverage Ratio. Borrower shall not permit the Leverage Ratio as of each fiscal quarter end, beginning with the fiscal quarter ending April 30, 2012, to be more than 4.00 to 1.00.

Section 6.17         Current Ratio. The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending April 30, 2012, the Borrower's and its consolidated Subsidiaries' (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) "current assets" shall include, as of the date of calculation, the Availability but shall exclude any asset representing a valuation account arising from the application of ASC 815, and (ii) "current liabilities" shall exclude, as of the date of calculation, the current portion of long–term Debt existing under this Agreement and any liabilities representing a valuation account arising from the application of ASC 815.

Section 6.18         Operating Leases. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of a Restricted Credit Party or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases entered into by the Restricted Credit Parties to exceed $2,500,000 during any fiscal year of the Borrower.

Section 6.19         Prepayment of Certain Debt and Other Obligations. No Restricted Credit Party shall, nor shall it permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Obligations in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Permitted Debt and refinancings and refundings of such Permitted Debt so long as such refinancings and refundings would otherwise comply with Section 6.1, (c) so long as no Event of Default exists or would result therefrom, other prepayments of Permitted Debt not described in the immediately preceding clauses (a) and (b).

Section 6.20         Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, allow gas imbalances (other than those imbalances which (a) occur in the normal course of business and (b) do not exceed 2% of the value of the Proven Reserves of the Restricted Credit Parties), take-or-pay obligations or prepayments with respect to the Oil and Gas Properties of the Borrower or any Subsidiary which would require the Borrower or any Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1           Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement and any other Credit Document:

(a)          Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any interest or other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b)          False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at the time it was made or deemed made;

(c)          Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.1, Section 5.2(g), Section 5.3(a), Section 5.14 or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach shall remain unremedied for a period of thirty days following the earlier of (A) the date on which Administrative Agent gave notice of such failure to Borrower and (B) the date any officer of the Borrower or any Subsidiary acquires knowledge of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any Subsidiary);

(d)          Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)          Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing (unless released or terminated pursuant to the terms of such Security Document);

(f)          Cross-Default. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding the Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $1,000,000 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt the Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the "principal amount" of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g)          Bankruptcy and Insolvency. (i) Except as permitted under Section 6.7 above, any Credit Party or any Subsidiary of the Borrower shall terminate its existence or dissolve or (ii) any Credit Party or any Subsidiary of the Borrower (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(h)          Settlements; Adverse Judgment. The Borrower or any of its Subsidiaries enters into a settlement of any claim against any of them when a suit has been filed or suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such settlements or judgments which are received or as to which the insurance carriers admit liability, greater than $1,000,000 and, in the case of final judgments, either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)          Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $1,000,000;

(j)          Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $1,000,000;

(k)          Credit Documents; Lien. Any material provision of any Credit Document shall for any reason cease to be valid and binding on a Credit Party or any of their respective Subsidiaries or any such Person shall so state in writing or the Administrative Agent shall fail to have an Acceptable Security Interest in Property required to be Collateral under the Credit Documents; or

(l)          Change in Control. The occurrence of a Change in Control.

Section 7.2           Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event:

(a)          the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare that the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Obligations, the Notes, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligations, the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b)          the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3           Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur:

(a)          the obligation of each Lender to make Advances and the obligation of the Issuing Lender to issue Letters of Credit shall immediately and automatically be terminated and the Obligations, the Notes, all interest on the Notes, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by each of the Credit Parties,

(b)          the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Secured Obligations to the extent the Letter of Credit Obligations are not otherwise paid or cash collateralized at such time, and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4           Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 7.5           Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower or any other Credit Party shall entitle the Borrower or any other Credit Party to similar notices or demands in the future.

Section 7.6           Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but subject to the terms of this Agreement, including the application of prepayments according to Section 2.5 and Section 2.12. During the existence of an Event of Default, all payments and collections received by the Administrative Agent as a result of the exercise of remedies against Collateral or against the Borrower or any Subsidiary shall be applied to the Secured Obligations in accordance with Section 2.12 and otherwise in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Secured Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Secured Obligations (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the amounts of the Secured Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Secured Obligations and any Secured Obligations owing to Swap Counterparties in respect of Hedging Arrangements (the amounts so applied to be distributed ratably among the Secured Parties in accordance with the principal amounts of the Secured Obligations owed to them and the Secured Obligations under such Hedging Arrangements owing to them on the date of any such distribution);

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Secured Obligations, the amounts so applied to be distributed ratably among the Secured Parties in accordance with such amounts owed to them on the date of any such distribution; and

FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.1           Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2           Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3           Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4           Rights as Lender. With respect to its Commitments and the Advances made by it, Wells Fargo (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Wells Fargo (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5           Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND EACH OF THEIR RESPECTIVE AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ratably according to the respective principal amounts of the Advances then held by each of them (or if no principal of the Advances is at the time outstanding, ratably according to the respective Commitments held by each of them immediately prior to the termination, expiration or full reduction of each such Commitment), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Administrative agent OR ISSUING LENDER), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT'S OR ISSUING LENDER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT OR ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT OR ISSUING LENDER IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

Section 8.6           Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent's possession which has been requested by a Lender and for which such Lender pays the Administrative Agent's expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7           Resignation of Administrative Agent and Issuing Lender. The Administrative Agent or the Issuing Lender may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's or Issuing Lender's giving of notice of resignation, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000 and, in the case of the Issuing Lender, a Lender; provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that (A) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Credit Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent's or Issuing Lender's resignation as Administrative Agent or Issuing Lender, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Credit Documents.

Section 8.8           Collateral Matters.

(a)          The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b)          The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement, termination of all Hedging Agreements with such Persons (other than Hedging Agreements as to which arrangements satisfactory to the applicable counterparty in its sole discretion have been made), termination of all Letters of Credit (other than Letters of Credit as to which arrangements satisfactory to the Issuing Lender in its sole discretion have been made), and the payment in full of all outstanding Advances, Letter of Credit Obligations and all other Secured Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c)          Notwithstanding anything contained in any of the Credit Documents to the contrary, the Credit Parties, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9
MISCELLANEOUS

Section 9.1           Costs and Expenses. The Borrower agrees to pay on demand:

(a)          all reasonable out-of-pocket costs and expenses of Administrative Agent (but not of other Lenders) in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents including the fees and out-of-pocket expenses of outside counsel for Administrative Agent (but not of other Lenders), with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b)          all out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees and expenses of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2           Indemnification; Waiver of Damages.

(a)          INDEMNIFICATION. EACH CREDIT PARTY HERETO agrees to, JOINTLY AND SEVERALLY, indemnify and hold harmless the Administrative AGENT, THE Issuing lender and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnitee") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the applicable INDEMNITEE, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any credit party, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto. No Credit Party shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

(b)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, agrees not to assert, and hereby waives, any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c)          Payments. All payments required to be made under this Section 9.2 shall be made within 10 days of demand therefor.

(d)          Survival. Without prejudice to the survival of any other agreement of the Credit Parties hereunder, the agreements and obligations of the Credit Parties contained in this Section 9.2 shall survive the termination of this Agreement, the termination of all Commitments, and the payment in full of the Advances and all other amounts payable under this Agreement.

Section 9.3           Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Engagement Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a)          no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i)  reduce the principal of, or interest on, the Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes, including, without limitation, the Maturity Date, or (iii) change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document;

(b)          no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) waive any of the conditions specified in Section 3.1 or Section 3.2, (ii) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.3), (iii) increase the aggregate Commitments, (iv) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.3), (v) amend Section 2.12(e), Section 7.6, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (vii) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.8(b); or (viii) amend the definitions of "Required Lenders" or "Maximum Exposure Amount";

(c)          no Commitment of a Lender or any obligations of a Lender may be increased without such Lender's written consent;

(d)          no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document; and

(e)          no amendment, waiver or consent shall, unless in writing and signed by an Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of such Issuing Lender under this Agreement or any other Credit Document.

Section 9.4           Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5           Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Credit Parties in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances or the issuance of any Letters of Credit and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender's right to rely on such representations and warranties. All obligations of the Borrower or any other Credit Party provided for in Sections 2.10, 2.11, 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6           Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7           Lender Assignments and Participations.

(a)          Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Advances, its Notes, and its Commitments); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 unless the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to such lower amount unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; (iii) each assignment of a Lender's rights and obligations with respect to Advances and its Commitments shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement as a Lender and the Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor's interest in the Advances and its Commitment; and (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500; provided that such processing fee shall not be required for the initial assignments made by Wells Fargo as a Lender in connection with the initial syndication of its Commitments hereunder and such processing fee may be waived at the sole discretion of the Administrative Agent. Upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13(e).

(b)          The Administrative Agent shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

(c)          Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d)          Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Sections 2.10 and 2.11 and the right of set-off contained in Section 7.4, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).

(e)          Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f)          Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following Section 9.8.

Section 9.8           Confidentiality. The Administrative Agent, each Issuing Lender, and each Lender (each a "Lending Party") agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement and identified by such Credit Party as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9           Notices, Etc.

(a)          Subject to clause (b) below, all notices and other communications (other than Notices of Borrowing and Notices of Continuation or Conversion, which are governed by Article 2 of this Agreement) shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to a Credit Party, as specified on Schedule I, if to the Administrative Agent or the Issuing Lender, at its credit contact specified under its name on Schedule I, and if to any Lender at is credit contact specified in its Administrative Questionnaire. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender or the Issuing Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender or Issuing Lender, as applicable, verbally or in writing.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 or Section 5.2(g) or (k) of this Agreement unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.10         Usury Not Intended. It is the intent of each Credit Party and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Credit Parties stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Credit Parties and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.11         Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.12         Governing Law; Service of Process. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Each Letter of Credit shall be governed by either (i) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (ii) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the Borrower at the address set forth for the Borrower in this Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.13         Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement or any other Credit Document, or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable parties will be effective service of process against such party for any action or proceeding relating to any such dispute. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 9.14         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15         Waiver of Jury Trial. THE BORROWER, THE LENDERS, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.16         USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

Section 9.17         Enduring Security. The parties hereto acknowledge and agree that:

(a)          it is the parties intent that the Liens created or intended to be created under the Credit Documents secure, among other things, all obligations of the Restricted Credit Parties owing to any Swap Counterparty under any Hedging Arrangement even after such Swap Counterparty ceases to be a Lender or an Affiliate of a Lender hereunder; provided, however, as provided in the definition of "Swap Counterparty", (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedging Arrangement to any other Person pursuant to the terms of such agreement, the obligations thereunder shall be secured by such Liens only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be secured by such Liens only to the extent such obligations arise from transactions under such individual Hedging Arrangements (and not the Master Agreement between such parties) entered into prior to the Effective Date or at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder; and

(b)          the Borrower's and its Subsidiaries' ability to enter into, or otherwise be party to, Hedging Arrangements are limited by the terms under this Agreement, including the limitations in Section 6.15 above which restricts, among other things, the Borrower's and its Subsidiaries' ability to enter into, or otherwise be party to, secured Hedging Arrangements with counterparties that are not Swap Counterparties or Hedging Arrangements that have margin call requirements.

Section 9.18         Integration. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

In executing this agreement, each credit party hereto hereby warrants and represents it is not relying on any statement or representation other than those in this agreement and is relying upon its own judgment and advice of its attorneys.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

TRIANGLE USA PETROLEUM CORPORATION

By:	/s/ Jonathan Samuels
Name:	Jonathan Samuels
Title:	President

[SIGNATURE PAGE TO CREDIT AGREEMENT – TRIANGLE USA PETROLEUM CORPORATION]-

ADMINISTRATIVE AGENT/LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Lender, and a Lender

By:	/s/ Joseph T. Rottinghaus
Name:	Joseph T. Rottinghaus
Title:	Assistant Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT – TRIANGLE USA PETROLEUM CORPORATION]-

SCHEDULE I

COMMITMENTS, CONTACT INFORMATION

ADMINISTRATIVE AGENT/ ISSUING LENDER
Wells Fargo Bank, National Association	Address:	1700 Lincoln St., 6th Floor
Denver, CO 80203
	Attn:	Joe Rottinghaus
	Telephone:	303-863-5799
	Facsimile:	303-863-5196

CREDIT PARTIES
Borrower/Guarantors	Address:	1660 Wynkoop Street, Suite 900
Denver, CO 80202
	Attn:	Justin Bliffen
	Telephone:	303-260-6042
	Facsimile:	303-260-5080

Lender	Commitment	Total
Wells Fargo Bank, National Association	$300,000,000.00	$300,000,000.00
Total:	$300,000,000.00	$300,000,000.00

Credit Agreement Schedule I

sCHEDULE II

PRICING GRID

Applicable Margins

Utilization Level*	Base Rate Advances	Eurodollar Advances	Commitment Fee Rate
Level I	0.75%	1.75%	0.375%
Level II	1.00%	2.00%	0.375%
Level III	1.25%	2.25%	0.50%
Level IV	1.50%	2.50%	0.50%
Level V	1.75%	2.75%	0.50%

* Utilization Levels are described below and are determined in accordance with the definition of "Utilization Level".

1. Level I: If the Utilization Level is less than 25%.

2. Level II: If the Utilization Level is greater than or equal to 25% but less than 50%.

3. Level III: If the Utilization Level is greater than or equal to 50% but less than 75%.

4. Level IV: If the Utilization Level is greater than or equal to 75% but less than 90%.

5. Level V: If the Utilization Level is greater than or equal to 90%.

Credit Agreement Schedule II

SCHEDULE III

ADDITIONAL CONDITIONS AND REQUIREMENTS FOR NEW SUBSIDIARIES

Simultaneously with the creation of a new Subsidiary or acquisition of a new Subsidiary, the Administrative Agent shall have received each of the following:

(a)          Guaranty. A joinder and supplement to the Guaranty executed by such Subsidiary;

(b)          Security Agreement. A joinder and supplement to the Security Agreement executed by such Subsidiary, in any event, together with stock certificates, stock powers executed in blank, UCC-1 financing statements, and any other documents, agreements, or instruments necessary to create and perfect an Acceptable Security Interest in the Collateral described in the Security Agreement, as so supplemented;

(c)          Mortgages. If such Subsidiary owns any Oil and Gas Properties required to be pledged as Collateral, a fully executed Mortgage covering such Oil and Gas Properties, and such evidence of corporate authority to enter into such Guaranty, Security Agreement, and Mortgage as the Administrative Agent may reasonably request;

(d)          Pledges. A pledge agreement executed by the equity holders of such Subsidiary pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable;

(e)          Corporate Documents. A secretary's certificate from such new Subsidiary certifying such Subsidiary's (i) Responsible Officer's incumbency, (ii) authorizing resolutions, (iii) organizational documents, (iv) necessary governmental approvals, and (v) certificate of good standing in such Subsidiary's state of organization dated a date not earlier than 30 days prior to date of delivery or otherwise in effect on the date of delivery;

(f)          Patriot Act. All documentation and other information that is required by regulatory authorities under applicable "know your customer" and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(g)          Opinion of Counsel. If requested by the Administrative Agent, an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent related to such new Subsidiary and substantially similar to the legal opinion delivered at the Closing Date with respect to the other Subsidiaries in existence on the Closing Date.

Credit Agreement Schedule III

Schedule 4.1

Organizational Information

Name of Credit Party	Type of Organization	Jurisdiction of Formation
Triangle USA Petroleum Corporation	Corporation	Colorado
Triangle Petroleum Corporation	Corporation	Nevada
Foxtrot Resources LLC	Limited Liability Company	Colorado

Credit Agreement Schedule 4.1

Schedule 4.11

Subsidiaries

Name of Subsidiary	Percent Owned
Foxtrot Resources LLC	100%

Credit Agreement Schedule 4.11

Schedule 4.16

Material Real Property

None.

Credit Agreement Schedule 4.16

Schedule 4.23

Hedging Agreements

None.

Credit Agreement Schedule 4.23

Schedule 4.23

Material Agreements

Master Service Agreement by and between RockPile Energy Services, LLC, a Delaware limited liability company and Borrower, effective as of April 10, 2012.

Credit Agreement Schedule 4.23

EXHIBIT A

form of ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the "Assignment and Acceptance") is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] "Assignor") and [the][each]2 Assignee identified in item 2 below ([the][each, an] "Assignee"). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified from time to time, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] "Assigned Interest"). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3 Select as appropriate.

4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit A – Form of Assignment and Acceptance Page 1

3.	Borrower:	TRIANGLE USA PETROLEUM CORPORATION

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated April 12, 2012 among Borrower, the Lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Issuing Lender and as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitments /Advances for all Lenders	Amount of Commitment / Advances Assigned[5]	Percentage Assigned of Commitment / Advances[6]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7.	Trade Date:	______________[7]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

6 Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.

7 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance Page 2

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR[S][8]
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S]
[NAME OF ASSIGNEE]

By:
Name:
Title:

8 Add additional signature blocks as needed.

Exhibit A – Form of Assignment and Acceptance Page 3

[Consented to and]9 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Issuing Lender and as Administrative Agent

By:
Name:
Title:

[Consented to:][10]

TRIANGLE USA PETROLEUM CORPORATION

By:
Name:
Title:

9To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

10To be added only if the consents of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance Page 4

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1.  Representations and Warranties.

1.1    Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, its Subsidiaries or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, its Subsidiaries or any other Person of any of its obligations under any Credit Document.

1.2.   Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.7 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.7 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is not incorporated under the laws of the United States of America or a state thereof, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.   Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit A – Form of Assignment and Acceptance Annex 1 - Page 5

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A – Form of Assignment and Acceptance Annex 1 - Page 6

EXHIBIT B -

FORM OF BORROWING BASE CERTIFICATE

[Insert date.]

The undersigned officer executing this certificate on behalf of Triangle USA Petroleum Corporation, a Colorado corporation (the "Borrower"), certifies that he is a Responsible Officer of the Borrower, and that as such he is authorized to execute this certificate. Reference is made to that certain Credit Agreement dated as of April 12, 2012 (together with all amendments, restatements, supplements or other modifications thereto being the "Credit Agreement") among the Borrower, Wells Fargo Bank, National Association, as Administrative Agent (the "Agent"), and the lenders party thereto from time to time (the "Lenders"). Unless otherwise indicated, terms used but not defined herein shall have the meanings given them in the Credit Agreement. This certificate is being delivered pursuant to Section 5.2(c)(vi) of the Credit Agreement. The undersigned hereby certifies that:

(a)          the information contained in the Engineering Report delivered herewith and any other information delivered in connection therewith is true and correct;

(b)          the Restricted Credit Parties own good and defensible title to the Oil and Gas Properties evaluated in the Engineering Report in all material respects (other than any Oil and Gas Properties that have been sold or have expired since the date of the Engineering Report, as set forth on Exhibit B-2) and such Properties are free of all Liens except for Permitted Liens;

(c)          except as set forth on Exhibit A hereto, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties evaluated in the Engineering Report delivered herewith which would require the Borrower or any of its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor;

(d)          none of its Oil and Gas Properties have been sold or have expired since the date of the previous Engineering Report except as set forth in detail on Exhibit B-1 hereto and none of its Oil and Gas Properties have been sold or have expired since the date of the Engineering Report delivered in connection herewith except as set forth in detail on Exhibit B-2 hereto,

(e)          attached hereto as Exhibit C is a list of its Oil and Gas Properties added to and deleted from the immediately prior Engineering Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change;

Exhibit B – Form of Borrowing Base Certificate Page 7

(f)          attached hereto as Exhibit D is a list of all Persons disbursing proceeds to the Borrower or to its Subsidiaries, as applicable, from its Oil and Gas Properties;

(g)          except as set forth on Exhibit E attached hereto, all of the Oil and Gas Properties evaluated by such Engineering Report are pledged as Collateral for the Obligations;

(h)          attached hereto as Exhibit F is a quarterly cash flow budget for the four quarters following the delivery of this certificate setting forth the Borrower's projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period; and

(i)          attached hereto as Exhibit G is a schedule of all real property (other than Oil and Gas Properties) which either (x) is material to the operations of the Restricted Credit Parties or (y) has a fair market value in excess of $2,000,000, which has been acquired since the date of the previous Borrowing Base Certificate.

[Signature follows.]

Exhibit B – Form of Borrowing Base Certificate Page 8

EXECUTED AND DELIVERED as of the date first set forth above.

TRIANGLE USA PETROLEUM CORPORATION

By:
Name:
Title:

Exhibit B – Form of Borrowing Base Certificate Page 9

EXHIBIT A

Gas Imbalances; Take-or-Pay Obligations

Exhibit B – Form of Borrowing Base Certificate Exhibit A

EXHIBIT B-1

Oil and Gas Properties Sold since Previous Engineering Report

Exhibit B – Form of Borrowing Base Certificate Exhibit B-1

EXHIBIT B-2

Oil and Gas Properties Sold since Current Engineering Report

Exhibit B – Form of Borrowing Base Certificate Exhibit B-2

EXHIBIT C

Additions/Deletions from Previous Engineering Report

Exhibit B – Form of Borrowing Base Certificate Exhibit C

EXHIBIT D

Persons Disbursing Proceeds

Exhibit B – Form of Borrowing Base Certificate Exhibit D

EXHIBIT E

Properties Not Pledged as Collateral

Exhibit B – Form of Borrowing Base Certificate Exhibit E

EXHIBIT F

Projections

Exhibit B – Form of Borrowing Base Certificate Exhibit F

EXHIBIT G

Material Real Property

Exhibit B – Form of Borrowing Base Certificate Exhibit G

EXHIBIT C

form of COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM ______, 201_ TO ______, 201_

This certificate dated as of ______________, _______ is prepared pursuant to the Credit Agreement dated as of April 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") among Triangle USA Petroleum Corporation ("Borrower"), the lenders party thereto from time to time (the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent for such Lenders (in such capacity, the "Administrative Agent") and as issuing lender. Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned, on behalf of the Borrower, certifies that:

(a)          all of the representations and warranties made by any Credit Party or any officer of any Credit Party contained in the Credit Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on this date, except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date;

(b)          attached hereto in Schedule A is a detailed spreadsheet reflecting the covenant calculations, as of the date and for the periods covered by this certificate, the Borrower's (i) consolidated EBITDAX and (ii) Debt;

[(c)          that no Default or Event of Default has occurred or is continuing as of the date hereof; and]

[(c)          the following Default[s] or Event[s] of Default exist[s] as of the date hereof, if any, and the actions set forth below are being taken to remedy such circumstances:

____________________________________; and]

(e)          that as of the date hereof for the periods set forth below the following statements, amounts, and calculations included herein and in Schedule A, were true and correct in all material respects:

Exhibit C – Form of Compliance Certificate Page 1

I. Section 6.16 Leverage Ratio. :

(a)	The consolidated Debt[11] of the
Borrower and its Subsidiaries as of
	the last day of such fiscal quarter	$

(b)	Borrower's consolidated EBITDAX[12]
	(i) + (ii) + (iii) + (iv) + (v)[13] – (vi)[14]=	$

	(i) consolidated Net Income	$
	(ii) Interest Expense	$
	(iii) Income Tax Expense	$
	(iv) depreciation, amortization, depletion and exploration expenses	$
	(v) non-cash charges[15]	$
	(vi) non-cash income[16]	$

Leverage Ratio = (a) divided by (b)

	Maximum Leverage Ratio	4.00 to 1.00

	Compliance	Yes No

11Excluding Hedging Arrangements or Debt consisting of take-or-pay obligations under the RockPile Agreement.

12In accordance with the Credit Agreement, (a)(i) for the fiscal quarter ending April 30, 2012, the consolidated EBITDAX of the Borrower for such quarter times four, (ii) for the fiscal quarter ending July 30, 2012, the consolidated EBITDAX of the Borrower for such two fiscal quarter period then ended times two, (iii) for the fiscal quarter ending October 31, 2012, the consolidated EBITDAX of the Borrower for such three fiscal quarter period then ended times 4/3, and (iv) thereafter, the consolidated EBITDAX of the Borrower for the four-fiscal quarter period then ended, and (b) EBITDAX shall be subject to pro forma adjustments for permitted acquisitions and non-ordinary course asset sales assuming that such transactions had occurred on the first day of the determination period, which adjustments shall be made in a manner, and subject to supporting documentation, set forth by the SEC or otherwise acceptable to the Administrative Agent.

13Items (ii) – (v) shall be included to the extent deducted in determining consolidated Net Income.

14Items (vi) shall be deducted to the extent included in determining consolidated Net Income.

15Non-cash charges shall only include non-cash charges resulting from extraordinary, non-recurring events or circumstances for such period (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including non-cash charges resulting from the requirements of ASC 410, 718 and 815).

16 Non-cash income shall include (a) non-cash income resulting from extraordinary, non-recurring events or circumstances for such period and (b) all other non-cash items of income which were included in determining consolidated Net Income (including non-cash income resulting from the requirements of ASC 410, 718 and 815).

Exhibit C – Form of Compliance Certificate Page 2

II. Section 6.17 Current Ratio17 .

(a)	Borrower's consolidated current assets =	$

(b)	Borrower's consolidated current liabilities =	$

Current Ratio =
	(a) divided by (b)	=

	Minimum Current Ratio	1.00 to 1.00

	Compliance	Yes No

17 For purposes of this calculation (i) "current assets" shall include, as of the date of calculation, the Availability but shall exclude any asset representing a valuation account arising from the application of ASC 815, and (ii) "current liabilities" shall exclude, as of the date of calculation, the current portion of long–term Debt existing under this Agreement and any liabilities representing a valuation account arising from the application of ASC 815.

Exhibit C – Form of Compliance Certificate Page 3

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of _______________ ____, _______.

TRIANGLE USA PETROLEUM CORPORATION

By:
Name:
Title:

Exhibit C – Form of Compliance Certificate Page 4

Exhibit D
form of GUARANTY agreement

This Guaranty Agreement dated as of [______], 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, this "Guaranty") is executed by each of the undersigned (individually a "Guarantor" and collectively, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (as defined below) for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

INTRODUCTION

A.           This Guaranty is given in connection with that certain Credit Agreement dated as of April 12, 2012 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"), by and among Triangle USA Petroleum Corporation, a Colorado corporation (the "Borrower"), the lenders party thereto from time to time, (the "Lenders") and Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the "Administrative Agent") for the Lenders, as the issuing lender (in such capacity, the "Issuing Lender") and as the swing line lender (in such capacity, the "Swing Line Lender").

B.           Each Guarantor is an affiliate of the Borrower and (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements entered into by the Borrower or any Guarantor with a Swap Counterparty, and (iii) the Banking Services provided by any Lender or any Affiliate of a Lender to the Borrower or any Guarantor, each are (a) in furtherance of such affiliate's limited liability company or corporate purposes, (b) necessary or convenient to the conduct, promotion or attainment of such affiliate's business, and (c) for such affiliate's direct or indirect benefit.

C.           Each Guarantor is executing and delivering this Guaranty (i) to induce the Lenders to provide and to continue to provide Advances under the Credit Agreement, (ii) to induce the Issuing Lender to provide and to continue to provide Letters of Credit under the Credit Agreement, and (iii) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, each Guarantor hereby agrees as follows:

Section 1.          Definitions. All capitalized terms not otherwise defined in this Guaranty, including those in the preamble and recitals above, that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement.

Section 2.          Guaranty.

(a)        Each Guarantor hereby absolutely, unconditionally and irrevocably guarantees the punctual payment and performance, when due, whether at stated maturity, by acceleration or otherwise, of all Secured Obligations (including all Obligations, Banking Service Obligations and obligations of any of the Credit Parties owing to Swap Counterparties under any Hedging Arrangements), whether absolute or contingent and whether for principal, interest (including, without limitation, interest that but for the existence of a bankruptcy, reorganization or similar proceeding would accrue), fees, amounts owing in respect of Letter of Credit Obligations, amounts required to be provided as collateral, indemnities, expenses or otherwise (collectively, the "Guaranteed Obligations"). Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower or any Credit Party to the Administrative Agent, the Issuing Lender or any Lender under the Credit Documents and by the Borrower or any Credit Party to the Swap Counterparty but for the fact that they are unenforceable or not allowable due to insolvency or the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower or any Credit Party.

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(b)          In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree that in the event a payment shall be made on any date under this Guaranty by any Guarantor (the "Funding Guarantor"), each other Guarantor (each a "Contributing Guarantor") shall indemnify the Funding Guarantor in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Guarantor as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Guarantors together with the net worth of the Funding Guarantor as of such date. Any Contributing Guarantor making any payment to a Funding Guarantor pursuant to this Section 2(b) shall be subrogated to the rights of such Funding Guarantor to the extent of such payment.

(c)          Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty on any date shall be limited to a maximum aggregate amount equal to the largest amount that would not, on such date, render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any applicable provisions of comparable laws relating to bankruptcy, insolvency, or reorganization, or relief of debtors (collectively, the "Fraudulent Transfer Laws"), but only to the extent that any Fraudulent Transfer Law has been found in a final non-appealable judgment of a court of competent jurisdiction to be applicable to such obligations as of such date, in each case:

(i)          after giving effect to all liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, but specifically excluding:

(A)         any liabilities of such Guarantor in respect of intercompany indebtedness to the Borrower or other affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder;

(B)         any liabilities of such Guarantor under this Guaranty; and

(C)         any liabilities of such Guarantor under each of its other guaranties of and joint and several co-borrowings of Debt, in each case entered into on the date this Guaranty becomes effective, which contain a limitation as to maximum amount substantially similar to that set forth in this Section 2(c) (each such other guaranty and joint and several co-borrowing entered into on the date this Guaranty becomes effective, a "Competing Guaranty") to the extent such Guarantor's liabilities under such Competing Guaranty exceed an amount equal to (1) the aggregate principal amount of such Guarantor's obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), multiplied by (2) a fraction (i) the numerator of which is the aggregate principal amount of such Guarantor's obligations under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)), and (ii) the denominator of which is the sum of (x) the aggregate principal amount of the obligations of such Guarantor under all other Competing Guaranties (notwithstanding the operation of those limitations contained in such other Competing Guaranties that are substantially similar to this Section 2(c)), (y) the aggregate principal amount of the obligations of such Guarantor under this Guaranty (notwithstanding the operation of this Section 2(c)), and (z) the aggregate principal amount of the obligations of such Guarantor under such Competing Guaranty (notwithstanding the operation of that limitation contained in such Competing Guaranty that is substantially similar to this Section 2(c)); and

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(ii)         after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under Section 2(b)).

Section 3.           Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto but subject to Section 2(c) above. The obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or in connection with any Hedging Arrangement, and a separate action or actions may be brought and prosecuted against a Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower, any other Guarantor or any other Person or whether the Borrower, any other Guarantor or any other Person is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent not prohibited by applicable law, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto or any part of the Guaranteed Obligations being irrecoverable;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Person under the Credit Documents or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, or any other amendment or waiver of or any consent to departure from any Credit Document or any agreement or instrument relating to Hedging Arrangements with a Swap Counterparty, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower or otherwise;

(c)          any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)          any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any other Person under the Credit Documents or any other assets of the Borrower or any Guarantor;

(e)          any change, restructuring or termination of the corporate structure or existence of the Borrower or any Guarantor;

(f)          any failure of any Secured Party to disclose to the Borrower or any Guarantor any information relating to the business, condition (financial or otherwise), operations, properties or prospects of any Person now or in the future known to the Administrative Agent, the Issuing Lender, the Swing Line Lender, any Lender or any other Secured Party (and each Guarantor hereby irrevocably waives any duty on the part of any Secured Party to disclose such information);

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(g)          any signature of any officer of the Borrower or any Guarantor being mechanically reproduced in facsimile or otherwise; or

(h)          any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor, surety or other Person.

Section 4.             Continuation and Reinstatement, Etc. Each Guarantor agrees that, to the extent that payments of any of the Guaranteed Obligations are made, or any Secured Party receives any proceeds of collateral, and such payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, or otherwise required to be repaid, then to the extent of such repayment the Guaranteed Obligations shall be reinstated and continued in full force and effect as of the date such initial payment or collection of proceeds occurred. EACH GUARANTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY claim, damage, loss, liability, cost, or expense UNDER THIS SECTION 4 (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING such claim, damage, loss, liability, cost, or expense arising as a result of the INDEMNIFIED Secured party'S OWN NEGLIGENCE but excluding such claim, damage, loss, liability, cost, or expense that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified sECURED PARTY'S gross negligence, OR willful misconduct; PROVIDED, HOWEVER, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED SECURED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.

Section 5.             Waivers and Acknowledgments.

(a)          Each Guarantor, to the extent not prohibited by applicable law, hereby waives promptness, diligence, presentment, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property or exhaust any right or take any action against the Borrower or any other Person or any collateral.

(b)          Each Guarantor, to the extent not prohibited by applicable law, hereby irrevocably waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)          Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from (i) the financing arrangements involving the Borrower or any Guarantor contemplated by the Credit Documents, (ii) the Hedging Arrangements with a Swap Counterparty, and (iii) the Banking Services provided to the Borrower or any Guarantor, and that the waivers set forth in this Guaranty are knowingly made in contemplation of such benefits.

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Section 6.           Subrogation and Subordination.

(a)        No Guarantor will exercise any rights that it may now have or hereafter acquire against the Borrower or any other Person to the extent that such rights arise from the existence, payment, performance or enforcement of such Guarantor's obligations under this Guaranty or any other Credit Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower or any other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower or any other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until such time at which each of the following events shall have occurred at or prior to such time: (a) the termination of the Commitments, (b) the termination or expiration of all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), (c) the termination of all Hedging Arrangements with the Swap Counterparties (other than Hedging Arrangements with any Swap Counterparty with respect to which other arrangements satisfactory to such Swap Counterparty and the respective Credit Party have been made), and (d) the indefeasible payment in full in cash of all Guaranteed Obligations (other than (i) obligations under any Hedging Arrangements with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the respective Credit Party have been made and (ii) indemnity obligations and similar obligations that survive the termination of this Guaranty for which no notice of a claim has been received by the respective Credit Party) (such date being the "Termination Date"). If any amount shall be paid to a Guarantor in violation of the preceding sentence at any time prior to or on the Termination Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited and applied to the Guaranteed Obligations and any and all other amounts payable by the Guarantors under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Documents.

(b)          Each Guarantor agrees that, until after the Termination Date, all Subordinated Guarantor Obligations (as hereinafter defined) are and shall be subordinate and inferior in rank, preference and priority to all obligations of such Guarantor in respect of the Guaranteed Obligations hereunder, and such Guarantor shall, if requested by the Administrative Agent, execute a subordination agreement reasonably satisfactory to the Administrative Agent to more fully set out the terms of such subordination. Each Guarantor agrees that none of the Subordinated Guarantor Obligations shall be secured by a lien or security interest on any assets of such Guarantor or any ownership interests in any Subsidiary of such Guarantor. "Subordinated Guarantor Obligations" means any and all obligations and liabilities of a Guarantor owing to the Borrower or any other Guarantor, direct or contingent, due or to become due, now existing or hereafter arising, including, without limitation, all future advances, with interest, attorneys' fees, expenses of collection and costs.

Section 7.             Representations and Warranties. Each Guarantor hereby represents and warrants as follows:

(a)          There are no conditions precedent to the effectiveness of this Guaranty. Such Guarantor benefits from executing this Guaranty.

(b)          Such Guarantor has, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty, and such Guarantor has established adequate means of obtaining from the Borrower and each other relevant Person on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial and otherwise), operations, properties and prospects of the Borrower and each other relevant Person.

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(c)          The obligations of such Guarantor under this Guaranty are the valid, binding and legally enforceable obligations of such Guarantor, (except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and (ii) general principles of equity whether applied by a court of law or equity), and the execution and delivery of this Guaranty by such Guarantor has been duly and validly authorized in all respects by all requisite corporate, limited liability company or partnership actions on the part of such Guarantor, and the Person who is executing and delivering this Guaranty on behalf of such Guarantor has full power, authority and legal right to so do, and to observe and perform all of the terms and conditions of this Guaranty on such Guarantor’s part to be observed or performed.

Section 8.          Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default, any Lender or the Administrative Agent, the Issuing Lender, the Swing Line Lender and any other Secured Party is hereby authorized at any time, to the fullest extent permitted by law, to set-off and apply any deposits (general or special, time or demand, provisional or final) and other indebtedness owing by such Secured Party to the account of each Guarantor against any and all of the obligations of the Guarantors under this Guaranty, irrespective of whether or not such Secured Party shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Such Secured Party shall promptly notify the affected Guarantor after any such set-off and application is made, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Secured Parties under this Section 8 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which any Secured Party may have.

Section 9.          Amendments, Etc. No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the affected Guarantor and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.         Notices, Etc. All notices and other communications provided for hereunder shall be sent in the manner provided for in Section 9.9 of the Credit Agreement, in writing and hand delivered with written receipt, telecopied, sent by facsimile, sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested, if to any Credit Party or any Secured Party, at its address specified in or pursuant to the Credit Agreement. All such notices and communications shall be effective when delivered.

Section 11.         No Waiver: Remedies. No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 12.         Continuing Guaranty: Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the Termination Date, (b) be binding upon each Guarantor and its successors and assigns, (c) inure to the benefit of and be enforceable by the Administrative Agent, each Lender, the Swing Line Lender and the Issuing Lender and their respective successors, and, in the case of transfers and assignments made in accordance with the Credit Agreement, transferees and assigns, and (d) inure to the benefit of and be enforceable by each Secured Party and each of its successors, transferees and assigns to the extent such successor, transferee or assign also falls within the definition of Secured Party. Without limiting the generality of the foregoing clause (c), subject to Section 9.7 of the Credit Agreement, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject, however, in all respects to the provisions of the Credit Agreement. Each Guarantor acknowledges that upon any Person becoming a Lender, the Administrative Agent, the Swing Line Lender or the Issuing Lender in accordance with the Credit Agreement, such Person shall be entitled to the benefits hereof.

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Section 13.         Governing Law; Service of Process. This Guaranty shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at the address set forth for the Credit Parties in the Credit Agreement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against any Guarantor or its Property in the courts of any other jurisdiction.

Section 14.         Submission to Jurisdiction. The parties hereto hereby agree that any suit or proceeding arising in respect of this Guaranty, or any of the matters contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 14. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 15.         Waiver of Jury. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 16.         INDEMNIFICATION. EACH Guarantor HERETO agrees to, JOINTLY AND SEVERALLY, indemnify and hold harmless the Administrative AGENT, THE Issuing lender and each Lender and each of their Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnitee") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnitee, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Credit Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the applicable INDEMNITEE, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 16 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Guarantor, its directors, shareholders or creditors or an Indemnitee or any other Person or any Indemnitee is otherwise a party thereto. No Guarantor shall, without the prior written consent of each Indemnitee affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

Section 17.         Additional Guarantors. Pursuant to Section 5.6 of the Credit Agreement, Subsidiaries of the Borrower that were not in existence on the date of the Credit Agreement are required to enter into this Guaranty as a Guarantor upon becoming a Subsidiary. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guaranty shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

Section 18.         USA Patriot Act. Each Secured Party that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any other Secured Party) hereby notifies each Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001))(the "Act"), it is required to obtain, verify and record information that identifies such Guarantor, which information includes the name and address of such Guarantor and other information that will allow such Secured Party or the Administrative Agent, as applicable, to identify such Guarantor in accordance with the Act. Following a request by any Secured Party, each Guarantor shall promptly furnish all documentation and other information that such Secured Party reasonably requests in order to comply with its ongoing obligations under the applicable "know your customer" and anti-money laundering rules and regulations, including the Act.

THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS GUARANTY, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

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Each Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:

[_________]

By:
Name:
Title:

[_________]

By:
Name:
Title:

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Annex 1 to the Guaranty Agreement

SUPPLEMENT NO. ____ dated as of ______________(the "Supplement"), to the Guaranty Agreement dated as of [_______], 2012 (as amended, supplemented or otherwise modified from time to time, the "Guaranty Agreement"), executed by [______] and [_______], (the "Guarantors") and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of the Secured Parties (as defined in the Credit Agreement referred to herein).

A.           Reference is made to the Credit Agreement dated as of April 12, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Triangle USA Petroleum Corporation, a Colorado corporation (the "Borrower"), the lenders from time to time party thereto (the "Lenders"), the Administrative Agent, Wells Fargo Bank, National Association, as the issuing lender (the “Issuing Lender”) and as the swing line lender.

B.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty Agreement and the Credit Agreement.

C.           The Guarantors have entered into the Guaranty Agreement in order to induce the Lenders to make Advances and the Issuing Lender to issue Letters of Credit. Section 17 of the Guaranty Agreement provides that additional Subsidiaries of the Borrower may become Guarantors under the Guaranty Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the "New Guarantor") is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty Agreement in order to induce the Lenders to make additional Advances and the Issuing Lender to issue additional Letters of Credit and as consideration for Advances previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Guarantor agree as follows:

SECTION 1.          In accordance with Section 17 of the Guaranty Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guaranty Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guaranty Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof. Each reference to a "Guarantor" in the Guaranty Agreement shall be deemed to include the New Guarantor. The Guaranty Agreement is hereby incorporated herein by reference.

SECTION 2.          The New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it by all requisite corporate, limited liability company or partnership action and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3.          This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by fax transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

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SECTION 4.          Except as expressly supplemented hereby, the Guaranty Agreement shall remain in full force and effect.

SECTION 5.          This Supplement shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York). The New Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to the New Guarantor at the address set forth on the signature page to this Supplement. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the New Guarantor or its Property in the courts of any other jurisdiction.

SECTION 6.          The parties hereto hereby agree that any suit or proceeding arising in respect of this Supplement, or any of the matters contemplated hereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirement, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Supplement in any court referred to in this Section 6. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirement, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 7.          THE NEW GUARANTOR HEREBY ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.          In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.          All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Guaranty Agreement.

THIS SUPPLEMENT, THE GUARANTY AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS DEFINED IN THE CREDIT AGREEMENT REFERRED TO IN THIS SUPPLEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit D - Form of Guaranty Agreement Annex 1 - Page 2

[Remainder of this page intentionally left blank.]

Exhibit D - Form of Guaranty Agreement Annex 1 - Page 3

IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guaranty Agreement as of the day and year first above written.

[Name of New Guarantor]

By:
Name:
Title:

Address for New Guarantor:

WELLS FARGO BANK,
National association,
as Administrative Agent

By:
Name:
Title:

Exhibit D - Form of Guaranty Agreement Annex 1 - Page 4

EXHIBIT E

form of NOTICE OF REVOLVING BORROWING

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1700 Lincoln Street, 6th Floor

Denver, CO 80203

Attn: Allie McDonald

303-863-6378

allison.j.mcdonald@wellsfargo.com

Ladies and Gentlemen:

(a)          The undersigned, Triangle USA Petroleum Corporation, a Colorado corporation ("Borrower"), refers to the Credit Agreement dated as of April 12, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement," the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, the lenders party thereto (the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent and as issuing lender, and hereby gives you irrevocable notice pursuant to Section 2.4(a) of the Credit Agreement that the undersigned hereby requests a Borrowing (the "Proposed Borrowing"), and in connection with that request sets forth below the information relating to such Proposed Borrowing as required by the Credit Agreement:

(a)          The Business Day of the Proposed Borrowing is _____________, _____.

(b)          The Proposed Borrowing will be composed of [Base Rate Advances] [Eurodollar Advances].

(c)          The aggregate amount of the Proposed Borrowing is $____________.

(d)          [The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is [one][two][three][six] month(s)].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(i)	the representations and warranties contained in the Credit Agreement, the Security Documents, the Guaranty and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing, except for those representations and warranties that are made as of a specified date, which shall be true and correct as such specified date; and

Exhibit E – Form of Notice of Revolving Borrowing Page 5

(ii)	no Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,

TRIANGLE USA PETROLEUM CORPORATION

By:
Name:
Title:

Exhibit E – Form of Notice of Revolving Borrowing Page 6

EXHIBIT F

form of NOTICE OF CONTINUATION OR CONVERSION

[Date]

Wells Fargo Bank, National Association, as Administrative Agent

1700 Lincoln Street, 6th Floor

Denver, CO 80203

Attn: Allie McDonald

303-863-6378

allison.j.mcdonald@wellsfargo.com

Ladies and Gentlemen:

The undersigned, Triangle USA Petroleum Corporation, a Colorado corporation ("Borrower"), refers to the Credit Agreement dated as of April 12, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement," the defined terms of which are used in this Notice of Continuation or Conversion as defined therein unless otherwise defined in this Notice of Continuation or Conversion) among the Borrower, the lenders party thereto (the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent, and as issuing lender, and hereby gives you irrevocable notice pursuant to Section 2.4(b) of the Credit Agreement that the undersigned hereby requests a [Conversion][Continuation] of outstanding Advances, and in connection with that request sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.4(b) of the Credit Agreement:

1.          The Business Day of the Proposed Borrowing is _______________, ____.

2.          The aggregate amount of the existing Advances to be [Converted][Continued] is $ _______ and is comprised of [Base Rate Advances][Eurodollar Advances] ("Existing Advances").

3.          The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a Continuation of the Existing Advances].

[(4)         The Interest Period for the Proposed Borrowing is [[one][two][three][six] month[s]].

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

A.           the representations and warranties contained in the Credit Agreement, the Security Documents, the Guaranty and each of the other Credit Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), on and as of the requested funding date of this Proposed Borrowing, before and after giving effect to such Proposed Borrowing and to the application of the proceeds from such Proposed Borrowing, as though made on and as of such date, except for those representations and warranties that are made as of a specified date, which shall be true and correct as such specified date; and

B.           no Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Exhibit F – Form of Notice of Continuation of Conversion Page 7

Very truly yours,

TRIANGLE USA PETROLEUM CORPORATION

By:
Name:
Title:

Exhibit F – Form of Notice of Continuation of Conversion Page 8

EXHIBIT G

FORM OF SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of [____], 2012 (this "Security Agreement") is by and among TRIANGLE USA PETROLEUM CORPORATION, a Colorado corporation ("Borrower"), each affiliate of the Borrower signatory hereto (together with the Borrower, the "Grantors" and individually, each a "Grantor") and the Administrative Agent (as defined below), for its benefit and the benefit of itself, the Secured Parties (as defined in the Credit Agreement described below).

RECITALS

A.          This Security Agreement is entered into in connection with that certain Credit Agreement dated as of April 12, 2012 (as it has been or may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the lenders party thereto from time to time (individually, a "Lender" and collectively, the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent (in such capacity the "Administrative Agent") and issuing lender (in such capacity, the "Issuing Lender").

B.           In connection with the Credit Agreement, each Grantor desires to execute and deliver this Security Agreement.

C.           Each Grantor (other than the Borrower) is an Affiliate of the Borrower and will derive substantial direct and indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (ii) the Hedging Arrangements entered into by any Restricted Credit Party with a Swap Counterparty, (iii) any Banking Services agreements entered into by any Restricted Credit Party with a Banking Services Provider, and (iv) any other incurrence of Secured Obligations by a Credit Party.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, each Grantor hereby agrees with the Administrative Agent for its benefit and the benefit of the Secured Parties as follows:

(a)                   Definitions; Interpretation. (a) All capitalized terms not otherwise defined in this Security Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement. Any terms used in this Security Agreement that are defined in the UCC (as defined below) and not otherwise defined herein or in the Credit Agreement, shall have the meanings assigned to those terms by the UCC. All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined. The following terms shall have the meanings specified below:

Exhibit G – Form of Security Agreement Page 1

"Accounts" means an "account" as defined in the UCC, including, without limitation, all of any Grantor's rights to payment for goods sold or leased, services performed, or otherwise, whether now in existence or arising from time to time hereafter, including, without limitation, rights arising under any of the Contracts or evidenced by an account, note, contract, security agreement, Chattel Paper (including, without limitation, tangible Chattel Paper and electronic Chattel Paper), or other evidence of indebtedness or security, together with all of the right, title and interest of any Grantor in and to (i) all security pledged, assigned, hypothecated or granted to or held by any Grantor to secure the foregoing, (ii) all of any Grantor's right, title and interest in and to any goods or services, the sale of which gave rise thereto, (iii) all guarantees, endorsements and indemnifications on, or of, any of the foregoing, (iv) all powers of attorney granted to any Grantor for the execution of any evidence of indebtedness or security or other writing in connection therewith, (v) all books, correspondence, credit files, records, ledger cards, invoices, and other papers relating thereto, including without limitation all similar information stored on a magnetic medium or other similar storage device and other papers and documents in the possession or under the control of any Grantor or any computer bureau from time to time acting for any Grantor, (vi) all evidences of the filing of financing statements and other statements granted to any Grantor and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers, (vii) all credit information, reports and memoranda relating thereto, and (viii) all other writings related in any way to the foregoing.

"Cash Collateral" means all amounts from time to time held in any checking, savings, deposit or other account of such Grantor, all monies, proceeds or sums due or to become due therefrom or thereon and all documents (including, but not limited to passbooks, certificates and receipts) evidencing all funds and investments held in such accounts.

"Chattel Paper" has the meaning set forth in the UCC.

"Collateral" has the meaning set forth in Section 2 of this Security Agreement.

"Contracts" means all contracts to which any Grantor now is, or hereafter will be bound, or to which such Grantor is or hereafter will be a party, beneficiary or assignee, all Insurance Contracts, and all exhibits, schedules and other attachments to such contracts, as the same may be amended, supplemented or otherwise modified or replaced from time to time.

"Contract Documents" means all Instruments, Chattel Paper, letters of credit, bonds, guarantees or similar documents evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, the Contract Rights.

"Contract Rights" means (i) all (A) of any Grantor's rights to payment under any Contract or Contract Document and (B) payments due and to become due to any Grantor under any Contract or Contract Document, in each case whether as contractual obligations, damages or otherwise; (ii) all of any Grantor's claims, rights, powers, or privileges and remedies under any Contract or Contract Document; and (iii) all of any Grantor's rights under any Contract or Contract Document to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, waiver or approval together with full power and authority with respect to any Contract or Contract Document to demand, receive, enforce or collect any of the foregoing rights or any property which is the subject of any Contract or Contract Document, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action which, in the opinion of the Administrative Agent, may be necessary or advisable in connection with any of the foregoing.

"Document" means a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

Exhibit G – Form of Security Agreement Page 2

"Equipment" means any equipment now or hereafter owned or leased by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting "equipment" under the UCC, including, without limitation, all surface or subsurface machinery, equipment, facilities, supplies, or other tangible personal property, including tubing, rods, pumps, pumping units and engines, pipe, pipelines, meters, apparatus, boilers, compressors, liquid extractors, connectors, valves, fittings, power plants, poles, lines, cables, wires, transformers, starters and controllers, machine shops, tools, machinery and parts, storage yards and equipment stored therein, buildings and camps, telegraph, telephone, and other communication systems, loading docks, loading racks, and shipping facilities, and any manuals, instructions, blueprints, computer software (including software that is imbedded in and part of the equipment), and similar items which relate to the above, and any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

"Excluded Contract" means any contract (and any contract rights arising thereunder) to which any of the Grantors is a party on the date hereof to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction in existence on the date hereof, or (b) applicable Legal Requirements to which such Grantor or such Property is subject; provided, however, to the extent that the applicable Grantor has obtained the consent of the other parties to such Excluded Contract to the creation of a lien and security interest in, such Excluded Contract, then such contract (and any contract rights arising thereunder) shall cease to be an "Excluded Contract" and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as "Collateral".

"Excluded Governmental Approvals" means any Governmental Approval to the extent (but only to the extent) that a Grantor is prohibited from granting a security interest in, pledge of, or charge, mortgage or lien upon any such Property by reason of (a) a negative pledge, anti-assignment provision or other contractual restriction or (b) applicable Legal Requirements to which such Grantor or such Property is subject; provided, however, to the extent that the applicable Grantor has obtained the consent of the applicable Governmental Authority to the creation of a lien and security interest in, such Excluded Governmental Approval, then such Governmental Approval shall cease to be an "Excluded Governmental Approval" and shall automatically be subject to the lien and security interests granted hereby and to the terms and provisions of this Security Agreement as a "Collateral".

"Excluded PMSI Collateral" means any Property and proceeds thereof (including insurance proceeds) of a Grantor that is now or hereafter subject to a Lien securing purchase money debt or a Capital Lease obligations to the extent (and only to the extent) that (a) the Debt associated with such Lien is permitted under Section 6.2(d) of the Credit Agreement, and (b) the documents evidencing such purchase money debt or Capital Lease obligation prohibit or restrict the granting of a Lien in such Property.

"Excluded Property" means, with respect to each Grantor, including any Person that becomes a Grantor after the date hereof as contemplated by Section 18(i), (a) all Excluded Contracts, (b) all Excluded Governmental Approvals, (c) all Excluded PMSI Collateral, (d) all Excluded Trademark Collateral, and (e) all proceeds and products of any and all of the foregoing excluded property described in clauses (a) through (d) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (a) through (d) above.

Exhibit G – Form of Security Agreement Page 3

“Excluded Trademark Collateral” means any applications with respect to trademarks filed in the United States Patent and Trademark Office on the basis of such Grantor’s “intent-to-use” such trademark, unless and until acceptable evidence of use of the trademark has been filed with and accepted by the United States Patent and Trademark Office pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such application with respect to such trademark prior to such filing would adversely affect the enforceability or validity of such application.

"Fixtures" means any fixtures now or hereafter owned or leased by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting "fixtures" under the UCC, including without limitation any and all additions, substitutions and replacements of any of the foregoing, wherever located together with all improvements thereon and all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

"General Intangibles" means all general intangibles now or hereafter owned by any Grantor, or in which any Grantor holds or acquires any other right, title or interest, constituting "general intangibles" or "payment intangibles" under the UCC, including, but not limited to, all trademarks, trademark applications, trademark registrations, tradenames, fictitious business names, business names, company names, business identifiers, prints, labels, trade styles and service marks (whether or not registered), trade dress, including logos and/or designs, copyrights, patents, patent applications, goodwill of any Grantor's business symbolized by any of the foregoing, trade secrets, license rights, license agreements, permits, franchises, and any rights to tax refunds to which any Grantor is now or hereafter may be entitled.

"Governmental Approval" has the meaning set forth in Section 2(a)(x).

"Hedging Arrangement" has the meaning set forth in the Credit Agreement.

"Instrument" means an "instrument" as defined in the UCC, including, without limitation, any Negotiable Instrument, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which is in the ordinary course of business transferred by delivery with any necessary endorsement or assignment (other than Instruments constituting Chattel Paper).

"Insurance Contracts" means all contracts and policies of insurance and re-insurance maintained or required to be maintained by or on behalf of any Grantor under the Credit Documents.

"Inventory" means all of the inventory of any Grantor, or in which any Grantor holds or acquires any right, title or interest, of every type or description, now owned or hereafter acquired and wherever located, whether raw, in process or finished, and all materials usable in processing the same and all documents of title covering any inventory, including, without limitation, work in process, materials used or consumed in any Grantor's business, now owned or hereafter acquired or manufactured by any Grantor and held for sale in the ordinary course of its business, all present and future substitutions therefor, parts and accessories thereof and all additions thereto, all Proceeds thereof and products of such inventory in any form whatsoever, and any other item constituting "inventory" under the UCC.

"Investment Property" means "investment property" as defined in the UCC, including, without limitation, all securities (whether certificated or uncertificated), security entitlements, securities accounts, commodity contracts, and commodity accounts.

"Negotiable Instrument" means a "negotiable instrument" as defined in the UCC.

Exhibit G – Form of Security Agreement Page 4

"Proceeds" means all proceeds (as defined in the UCC) of any or all of the Collateral, including without limitation (i) any and all proceeds of, all claims for, and all rights of any Grantor to receive the return of any premiums for, any insurance, indemnity, warranty or guaranty payable from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of any Governmental Authority), (iii) all proceeds received or receivable when any or all of the Collateral is sold, exchanged or otherwise disposed, whether voluntarily, involuntarily, in foreclosure or otherwise, (iv) all claims of any Grantor for damages arising out of, or for breach of or default under, any Collateral, (v) all rights of any Grantor to terminate, amend, supplement, modify or waive performance under any Contracts, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, and (vi) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

"Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

"Secured Obligations" has the meaning set forth in the Credit Agreement.

"Security Termination" means at such time at which each of the following events shall have occurred at or prior to such time: (a) the termination of the Commitments, (b) the termination or expiration of all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), (c) the termination of all Hedging Arrangements with the Swap Counterparties (other than Hedging Arrangements with any Swap Counterparty with respect to which other arrangements satisfactory to such Swap Counterparty and the respective Credit Party have been made), and (d) the indefeasible payment in full in cash of all Secured Obligations (other than (i) obligations under any Hedging Arrangements with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the respective Credit Party have been made and (ii) indemnity obligations and similar obligations that survive the termination of this Guaranty for which no notice of a claim has been received by the respective Credit Party).

"UCC" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(b)       All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Security Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement. As used herein, the term "including" means "including, without limitation,". Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

Exhibit G – Form of Security Agreement Page 5

(b)                   Assignment, Pledge and Grant of Security Interest.

(a)           As collateral security for the prompt and complete payment and performance when due of all Secured Obligations, each Grantor hereby assigns, pledges, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and continuing security interest in all of such Grantor's right, title and interest in, to and under, all items described in this Section 2, whether now owned or hereafter acquired by such Grantor and wherever located and whether now owned or hereafter existing or arising (collectively, the "Collateral"):

(i)	all Contracts, all Contract Rights, Contract Documents and Accounts associated with such Contracts and each and every document granting security to such Grantor under any such Contract;

(ii)	all Accounts;

(iii)	all Inventory;

(iv)	all Equipment;

(v)	all General Intangibles;

(vi)	all Investment Property;

(vii)	all Fixtures;

(viii)	all checking, savings, deposit or other account of such Grantor and all other accounts held in the name of such Grantor;

(ix)	all Cash Collateral;

(x)	any governmental approvals, permits, licenses, authorizations, consents, rulings, tariffs, rates, certifications, waivers, exemptions, filings, claims, orders, judgments and decrees and other Legal Requirements (each a "Governmental Approval");

(xi)	any right to receive a payment under any Hedging Arrangement in connection with a termination thereof;

(xii)	(A) all policies of insurance and Insurance Contracts, now or hereafter held by or on behalf of such Grantor, including casualty and liability, business interruption, control of well, and any title insurance, (B) all Proceeds of insurance, and (C) all rights, now or hereafter held by such Grantor to any warranties of any manufacturer or contractor of any other Person;

(xiii)	any and all liens and security interests (together with the documents evidencing such security interests) granted to such Grantor by an obligor to secure such obligor's obligations owing under any Instrument, Chattel Paper, or Contract which is pledged hereunder or with respect to which a security interest in such Grantor's rights in such Instrument, Chattel Paper, or Contract is granted hereunder;

Exhibit G – Form of Security Agreement Page 6

(xiv)	any and all guaranties given by any Person for the benefit of such Grantor which guarantees the obligations of an obligor under any Instrument, Chattel Paper or Contract, which are pledged hereunder;

(xv)	without limiting the generality of the foregoing, all other personal property, goods, Instruments, Chattel Paper, Documents, Fixtures, credits, claims, demands and assets of such Grantor whether now existing or hereafter acquired from time to time; and

(xvi)	any and all additions, accessions and improvements to, all substitutions and replacements for and all products and Proceeds of or derived from all of the items described above in this Section 2;

(b)          Notwithstanding any other provision set forth in this Section 2 or elsewhere in this Agreement, this Agreement shall not, at any time, constitute a grant of a security interest in any property that is, at such time, Excluded Property, and the term “Collateral” and each of the defined terms incorporated therein shall exclude all Excluded Property; provided, however, that (i) the foregoing limitation on the security interests granted hereunder shall only apply to the extent that any such prohibition is not rendered ineffective pursuant to the UCC or any other applicable Legal Requirement (including Title 11 of the United States Code) or principles of equity, (ii) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in any applicable Legal Requirements or Excluded Property, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such Excluded Property shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder and (iii) such security interests shall, to the maximum extent permitted by applicable law, include all rights incident or appurtenant to any Excluded Property and the rights to receive all Proceeds derived from or in connection with the sale, assignment, or transfer thereof.

(c)          Notwithstanding anything contained herein to the contrary, it is the intention of each Grantor, the Administrative Agent, and the other Secured Parties that the amount of the Secured Obligation secured by each Grantor's interests in any of its Property shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Grantor. Accordingly, notwithstanding anything to the contrary contained in this Security Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Grantor's interests in any of its Property pursuant to this Security Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Grantor's obligations hereunder or the liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

(c)                   Representations and Warranties. Each Grantor hereby represents and warrants the following to the Administrative Agent and the other Secured Parties:

(i)          Records. Such Grantor's sole jurisdiction of formation and type of organization are as set forth in Schedule 1 attached hereto. All records concerning the Accounts, General Intangibles, or any other Collateral applicable to such Grantor are located at the address for such Grantor on such Schedule 1. None of the Accounts is evidenced by a promissory note or other instrument.

Exhibit G – Form of Security Agreement Page 7

(ii)         Other Liens. Such Grantor is, and will be the record, legal, and beneficial owner of all of the Collateral pledged by such Grantor free and clear of any Lien, except for the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is, or will be, on file in any recording office, except such as may be filed in connection with this Security Agreement or in connection with other Permitted Liens or for which satisfactory releases have been received by the Administrative Agent.

(iii)        Lien Priority and Perfection.

(i)          Subject only to Permitted Liens, this Security Agreement creates valid and continuing security interests in the Collateral, securing the payment and performance of all the Secured Obligations. Upon the filing of financing statements with the jurisdictions listed in Schedule 1, the security interests granted to the Administrative Agent hereunder will constitute valid first-priority perfected security interests in all Collateral with respect to which a security interest can be perfected by the filing of a financing statement, subject only to Permitted Liens.

(ii)         No consent of any other Person and no authorization, approval, or other action by, and no notice to or filing with any Governmental Authority is required (A) for the grant by such Grantor of the pledge, assignment, and security interest granted hereby or for the execution, delivery, or performance of this Security Agreement by such Grantor, (B) for the validity, perfection, or maintenance of the pledge, assignment, lien, and security interest created hereby (including the first-priority (subject to Permitted Liens) nature thereof), except for security interests that cannot be perfected by filing under the UCC, or (C) for the exercise by the Administrative Agent of the rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement, except (1) those consents to assignment of licenses, permits, approvals, and other rights that are as a matter of law or the terms thereof not assignable, (2) those consents, approvals, authorizations, actions, notices or filings which have been duly obtained or made and, in the case of the maintenance of perfection, the filing of continuation statements under the UCC, (3) those filings and actions described in Section 3(c)(i), and (4) except as may be required in connection with disposition of Equity Interests by laws affecting the offering and sale of securities generally.

(iv)        Tax Identification Number and Organizational Number. The federal tax identification number of such Grantor and the organizational number of such Grantor are as set forth in Schedule 1.

(v)         Tradenames; Prior Names. Except as set forth on Schedule 1, such Grantor has not conducted business under any name other than its current name during the last five years prior to the date of this Security Agreement.

(vi)        Exclusive Control. Such Grantor has exclusive possession and control of its respective Equipment and Inventory.

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(d)                   Covenants.

(i)          Further Assurances.

(i)          Each Grantor agrees that from time to time, at its expense, such Grantor shall promptly execute and deliver all instruments and documents, and take all action, that may be reasonably necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any pledge, assignment, or security interest granted or intended to be granted hereby or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor (A) at the request of the Administrative Agent, shall execute such instruments, endorsements or notices, as may be reasonably necessary or desirable, in order to perfect and preserve the assignments and security interests granted or purported to be granted hereby, (B) shall, at the reasonable request of the Administrative Agent, mark conspicuously each material document included in the Collateral, each Chattel Paper included in the Accounts, and each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Administrative Agent, including that such document, Chattel Paper, or record is subject to the pledge, assignment, and security interest granted hereby, (C) shall, if any Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Administrative Agent hereunder such note or instrument or chattel paper duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Administrative Agent, and (D) authorizes the Administrative Agent to file any financing statements, amendments or continuations without the signature of such Grantor to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under this Security Agreement (including, without limitation, financing statements using an "all assets" or "all personal property" collateral description).

(ii)         Each Grantor shall pay all filing, registration and recording fees and all refiling, re-registration and re-recording fees, and all other reasonable expenses incident to the execution and acknowledgment of this Security Agreement, any assurance, and all federal, state, county and municipal stamp taxes and other taxes, duties, imports, assessments and charges arising out of or in connection with the execution and delivery of this Security Agreement, any agreement supplemental hereto, any financing statements, and any instruments of further assurance.

(iii)        Each Grantor shall promptly provide to the Administrative Agent all information and evidence the Administrative Agent may reasonably request concerning the Collateral to enable the Administrative Agent to enforce the provisions of this Security Agreement.

(ii)         Change of Name; State of Formation. Each Grantor shall give the Administrative Agent at least 30 days' prior written notice before it (i) in the case of any Grantor that is not a "registered organization" (as such term is defined in Section 9-102 of the UCC), changes the location of its principal place of business and chief executive office, (ii) changes the location of its jurisdiction of formation or organization, or (iii) uses a trade name other than its current name used on the date hereof. Other than as permitted by the Credit Agreement, no Grantor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents, nor amend its name or change its jurisdiction of incorporation, organization or formation.

(iii)        Right of Inspection. Each Grantor shall hold and preserve, at its own cost and expense satisfactory and complete records of the Collateral, including, but not limited to, Instruments, Chattel Paper, Contracts, and records with respect to the Accounts, and will permit representatives of the Administrative Agent, upon reasonable advance notice, at any time during normal business hours to inspect and copy them. At the Administrative Agent's request, each Grantor shall promptly deliver copies of any and all such records to the Administrative Agent.

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(iv)        Liability Under Contracts and Accounts. Notwithstanding anything in this Security Agreement to the contrary, (i) the execution of this Security Agreement shall not release any Grantor from its obligations and duties under any of the Contract Documents, or any other contract or instrument which are part of the Collateral and Accounts included in the Collateral, (ii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any Contract Documents, or any other Contract or Instrument which are part of the Collateral and Accounts included in the Collateral, and (iii) the Administrative Agent shall not have any obligation or liability under any Contract Documents, or any other contract or instrument which are part of the Collateral and Accounts included in the Collateral by reason of the execution and delivery of this Security Agreement, nor shall the Administrative Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(v)         Transfer of Certain Collateral; Release of Certain Security Interest. Each Grantor agrees that it shall not sell, assign, or otherwise dispose of any Collateral, except as otherwise permitted under the Credit Agreement. The Administrative Agent shall promptly, at the Grantors' expense, execute and deliver all further instruments and documents, and take all further action that a Grantor may reasonably request in order to release its security interest in any Collateral which is disposed of in accordance with the terms of the Credit Agreement.

(vi)        Accounts. Each Grantor agrees that it will use commercially reasonable efforts to ensure that each Account (i) is and will be, in all material respects, the genuine, legal, valid, and binding obligations of the account debtor in respect thereof, representing an unsatisfied obligation of such account debtor, (ii) is and will be, in all material respects, enforceable in accordance with its terms, (iii) is not and will not be subject to any setoffs, defenses, taxes, counterclaims, except in the ordinary course of business, (iv) is and will be, in all material respects, in compliance with all applicable laws, whether federal, state, local or foreign, and (v) which if evidenced by Chattel Paper, will not require the consent of the account debtor in respect thereof in connection with its assignment hereunder.

(vii)       Negotiable Instrument. If any Grantor shall at any time hold or acquire any Negotiable Instruments in the outstanding or stated amount of greater than $500,000 in the aggregate, including promissory notes, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time reasonably request.

(viii)      Other Covenants of Grantor. Each Grantor agrees that (i) any action or proceeding to enforce this Security Agreement may be taken by the Administrative Agent either in such Grantor's name or in the Administrative Agent's name, as the Administrative Agent may deem necessary, and (ii) such Grantor will, until Security Termination, warrant and defend its title to the Collateral and the interest of the Administrative Agent in the Collateral against any claim or demand of any Persons (other than Permitted Liens) which could reasonably be expected to materially adversely affect such Grantor's title to, or the Administrative Agent's right or interest in, such Collateral.

(e)                   Termination of Security Interest. Upon the occurrence of Security Termination, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor to the extent such Collateral shall not have been sold or otherwise applied pursuant to the terms hereof. Upon any such termination, the Administrative Agent will, at the Grantors' expense, execute and deliver to the applicable Grantor such documents (including, without limitation, UCC-3 termination statements) as such Grantor shall reasonably request to evidence such termination.

Exhibit G – Form of Security Agreement Page 10

(f)                    Reinstatement. If, at any time after payment in full of all Secured Obligations and termination of the Administrative Agent's security interest, any payments on the Secured Obligations previously made must be disgorged by any Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of any Grantor or any other Person, this Security Agreement and the Administrative Agent's security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and each Grantor shall sign and deliver to the Administrative Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Administrative Agent's security interest. EACH GRANTOR SHALL DEFEND AND INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH OTHER SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 6 (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING such claim, damage, loss, liability, cost, or expense arising as a result of the INDEMNIFIED Secured Party's OWN NEGLIGENCE but excluding such claim, damage, loss, liability, cost, or expense that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Secured Party's gross negligence OR willful misconduct. the liabilities of each grantor as set forth in this section 6 shall SURVIVE the termination of this security agreement.

(g)                    Remedies upon Event of Default.

(a)        If any Event of Default has occurred and is continuing, the Administrative Agent may (and shall at the written request of the Required Lenders given in accordance with the Credit Agreement), (i) proceed to protect and enforce the rights vested in it by this Security Agreement or otherwise available to it, including but not limited to, the right to cause all revenues and other moneys pledged hereby as Collateral to be paid directly to it, and to enforce its rights hereunder to such payments and all other rights hereunder by such appropriate judicial proceedings as it shall deem most effective to protect and enforce any of such rights, either at law or in equity or otherwise, whether for specific enforcement of any covenant or agreement contained in any of the Contract Documents, or in aid of the exercise of any power therein or herein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Security Agreement or by law; (ii) cause any action at law or suit in equity or other proceeding to be instituted and prosecuted and enforce any rights hereunder or included in the Collateral, subject to the provisions and requirements thereof; (iii) sell or otherwise dispose of any or all of the Collateral or cause the Collateral to be sold or otherwise disposed of in one or more sales or transactions, at such prices and in such manner as may be commercially reasonable, and for cash or on credit or for future delivery, without assumption of any credit risk, at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable statute and cannot be waived), it being agreed that the Administrative Agent may be a purchaser on behalf of the Secured Parties or on its own behalf at any such sale and that the Administrative Agent, any other Secured Party, or any other Person who may be a bona fide purchaser for value and without notice of any claims of any or all of the Collateral so sold shall thereafter hold the same absolutely free from any claim or right of whatsoever kind, including any equity of redemption of any Grantor, any such demand, notice or right and equity being hereby expressly waived and released to the extent permitted by law; (iv) incur expenses, including attorneys' fees, reasonable consultants' fees, and other costs appropriate to the exercise of any right or power under this Security Agreement; (v) perform any obligation of any Grantor hereunder and make payments, purchase, contest or compromise any encumbrance, charge or lien, and pay taxes and expenses, without, however, any obligation to do so; (vi) in connection with any acceleration and foreclosure, take possession of the Collateral and render it usable and repair and renovate the same, without, however, any obligation to do so, and enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any cost or expenses incurred hereunder or under any of the Credit Documents or under any Hedging Arrangement with Swap Counterparties and to the payment or performance of any Grantor's obligations hereunder or under any of the Credit Documents or any Hedging Arrangement with a Swap Counterparty, and apply the balance to the other Secured Obligations and any remaining excess balance to whomsoever is legally entitled thereto; (vii) secure the appointment of a receiver for the Collateral or any part thereof; (viii) require any Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Administrative Agent forthwith, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place to be designated by the Administrative Agent which is reasonably convenient to both parties; (ix) exercise any other or additional rights or remedies granted to a secured party under the UCC; or (x) occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Grantor, each Grantor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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(b)          All costs and expenses (including attorneys' fees and expenses) incurred by the Administrative Agent in connection with any suit or proceeding in connection with the performance by the Administrative Agent of any of the agreements contained in any of the Contract Documents, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement, shall constitute additional indebtedness secured by this Security Agreement and shall be paid on demand by the Grantors to the Administrative Agent on behalf of the Secured Parties.

(h)                   Remedies Cumulative; Delay Not Waiver.

(a)        No right, power or remedy herein conferred upon or reserved to the Administrative Agent is intended to be exclusive of any other right, power or remedy and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.

(b)          No delay or omission of the Administrative Agent to exercise any right or power accruing upon the occurrence and during the continuance of any Event of Default as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Security Agreement may be exercised from time to time, and as often as shall be deemed expedient, by the Administrative Agent.

(i)                    Contract Rights. The Administrative Agent may exercise any of the Contract Rights and remedies of any Grantor under or in connection with the Instruments, Chattel Paper, or Contracts which represent Accounts, the General Intangibles, or which otherwise relate to the Collateral, including, without limitation, any rights of any Grantor to demand or otherwise require payment of any amount under, or performance of any provisions of, the Instruments, Chattel Paper, or Contracts which represent Accounts, or the General Intangibles.

Exhibit G – Form of Security Agreement Page 12

(j)                    Accounts.

(a)          The Administrative Agent may, or may direct any Grantor to, take any action the Administrative Agent deems necessary or advisable to enforce collection of the Accounts, including, without limitation, notifying the account debtors or obligors under any Accounts of the assignment of such Accounts to the Administrative Agent and directing such account debtors or obligors to make payment of all amounts due or to become due directly to the Administrative Agent. Upon such notification and direction, and at the expense of the Grantors, the Administrative Agent may enforce collection of any such Accounts, and adjust, settle, or compromise the amount or payment thereof in the same manner and to the same extent as any Grantor might have done.

(b)          After receipt by any Grantor of the notice referred to in Section 10(a) above that an Event of Default has occurred and is continuing, all amounts and Proceeds (including instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such Grantor, and shall promptly be paid over to the Administrative Agent in the same form as so received (with any necessary indorsement) to be held as Collateral. No Grantor shall adjust, settle, or compromise the amount or payment of any Account, nor release wholly or partly any account debtor or obligor thereof, nor allow any credit or discount thereon other than in the ordinary course of business and consistent with past practices.

(k)                    Application of Collateral. The proceeds of any sale, or other realization (other than that received from a sale or other realization permitted by the Credit Agreement) upon all or any part of the Collateral pledged by any Grantor shall be applied by the Administrative Agent as set forth in Section 7.6 of the Credit Agreement.

(l)                    Rights Retained by Grantors. So long as no Event of Default shall have occurred and be continuing, the Grantors shall be entitled (a) to receive and retain all revenues and other moneys pledged hereby as Collateral and the proceeds of any disposition of any of their respective Properties constituting Collateral provided that such disposition is permitted under the Credit Agreement, and (b) protect, enforce and exercise its rights under any of the Contract Documents; provided, however, that no Grantor shall exercise nor shall it refrain from exercising any such right if such action or inaction, as applicable, would have a materially adverse effect on the value of the applicable Collateral.

(m)                    Administrative Agent as Attorney-in-Fact for Grantor. Each Grantor hereby constitutes and irrevocably appoints the Administrative Agent, acting for and on behalf of itself and the Secured Parties and each successor or assign of the Administrative Agent and the other Secured Parties, the true and lawful attorney-in-fact of such Grantor, with full power and authority in the place and stead of such Grantor and in the name of such Grantor, the Administrative Agent or otherwise to take any action and execute any instrument at the written direction of the Secured Parties and enforce all rights, interests and remedies of such Grantor with respect to the Collateral, including the right:

(i)          to ask, require, demand, receive and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of any of the other Collateral, including without limitation, any Insurance Contracts;

(ii)         to elect remedies thereunder and to endorse any checks or other instruments or orders in connection therewith;

(iii)        to file any claims or take any action or institute any proceedings in connection therewith which the Administrative Agent may deem to be necessary or advisable;

Exhibit G – Form of Security Agreement Page 13

(iv)        to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Administrative Agent has been provided; and

(v)         upon foreclosure, to do any and every act which any Grantor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Grantor's rights and remedies under any or all of the Collateral;

provided, however, that the Administrative Agent shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.

(n)                    Administrative Agent May Perform. The Administrative Agent may from time-to-time perform any act which any Grantor has agreed hereunder to perform and which such Grantor shall fail to perform after receiving five (5) days prior written notice of the request to perform (it being understood that no such request need be given (a) after the occurrence and during the continuance of any Event of Default and after notice thereof by the Administrative Agent to any Grantor or (b) if such failure to perform would have an adverse effect on the perfection of any security interest granted under this Security Agreement or would have a material adverse effect on the value of the applicable Collateral) and the Administrative Agent may from time-to-time take any other action which the Administrative Agent deems necessary for the maintenance, preservation or protection of any of the Collateral or of its security interest therein, and the expenses of the Administrative Agent incurred in connection therewith shall be part of the Secured Obligations and shall be secured hereby.

(o)                    Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

(p)                    Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own Property.

(q)                    Payments Held in Trust. During the continuance of an Event of Default, all payments received by any Grantor under or in connection with any Collateral shall be received in trust for the benefit of the Administrative Agent, and shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Administrative Agent in the same form as received (with any necessary endorsement).

(r)                    Miscellaneous.

(i)         Expenses. Each Grantor will upon demand pay (a) all costs and expenses required by Section 9.1 of the Credit Agreement and (b) to the Administrative Agent for its benefit and the benefit of the Secured Parties the amount of any out-of-pocket expenses, including the fees and disbursements of its counsel and of any experts, which the Administrative Agent and the other Secured Parties may incur in connection with (i) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Collateral, (ii) the exercise or enforcement of any of the rights of the Administrative Agent or any other Secured Party hereunder, and (iii) the failure by any Grantor to perform or observe any of the provisions hereof.

Exhibit G – Form of Security Agreement Page 14

(ii)         Amendments; Etc. No amendment or waiver of any provision of this Security Agreement nor consent to any departure by any Grantor herefrom shall be effective unless the same shall be in writing and executed by the affected Grantor and the Administrative Agent (acting upon the written direction of the Required Lenders and given in accordance with the Credit Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(iii)        Addresses for Notices. All notices and other communications provided for hereunder shall be made in the manner and to the addresses set forth in the Credit Agreement or on the signature page hereto.

(iv)        Continuing Security Interest; Transfer of Interest. This Security Agreement shall create a continuing security interest in the Collateral and, unless expressly released by the Administrative Agent, shall (i) remain in full force and effect until the occurrence of Security Termination, (ii) be binding upon each Grantor and its successors, transferees and assigns, and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of and be binding upon, each Secured Party and each of its successors, transferees, and assigns, to the extent such successor, transferee, and assign is also a Secured Party. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Credit Document to any other Person pursuant to the terms of the Credit Agreement or such other Credit Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Security Agreement. Furthermore, when any Swap Counterparty assigns or otherwise transfers any interest held by it under a Hedge Contract to any other Person pursuant to the terms of such agreement, that other Person shall thereupon become vested with all the benefits held by such Secured Party under this Security Agreement only if such Person is also then a Lender or an Affiliate of a Lender.

(v)         Severability. Wherever possible each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

(vi)        Choice of Law. This Security Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of New York.

(vii)       Counterparts. The parties may execute this Security Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Security Agreement in the presence of the other parties to this Security Agreement. In proving this Security Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

(viii)      Headings. Paragraph headings have been inserted in this Security Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Security Agreement and shall not be used in the interpretation of any provision of this Security Agreement.

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(ix)         Additional Grantors. Pursuant to Section 5.6 of the Credit Agreement, each Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into this Security Agreement as a Grantor upon becoming a Subsidiary of the Borrower. Upon execution and delivery after the date hereof by the Administrative Agent and such Subsidiary of an instrument in the form of Annex 1, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

(x)          Entire Agreement.     THIS SECURITY AGREEMENT, THE CREDIT AGREEMENT, AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[SIGNATURE PAGES FOLLOW]

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The parties hereto have caused this Security Agreement to be duly executed as of the date first above written.

GRANTORS:

triangle usa petroleum corporation

By:
Name:
Title:

[________]

By:
Name:
Title:

[________]

By:
Name:
Title:

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ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

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SCHEDULE 1

to Security Agreement

GRANTOR INFORMATION

Grantor:	Triangle USA Petroleum Corporation

Sole Jurisdiction of Formation / Filing:	Colorado

Type of Organization:	Corporation

Address where records for Collateral are kept:	[_______]

Organizational Number:	[_______]

Federal Tax Identification Number:	[_______]

Prior Names:	[_______]

Exhibit G - Form of Security Agreement Schedule I

Annex 1 to the

Security Agreement

SUPPLEMENT NO. [            ] dated as of [               ] (the "Supplement"), to the Security Agreement dated as of April 12, 2012 (as amended, supplemented or otherwise modified from time to time, the "Security Agreement"), by and among TRIANGLE USA PETROLEUM CORPORATION, a Colorado corporation ("Borrower"), each subsidiary of Borrower signatory thereto (together with the Borrower, the "Grantors" and individually, a "Grantor") and Wells Fargo Bank, National Association as Administrative Agent under the Credit Agreement (as hereinafter defined) for the benefit of itself and the Secured Parties (as hereinafter defined).

D.           Reference is made to the Credit Agreement dated as of April 12, 2012 (as it may be amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among the Borrower, the lenders party thereto from time to time (the "Lenders"), and Wells Fargo Bank, National Association, as Administrative Agent for such Lenders.

E.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement and the Credit Agreement.

F.           The Grantors have entered into the Security Agreement in order to induce the Lenders to make loans and the Issuing Lender to issue letters of credit under the Credit Agreement. Pursuant to Section 5.6 of the Credit Agreement, each Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into the Security Agreement as a Grantor upon becoming a Subsidiary. Section 18(i) of the Security Agreement provides that additional Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the "New Grantor") is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional loans and the Issuing Lender to issue additional letters of credit and as consideration for loans previously made and letters of credit previously issued.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

(a)          In accordance with Section 18(i) of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof in all material respects. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations (as defined in the Security Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a continuing security interest in and lien on all of the New Grantor's right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a "Grantor" in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

(b)          The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

Exhibit G - Form of Security Agreement Annex I - Page 1

(c)          This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Grantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

(d)          The New Grantor hereby represents and warrants that set forth on Schedule 1 attached hereto are (a) its sole jurisdiction of formation and type of organization, (b) the location of all records concerning its Accounts, General Intangibles, or any other Collateral, (c) its federal tax identification number and the organizational number, and (d) all names used by it during the last five years prior to the date of this Supplement.

(e)          Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

(f)          This supplement shall be governed by and construed and enforced in accordance with the laws of the State of New york without regard to conflicts of laws principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York), except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Pledged Collateral are governed by the laws of a jurisdiction other than the State of new york.

(g)          In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(h)          All communications and notices hereunder shall be in writing and given as provided in the Security Agreement. All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature hereto.

(i)          The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

THIS SUPPLEMENT, THE SECURITY AGREEMENT, THE CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Exhibit G - Form of Security Agreement Annex I - Page 2

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[Name of New Grantor],
By:
Name:
Title:

Address:

[ADMINISTRATIVE AGENT]

By:
Name:
Title:

Exhibit G - Form of Security Agreement Annex I - Page 3

Schedule 1

Supplement No. ____

to the Security Agreement

New Grantor:	[GRANTOR]

Sole Jurisdiction of Formation / Filing:	[STATE]

Type of Organization:	[ENTITY TYPE]

Address where records for
Collateral are kept:	[ADDRESS]
[CITY, STATE ZIP]

Organizational Number:

Federal Tax Identification Number:

Prior Names:

Exhibit G - Form of Security Agreement Annex I - Page 4

EXHIBIT H

form of NOTE

$__________________	______________, ___

For value received, the undersigned TRIANGLE USA PETROLEUM CORPORATION, a Colorado corporation ("Borrower"), hereby promises to pay to ______________ or its registered assigns ("Payee") the principal amount of _________________________ No/100 Dollars ($_________________) or, if less, the aggregate outstanding principal amount of the Advances (as defined in the Credit Agreement referred to below) made by the Payee (or predecessor in interest) to the Borrower, together with interest on the unpaid principal amount of the Advances from the date of such Advances until such principal amount is paid in full, at such interest rates, and at such times, as are specified in the Credit Agreement (as hereunder defined). The Borrower may make prepayments on this Note in accordance with the terms of the Credit Agreement.

This Note is one of the Notes referred to in, and is entitled to the benefits of, and is subject to the terms of, the Credit Agreement dated as of April 12, 2012 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the lenders party thereto (the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent (the "Administrative Agent") for the Lenders and as issuing lender. Capitalized terms used in this Note that are defined in the Credit Agreement and not otherwise defined in this Note have the meanings assigned to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of the Advances by the Payee to the Borrower in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Note, and (b) contains provisions for acceleration of the maturity of this Note upon the happening of certain events stated in the Credit Agreement and for optional and mandatory prepayments of principal prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to the Administrative Agent at the location or address specified by the Administrative Agent to the Borrower in same day funds. The Payee shall record payments of principal made under this Note, but no failure of the Payee to make such recordings shall affect the Borrower's repayment obligations under this Note.

This Note is secured by the Security Documents and guaranteed pursuant to the terms of the Guaranty.

This Note is made expressly subject to the terms of Section 9.10 and Section 9.11 of the Credit Agreement.

Except as specifically provided in the Credit Agreement and the other Credit Documents, the Borrower hereby waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder of this Note shall operate as a waiver of such rights.

This note shall be deemed a contract under, and shall be governed by, and construed and enforced in accordance with, the laws of the State of NEW YORK.

Exhibit H – Form of Note Page 5

This Note and the other CREDIT Documents represent the final agreement among the parties and SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS NOTE AND THE CREDIT DOCUMENTS may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.

triangle usa petroleum corporation

By:
Name:
Title:

Exhibit H – Form of Note Page 6

EXHIBIT I

FORM OF TRANSFER LETTER

____________________, 20__

Re:	Agreement dated _______________, by and between__________________, as Seller, and ___________________________, as Buyer (the "Contract").

Ladies and Gentlemen:

[Triangle USA Petroleum Corporation][Subsidiary of the Borrower] a ______________ ("Mortgagor"), has executed a mortgage or deed of trust dated effective as of [_____________], 2012 ("Mortgage") for the benefit of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the "Administrative Agent") for the benefit of itself, the Lenders (as defined in the Mortgage) and certain other secured parties as described in the Mortgage, which Mortgage has been recorded in the Real Property Records of the Counties or Parishes, as applicable, listed on the attached Exhibit A. A copy of the Mortgage is enclosed. The properties covered by the Mortgage include all of the oil, gas and other hydrocarbons and/or other minerals attributable to the above-referenced Contract to which we understand you are currently a party and includes the well or wells listed on the attached Exhibit A with respect to which you are remitting proceeds of production to the Mortgagor. Your division order or lease numbers for such well or wells are set forth on the attached Exhibit A.

Pursuant to Article III of the Mortgage, the Administrative Agent is entitled to receive all of Mortgagor's interest in all [Hydrocarbons] (as defined in the Mortgage), which are covered by the above-referenced Contract, all products obtained or processed therefrom, and the revenues and proceeds attributable thereto. The assignment of the Hydrocarbons, products and proceeds was effective on [___________], 2012 ("Effective Date"). The Lenders, however, as provided in [Article III], have permitted Mortgagor to collect the Hydrocarbons and the revenues and proceeds attributable thereto until the Administrative Agent or the Mortgagor shall have instructed the seller or purchaser of production to deliver such Hydrocarbons and all proceeds therefrom directly to the Administrative Agent. The purpose of this letter is to notify you that, commencing immediately upon the receipt hereof, and in accordance with the terms and conditions of the Mortgage, you are to deliver all proceeds attributable to the sale of such Hydrocarbons pursuant to the above-referenced Contract directly to the Administrative Agent at its office at [________], Attention: [________], Facsimile: [_______], or to such other address of which we may subsequently notify you in writing. If you require the execution of transfer or division orders, please forward the transfer or division orders to the Administrative Agent at its address at indicated above, Attention: [__________].

Should you have any questions in connection with any of the foregoing, please do not hesitate to contact us.

Exhibit I – Form of Notice Transfer Letter Page 1

Very truly yours,

wells fargo bank, National
Association, as Administrative Agent

By:
Name:
Title:

TRIANGLE USA PETROLEUM CORPORATION,
a Colorado corporation

By:
Name:
Title:

Exhibit I – Form of Notice Transfer Letter Page 2

EXHIBIT A

Name and Location of Well	Division Order or Lease No.

Exhibit I – Form of Notice Transfer Letter Page 3

EXHIBIT J

FORM OF PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT dated as of [__________], 2012 (this "Pledge Agreement") is by and among each of the undersigned (individually, a "Pledgor" and collectively the "Pledgors") and Wells Fargo Bank, National Association, as administrative agent (in such capacity the "Administrative Agent") under the Credit Agreement (as hereinafter defined), for the benefit of the Secured Parties (as defined in the Credit Agreement described below).

RECITALS

A.           This Pledge Agreement is entered into in connection with that certain Credit Agreement dated as of April 12, 2012 (as it may be amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Triangle USA Petroleum Corporation, a Colorado corporation ("Borrower"), the lenders party thereto from time to time (the "Lenders"), Wells Fargo Bank, National Association, as issuing lender (in such capacity, the "Issuing Lender") and as Administrative Agent for such Lenders.

B.           The Borrower is a direct, wholly-owned Subsidiary of Triangle Petroleum Corporation (the "Parent").

C.           In connection with the Credit Agreement, each Pledgor desires to execute and deliver the Pledge Agreement.

D.           Each Pledgor (other than the Borrower) is an Affiliate of the Borrower and will derive substantial direct and indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (ii) the Hedging Arrangements entered into by any Restricted Credit Party with a Swap Counterparty, (iii) any Banking Services agreements entered into by any Restricted Credit Party with a Banking Services Provider, and (iv) any other incurrence of Secured Obligations by a Credit Party.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and confessed, each Pledgor hereby agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

Section 1. Definitions. All capitalized terms not otherwise defined in this Pledge Agreement that are defined in the Credit Agreement shall have the meanings assigned to such terms by the Credit Agreement. Any terms used in this Pledge Agreement that are defined in the Uniform Commercial Code in effect in the State of New York from time to time (the "UCC") and not otherwise defined herein or in the Credit Agreement, shall have the meanings assigned to those terms by the UCC. All meanings to defined terms, unless otherwise indicated, are to be equally applicable to both the singular and plural forms of the terms defined. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Pledge Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement. As used herein, the term "including" means "including, without limitation,". Paragraph headings have been inserted in this Pledge Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Pledge Agreement and shall not be used in the interpretation of any provision of this Pledge Agreement.

Exhibit J – Form of Pledge Agreement Page 1

Section 2. Pledge.

2.01.       Grant of Pledge.

(a)          Each Pledgor hereby pledges to the Administrative Agent, and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing security interest in, the Pledged Collateral, as defined in Section 2.02 below. This Pledge Agreement shall secure (i) all Secured Obligations (as defined in the Credit Agreement) now or hereafter existing, (ii) all other amounts now or hereafter owed by the Borrower, any Pledgor, or any of their respective Subsidiaries under this Pledge Agreement or the other Credit Documents to the Administrative Agent or any other Secured Party, and (iii) any increases, extensions, modifications, substitutions, amendments, restatements and renewals of any of the foregoing obligations, whether for principal, interest, fees, expenses, indemnification or otherwise. All such obligations shall be referred to in this Pledge Agreement as the "Secured Obligations".

(b)          Notwithstanding anything contained herein to the contrary, it is the intention of each Pledgor, the Administrative Agent and the other Secured Parties that the amount of the Secured Obligation secured by each Pledgor's interests in any of its Property (whether real or personal, or mixed, tangible or intangible) shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and other similar law, rule or regulation of any Governmental Authority applicable to such Pledgor. Accordingly, notwithstanding anything to the contrary contained in this Pledge Agreement or in any other agreement or instrument executed in connection with the payment of any of the Secured Obligations, the amount of the Secured Obligations secured by each Pledgor's interests in any of its Property pursuant to this Pledge Agreement shall be limited to an aggregate amount equal to the largest amount that would not render such Pledgor's obligations hereunder or the liens and security interest granted to the Administrative Agent hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

2.02.       Pledged Collateral. "Pledged Collateral" shall mean all of each Pledgor's right, title, and interest in the following, whether now owned or hereafter acquired:

(a)          (i) all of the membership interests of any issuer held by such Pledgor (other than the Parent), including those membership interests listed in the attached Schedule 2.02(a) issued to such Pledgor and any such additional membership interests of any issuer of such interests hereafter acquired by such Pledgor (the "Membership Interests"), (ii) the certificates representing the Membership Interests, if any, and (iii) all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Membership Interests, including, without limitation, (A) any proceeds from a sale by or on behalf of such Pledgor of any of the Membership Interests, and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of the Membership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Membership Interests or the ownership thereof (collectively, the "Membership Interests Distributions");

Exhibit J – Form of Pledge Agreement Page 2

(b)          (i) all of the general and limited partnership interests of any issuer held by such Pledgor (other than the Parent), including those general and limited partnership interests listed in the attached Schedule 2.02(b) issued to such Pledgor (other than the Parent) and all such additional limited or general partnership interests of any issuer of such interests hereafter acquired by such Pledgor (the "Partnership Interests"), and (ii) all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Partnership Interests, including, without limitation, (A) any proceeds from a sale by or on behalf of such Pledgor of any of the Partnership Interests, and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of the Partnership Interests, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Partnership Interests or the ownership thereof (collectively, the "Partnership Interests Distributions");

(c)          (i) (x) all of the shares of stock listed in the attached Schedule 2.02(c) issued to Parent and (y) and all of the shares of stock of any issuer held by such Pledgor (other than the Parent), including those shares of stock listed in the attached Schedule 2.02(c) issued to such Pledgor (other than the Parent) and all such additional shares of stock of any issuer of such shares of stock hereafter issued to such Pledgor (other than the Parent) (the shares described in clauses (x) and (y) being, collectively, the "Pledged Shares"), (ii) the certificates representing the Pledged Shares, and (iii) all rights to money or Property which such Pledgor now has or hereafter acquires in respect of the Pledged Shares, including, without limitation, (A) any proceeds from a sale by or on behalf of such Pledgor of any of the Pledged Shares, and (B) any distributions, dividends, cash, instruments and other property from time-to-time received or otherwise distributed in respect of the Pledged Shares, whether regular, special or made in connection with the partial or total liquidation of the issuer and whether attributable to profits, the return of any contribution or investment or otherwise attributable to the Pledged Shares or the ownership thereof (collectively, the "Pledged Shares Distributions"; together with the Membership Interests Distributions and the Partnership Interest Distributions, the "Distributions"); and

(d)          all proceeds from the Pledged Collateral described in paragraphs (a), (b) and (c) of this Section 2.02.

2.03.       Delivery of Pledged Collateral. All certificates or instruments, if any, representing the Pledged Collateral shall be delivered to the Administrative Agent and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Administrative Agent. After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right, upon prior written notice to the applicable Pledgor, to transfer to or to register in the name of the Administrative Agent or any of its nominees any of the Pledged Collateral, subject to the rights specified in Section 2.04. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right at any time to exchange the certificates or instruments representing the Pledged Collateral for certificates or instruments of smaller or larger denominations.

2.04.       Rights Retained by Pledgor. Notwithstanding the pledge in Section 2.01,

(a)          so long as no Event of Default shall have occurred and be continuing, (i) each Pledgor shall be entitled to receive and retain any dividends and other Distributions paid on or in respect of the Pledged Collateral and the proceeds of any sale of the Pledged Collateral; and (ii) each Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to its Pledged Collateral for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that no Pledgor shall exercise nor shall it refrain from exercising any such right if such action or inaction, as applicable, would have a materially adverse effect on the value of the Pledged Collateral; and

Exhibit J – Form of Pledge Agreement Page 3

(b)          if an Event of Default shall have occurred and be continuing,

(i)          until such time thereafter as the Administrative Agent gives written notice of its election to exercise such voting and other consensual rights pursuant to Section 5 hereof, each Pledgor shall be entitled to exercise any voting and other consensual rights pertaining to its Pledged Collateral for any purpose not inconsistent with the terms of this Pledge Agreement or the Credit Agreement; provided, however, that no Pledgor shall exercise nor shall it refrain from exercising any such right if such action or inaction, as applicable, would have a materially adverse effect on the value of the Pledged Collateral; and

(ii)         at and after such time as the Administrative Agent gives written notice of its election to exercise such voting and other consensual rights pursuant to Section 5.02 hereof, each Pledgor shall execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies and other instruments as the Administrative Agent may reasonably request to enable the Administrative Agent to (A) exercise the voting and other rights which such Pledgor is entitled to exercise pursuant to paragraph (a) or paragraph (b)(i) of this Section 2.04, and (B) receive any Distributions and proceeds of sale of the Pledged Collateral which such Pledgor is authorized to receive and retain pursuant to paragraph (a)(i) of this Section 2.04.

Section 3. Pledgor's Representations and Warranties. Each Pledgor represents and warrants to the Administrative Agent and the other Secured Parties as follows:

(a)          The Pledged Collateral applicable to such Pledgor listed on the attached Schedules 2.02(a), 2.02(b) and 2.02(c) have been duly authorized and validly issued to such Pledgor and are fully paid and nonassessable.

(b)          Such Pledgor is the legal and beneficial owner of the Pledged Collateral free and clear of any Lien or option, except for (i) the security interest created by this Pledge Agreement and the other Credit Documents and (ii) other Permitted Liens.

(c)          No authorization, authentication, approval, or other action by, and no notice to or filing with, any Governmental Authority is required either (i) for the pledge by such Pledgor of the Pledged Collateral pursuant to this Pledge Agreement or for the execution, delivery, or performance of this Pledge Agreement by such Pledgor or (ii) for the exercise by the Administrative Agent or any other Secured Party of the voting or other rights provided for in this Pledge Agreement or the remedies in respect of the Pledged Collateral pursuant to this Pledge Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

(d)          Such Pledgor has the full right, power and authority to deliver, pledge, assign and transfer the Pledged Collateral to the Administrative Agent.

Exhibit J – Form of Pledge Agreement Page 4

(e)          The Membership Interests listed on the attached Schedule 2.02(a) constitute the percentage of the issued and outstanding membership interests of the respective issuer thereof set forth on Schedule 2.02(a) and all of the Equity Interest in such issuer in which the Pledgor has any ownership interest, and, except as set forth on Schedule 2.02(a), such Membership Interests are not represented by any certificate or instrument and are not "securities" governed by Article 8 of the UCC. Except as set forth on Schedule 2.02(a), no Membership Interest (i) is dealt in or traded on securities exchanges or in securities markets, (ii) is held in a securities account, or (iii) expressly provides that such Membership Interest is a security governed by Article 8 of the UCC.

(f)          The Partnership Interests listed on the attached Schedule 2.02(b) constitute the percentage of the issued and outstanding general and limited partnership interests of the respective issuer thereof set forth on Schedule 2.02(b) and all of the Equity Interest in such issuer in which the Pledgor has any ownership interest, and, except as set forth on Schedule 2.02(b), such Partnership Interests are not represented by any certificate or instrument and are not "securities" governed by Article 8 of the UCC. Except as set forth on Schedule 2.02(a), no Partnership Interest (i) is dealt in or traded on securities exchanges or in securities markets, (ii) is held in a securities account, or (iii) expressly provides that such Partnership Interest is a security governed by Article 8 of the UCC.

(g)          The Pledged Shares listed on the attached Schedule 2.02(c) constitute the percentage of the issued and outstanding shares of capital stock of the respective issuer thereof set forth on Schedule 2.02(c) and all of the Equity Interest in such issuer in which the Pledgor has any ownership interest.

(h)          Schedule 3 sets forth its sole jurisdiction of formation, type of organization, federal tax identification number, the organizational number, and all names used by it during the last five years prior to the date of this Pledge Agreement.

Section 4. Pledgor's Covenants. During the term of this Pledge Agreement and until Pledge Termination as defined in Section 7.04(c) below, each Pledgor covenants and agrees with the Administrative Agent that:

4.01.       Protect Collateral; Further Assurances. Each Pledgor will warrant and defend the rights and title herein granted unto the Administrative Agent in and to the Pledged Collateral (and all right, title, and interest represented by the Pledged Collateral) against the claims and demands of all Persons whomsoever. Each Pledgor agrees that, at the expense of such Pledgor, such Pledgor will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary and that the Administrative Agent or any other Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Administrative Agent or any other Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral. Each Pledgor hereby authorizes the Administrative Agent to file any financing statements, amendments or continuations without the signature of such Pledgor to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under this Pledge Agreement, including, with respect to each Pledgor other than the Parent, financing statements containing an "all assets" or "all personal property" collateral description, and including with respect to the Parent, a description of the Parent’s Pledged Collateral.

4.02.       Transfer, Other Liens, and Additional Shares. Each Pledgor agrees that it will not (a) except as otherwise permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral or (b) create or permit to exist any Lien upon or with respect to any of the Pledged Collateral, except for Permitted Liens. Each Pledgor agrees that it will (i) cause each issuer of the Pledged Collateral that is a Subsidiary of such Pledgor not to issue any other Equity Interests in addition to or in substitution for the Pledged Collateral issued by such issuer, except to such Pledgor or any other Pledgor and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any additional Equity Interests of an issuer acquired by such Pledgor. No Pledgor shall approve any amendment or modification of any of the Pledged Collateral without the Administrative Agent's prior written consent.

Exhibit J – Form of Pledge Agreement Page 5

4.03.       Jurisdiction of Formation; Name Change. Each Pledgor shall give the Administrative Agent at least 30 days' prior written notice before it (i) in the case of a Pledgor that is not a "registered organization" (as defined in Section 9-102 of the UCC) changes the location of its principal place of business and chief executive office, or (ii) uses a trade name other than its current name used on the date hereof. Other than as permitted by the Credit Agreement, no Pledgor shall amend, supplement, modify or restate its articles or certificate of incorporation, bylaws, limited liability company agreements, or other equivalent organizational documents, nor amend its name or change its jurisdiction of incorporation, organization or formation.

4.04.       As to Investment Property.

(a)          Equity Interests of Subsidiaries. No Pledgor shall allow or permit any of its Subsidiaries (i) that is a corporation, business trust, joint stock company or similar Person, to issue uncertificated securities (as defined in the UCC), unless such Person promptly takes the actions set forth in Section 4.04(b)(ii) with respect to any such uncertificated securities, (ii) that is a partnership or limited liability company, to (A) issue Equity Interests that are to be dealt in or traded on securities exchanges or in securities markets, (B) amend its organizational documents to expressly provide that its Equity Interests are securities governed by Article 8 of the UCC, or (C) place such Subsidiary's Equity Interests in a securities account, unless such Person promptly takes the actions set forth in Section 4.04(b)(ii) with respect to any such Equity Interests, (iii) to cause any Equity Interest of such Subsidiary to become represented by any certificate without ten Business Days' notice to the Administrative Agent, or (iv) to issue Equity Interests in addition to or in substitution for the Pledged Collateral or any other Equity Interests pledged hereunder, except for additional Equity Interests issued to such Pledgor or any other Pledgor; provided that (A) such Equity Interests or certificate(s), as applicable, are pledged and delivered to the Administrative Agent within 10 Business Days, and (B) such Pledgor delivers a supplement to Schedule 2.02(a), 2.02(b) or 2.02(c), as applicable, to the Administrative Agent identifying such new Equity Interests or certificate(s) as Pledged Collateral, in each case pursuant to the terms of this Pledge Agreement. No Pledgor shall permit any of its Subsidiaries to issue any warrants, options, contracts or other commitments or other securities that are convertible to any of the foregoing (except as to Equity Interests issued by Subsidiaries that are not wholly-owned) or that entitle any Person to purchase any of the foregoing, and except for this Pledge Agreement or any other Credit Document, shall not, and shall not permit any of its Subsidiaries to, enter into any agreement creating any restriction or condition upon the transfer, voting or control of any Pledged Collateral.

(b)          Investment Property (other than Certificated Securities).

(i)          With respect to any deposit accounts, securities accounts, commodity accounts, commodity contracts or security entitlements constituting investment property (as defined in the UCC) owned or held by any Pledgor, such Pledgor will, during the continuance of an Event of Default, following the request of the Administrative Agent, either (1) cause the intermediary maintaining such investment property to execute a control agreement relating to such investment property pursuant to which such intermediary agrees to comply with the Administrative Agent's instructions with respect to such investment property without further consent by such Pledgor, or (2) transfer such investment property to intermediaries that have or will agree to execute such control agreements.

Exhibit J – Form of Pledge Agreement Page 6

(ii)         With respect to any uncertificated securities or security entitlement (other than uncertificated securities or security entitlements credited to a securities account) owned or held by any Pledgor, such Pledgor will (y) cause the issuer of such securities to either (A) register the Administrative Agent (for the benefit of the Secured Parties) as the registered owner thereof on the books and records of the issuer, or (B) execute a control agreement relating to such investment property pursuant to which the issuer agrees to comply with the Administrative Agent's instructions with respect to such uncertificated securities without further consent by such Pledgor following the occurrence and during the continuance of an Event of Default, and (z) take and cause the appropriate Person (including any issuer, entitlement holder or securities intermediary thereof) to take all other actions necessary to grant "control" (as defined in 8-106 of the UCC) to the Administrative Agent (for the benefit of the Secured Parties) over such Pledged Collateral.

Section 5. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

5.01.       UCC Remedies. To the extent permitted by law, the Administrative Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for in this Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral).

5.02.       Dividends and Other Rights.

(a)          All rights of the Pledgors to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 2.04(a) may be exercised by the Administrative Agent if the Administrative Agent so elects and gives written notice of such election to the affected Pledgor and all rights of the Pledgors to receive any Distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral which it would otherwise be authorized to receive and retain pursuant to Section 2.04(b) shall cease.

(b)          All Distributions on or in respect of the Pledged Collateral and the proceeds of sale of the Pledged Collateral which are received by any Pledgor shall be received in trust for the benefit of the Administrative Agent, shall be segregated from other funds of such Pledgor, and shall be promptly paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary indorsement).

5.03.       Sale of Pledged Collateral. The Administrative Agent may sell all or part of the Pledged Collateral at public or private sale, at any of the Administrative Agent's offices or elsewhere, for cash, on credit, or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable in accordance with applicable laws. Each Pledgor agrees that to the extent permitted by law such sales may be made without notice. If notice is required by law, each Pledgor hereby deems 10 days' advance notice of the time and place of any public sale or the time after which any private sale is to be made reasonable notification, recognizing that if the Pledged Collateral threatens to decline speedily in value or is of a type customarily sold on a recognized market shorter notice may be reasonable. The Administrative Agent shall not be obligated to make any sale of the Pledged Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time-to-time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor shall fully cooperate with the Administrative Agent in selling or realizing upon all or any part of the Pledged Collateral. In addition, each Pledgor shall fully comply with the securities laws of the United States, the State of New York, and other states and take such actions as may be necessary to permit Administrative Agent to sell or otherwise dispose of any securities representing the Pledged Collateral in compliance with such laws.

Exhibit J – Form of Pledge Agreement Page 7

5.04.       Exempt Sale. If, in the opinion of the Administrative Agent, there is any question that a public or semipublic sale or distribution of any Pledged Collateral will violate any state or federal securities law, the Administrative Agent in its reasonable discretion (a) may offer and sell securities privately to purchasers who will agree to take them for investment purposes and not with a view to distribution and who will agree to imposition of restrictive legends on the certificates representing the security, or (b) may sell such securities in an intrastate offering under Section 3(a)(11) of the Securities Act of 1933, as amended, and no sale so made in good faith by the Administrative Agent shall be deemed to be not "commercially reasonable" solely because so made. Each Pledgor shall cooperate fully with the Administrative Agent in selling or realizing upon all or any part of the Pledged Collateral.

5.05.       Application of Collateral. The proceeds of any sale, or other realization (other than that received from a sale or other realization permitted by the Credit Agreement) upon all or any part of the Pledged Collateral pledged by the Pledgors shall be applied by the Administrative Agent as set forth in Section 7.6 of the Credit Agreement.

5.06.       Cumulative Remedies. Each right, power and remedy herein specifically granted to the Administrative Agent or otherwise available to it shall be cumulative, and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity, or otherwise, and each such right, power and remedy, whether specifically granted herein or otherwise existing, may be exercised at any time and from time-to-time as often and in such order as may be deemed expedient by the Administrative Agent in its sole discretion. No failure on the part of the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any such right, power or remedy, shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights, power or remedy preclude any other or further exercise thereof or the exercise of any other right.

Section 6. Administrative Agent as Attorney-in-Fact for Pledgor.

6.01.       Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby irrevocably appoints the Administrative Agent as such Pledgor's attorney-in-fact, with full authority after the occurrence and during the continuance of an Event of Default to act for such Pledgor and in the name of such Pledgor, and, in the Administrative Agent's discretion, to take any action and to execute any instrument which the Administrative Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including, without limitation, to receive, indorse, and collect all instruments made payable to such Pledgor representing any dividend, or the proceeds of the sale of the Pledged Collateral, or other distribution in respect of the Pledged Collateral and to give full discharge for the same; provided, however, that the Administrative Agent shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. Each Pledgor hereby acknowledges, consents and agrees that the power of attorney granted pursuant to this Section is irrevocable and coupled with an interest.

Exhibit J – Form of Pledge Agreement Page 8

6.02.       Administrative Agent May Perform. The Administrative Agent may from time-to-time, at its option but at the Pledgors' expense, perform any act which any Pledgor agrees hereunder to perform and which such Pledgor shall fail to perform after being requested in writing so to perform (it being understood that no such request need be given after the occurrence and during the continuance of any Event of Default and after notice thereof by the Administrative Agent to the affected Pledgor) and the Administrative Agent may from time-to-time take any other action which the Administrative Agent reasonably deems necessary for the maintenance, preservation or protection of any of the Pledged Collateral or of its security interest therein. The Administrative Agent shall provide notice to the affected Pledgor of any action taken hereunder; provided however, the failure to provide such notice shall not be construed as a waiver of any rights of the Administrative Agent provided under this Pledge Agreement or under applicable law.

6.03.       Administrative Agent Has No Duty. The powers conferred on the Administrative Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Administrative Agent shall have no duty as to any Pledged Collateral or responsibility for taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.

6.04.       Reasonable Care. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that the Administrative Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders, or other matters relative to any Pledged Collateral, whether or not the Administrative Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

Section 7. Miscellaneous.

7.01.       Expenses. The Pledgors will upon demand pay to the Administrative Agent for its benefit and the benefit of the other Secured Parties the amount of any out-of-pocket expenses, including the reasonable fees and disbursements of its counsel and of any experts, which the Administrative Agent and the other Secured Parties may incur in connection with (a) the custody, preservation, use, or operation of, or the sale, collection, or other realization of, any of the Pledged Collateral, (b) the exercise or enforcement of any of the rights of the Administrative Agent or any Lender or any other Secured Parties hereunder, and (c) the failure by any Pledgor to perform or observe any of the provisions hereof.

7.02.       Amendments, Etc. No amendment or waiver of any provision of this Pledge Agreement nor consent to any departure by any Pledgor herefrom shall be effective unless made in writing and executed by the affected Pledgor and the Administrative Agent (acting upon the written direction of the Required Lenders and given in accordance with the Credit Agreement), and such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.03.       Addresses for Notices. All notices and other communications provided for hereunder shall be in the manner and to the addresses set forth in the Credit Agreement or on the signature page hereof.

Exhibit J – Form of Pledge Agreement Page 9

7.04.       Continuing Security Interest; Transfer of Interest.

(a)          This Pledge Agreement shall create a continuing security interest in the Pledged Collateral and, unless expressly released by the Administrative Agent, shall (i) remain in full force and effect until Pledge Termination (as defined below), (ii) be binding upon each Pledgor and its successors, transferees and assigns, and (iii) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of and be binding upon, each Secured Party and each of its successors, transferees, and assigns to the extent such successor, transferee, and assign is a Secured Party. Without limiting the generality of the foregoing clause, when any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Credit Document to any other Person pursuant to the terms of the Credit Agreement or such other Credit Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Pledge Agreement.

(b)          Upon Pledge Termination, the security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the applicable Pledgor to the extent such Pledged Collateral shall not have been sold or otherwise applied pursuant to the terms hereof. Upon any such termination, the Administrative Agent will, at the Pledgors' expense, deliver all Pledged Collateral to the applicable Pledgor, execute and deliver to the applicable Pledgor such documents as such Pledgor shall reasonably request and take any other actions reasonably requested to evidence or effect such termination.

(c)          "Pledge Termination" means at such time at which each of the following events shall have occurred at or prior to such time: (a) the termination of the Commitments, (b) the termination or expiration of all Letters of Credit (other than Letters of Credit with respect to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), (c) the termination of all Hedging Arrangements with the Swap Counterparties (other than Hedging Arrangements with any Swap Counterparty with respect to which other arrangements satisfactory to such Swap Counterparty and the respective Credit Party have been made), and (d) the indefeasible payment in full in cash of all Secured Obligations (other than (i) obligations under any Hedging Arrangements with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the respective Credit Party have been made and (ii) indemnity obligations and similar obligations that survive the termination of this Guaranty for which no notice of a claim has been received by the respective Credit Party).

7.05.       Waivers. Each Pledgor hereby waives:

(a)          promptness, diligence, notice of acceptance, and any other notice with respect to any of the Secured Obligations and this Pledge Agreement;

(b)          any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect, or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Pledgor, any Guarantor, or any other Person or any collateral; and

(c)          any duty on the part of the Administrative Agent to disclose to any Pledgor any matter, fact, or thing relating to the business, operation, or condition of any Pledgor, any Guarantor, or any other Person and their respective assets now known or hereafter known by such Person.

7.06.       Severability. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.

7.07.       Choice of Law. This Pledge Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Pledged Collateral are governed by the laws of a jurisdiction other than the State of New York.

Exhibit J – Form of Pledge Agreement Page 10

7.08.       Counterparts. The parties may execute this Pledge Agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. Delivery of an executed counterpart signature page by facsimile or other electronic transmission is as effective as executing and delivering this Pledge Agreement in the presence of the other parties to this Pledge Agreement. In proving this Pledge Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

7.09.       Headings. Paragraph headings have been inserted in this Pledge Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Pledge Agreement and shall not be used in the interpretation of any provision of this Pledge Agreement.

7.10.       Reinstatement. If, at any time after payment in full of all Secured Obligations and termination of the Administrative Agent's security interest, any payments on the Secured Obligations previously made must be disgorged by any Secured Party for any reason whatsoever, including, without limitation, the insolvency, bankruptcy or reorganization of any Pledgor or any other Person, this Pledge Agreement and the Administrative Agent's security interests herein shall be reinstated as to all disgorged payments as though such payments had not been made, and each Pledgor shall sign and deliver to the Administrative Agent all documents, and shall do such other acts and things, as may be necessary to reinstate and perfect the Administrative Agent's security interest. EACH PLEDGOR SHALL DEFEND AND INDEMNIFY THE Administrative Agent AND EACH OTHER SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST OR EXPENSE UNDER THIS SECTION 7.10 (INCLUDING ATTORNEYS' FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT INCLUDING such claim, damage, loss, liability, cost, or expense arising as a result of the INDEMNIFIED Secured PARTY'S OWN NEGLIGENCE but excluding such claim, damage, loss, liability, cost, or expense that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified sECURED PARTY'S gross negligence OR willful misconduct. the liabilities of each pledgor as set forth in this section 7.10 shall survive the termination of this pledge agreement.

7.11.       Additional Pledgors. Pursuant to Section 5.6 of the Credit Agreement, each holder of an Equity Interest in a Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into this Pledge Agreement as a Pledgor upon such Subsidiary becoming a Subsidiary of the Borrower. Upon execution and delivery after the date hereof by the Secured Party and such equity holder of an instrument in the form of Annex 1, such equity holder shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein. The execution and delivery of any instrument adding an additional Pledgor as a party to this Pledge Agreement shall not require the consent of any other Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

7.12.       Entire Agreement. THIS PLEDGE AGREEMENT, THE CREDIT AGREEMENT, AND THE OTHER CREDIT DOCUMENTS, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Exhibit J – Form of Pledge Agreement Page 11

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[SIGNATURE PAGES FOLLOW]

Exhibit J – Form of Pledge Agreement Page 12

The parties hereto have caused this Pledge Agreement to be duly executed as of the date first above written.

PLEDGOR:
[____________________________________]
By:
Name:
Title:

Exhibit J – Form of Pledge Agreement Page 13

ADMINISTRATIVE AGENT:
WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent for the
benefit of the Secured Parties
By:
Name:
Title:

Exhibit J – Form of Pledge Agreement Page 14

SCHEDULE 2.02(a)

Membership Interests

		Type of	% of
		Membership	Membership
Pledgor	Issuer	Interest	Interest Owned

SCHEDULE 2.02(b)

Partnership Interests

		Type of Partnership	% of Partnership
Pledgor	Issuer	Interest	Interest Owned

SCHEDULE 2.02(c)

Pledged Shares

		Type of	Number of	% of Shares	Certificate
Pledgor	Issuer	Shares	Shares	Owned	No.

Exhibit J – Form of Pledge Agreement Schedule 2.02(a)15

SCHEDULE 3

PLEDGOR INFORMATION

Pledgor:	[____________________]

Sole Jurisdiction of Formation / Filing:	[________]

Type of Organization:	[________]

Organizational Number:	[________]

Federal Tax Identification Number:	[________]

Prior Names:	[_______________]

Exhibit J – Form of Pledge Agreement Schedule 316

Annex 1 to the

Pledge Agreement

SUPPLEMENT NO. [            ] dated as of [               ] (the "Supplement"), to the Pledge Agreement dated as of _______________, 20__ (as amended, supplemented or otherwise modified from time to time, the "Pledge Agreement") by and among [_______________________] (the "Pledgors" and individually, each a "Pledgor") and Wells Fargo Bank, National Association as administrative agent (in such capacity, the "Administrative Agent") under the Credit Agreement (as hereinafter defined) for the benefit of the Secured Parties (as defined in the Credit Agreement described below).

RECITALS

G.           Reference is made to the Credit Agreement dated as of April 12, 2012 (as it may be amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among Triangle USA Petroleum Corporation, a Colorado corporation, the lenders party thereto from time to time (the "Lenders"), and Wells Fargo Bank, National Association, as Administrative Agent and issuing lender for such Lenders.

B.           The Pledgors entered into the Pledge Agreement in order to induce the Lenders to make Advances and the Issuing Lender to issue, extend and renew Letters of Credit under the Credit Agreement. Pursuant to Section 5.6 of the Credit Agreement, each holder of an Equity Interest in a Subsidiary of the Borrower that was not in existence on the date of the Credit Agreement is required to enter into the Pledge Agreement as a Pledgor upon such Subsidiary becoming a Subsidiary of a Borrower. Section 7.11 of the Pledge Agreement provides that such equity holders may become Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned equity holder (the "New Pledgor") is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Pledgor under the Pledge Agreement in order to induce the Administrative Agent, the Issuing Lender, or any of the Lenders to make additional Advances and for the Issuing Lender to make, extend, and renew Letters of Credit under the Credit Agreement.

C.           Each New Pledgor is an affiliate of the Borrower and will derive substantial direct and indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement) (i) the transactions contemplated by the Credit Agreement and the other Credit Documents (ii) the Hedging Arrangements entered into by any Restricted Credit Party with a Swap Counterparty, (iii) any Banking Services agreements entered into by any Restricted Credit Party with a Banking Services Provider, and (iv) any other incurrence of Secured Obligations by a Credit Party.

D.           Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement and the Credit Agreement.

Accordingly, the Administrative Agent and the New Pledgor agree as follows:

(j)          In accordance with Section 7.11 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby agrees (a) to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof in all material respects. In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a continuing security interest in and lien on all of the New Pledgor's right, title and interest in and to the Pledged Collateral of the New Pledgor. Each reference to a "Pledgor" in the Pledge Agreement shall be deemed to include the New Pledgor. The Pledge Agreement is hereby incorporated herein by reference.

Exhibit J – Form of Pledge Agreement Annex I - Page 1

(k)          The New Pledgor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(l)          This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Pledgor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

(m)          The New Pledgor hereby represents and warrants that (a) set forth on Schedules 2.02(a), 2.02(b), and 2.02(c) attached hereto are true and correct schedules of all its Membership Interests, Partnership Interests and Pledged Shares, as each term is defined in the Pledge Agreement, and (b) set forth on Schedule 3 attached hereto are its sole jurisdiction of formation, type of organization, its federal tax identification number and the organizational number, and all names used by it during the last five years prior to the date of this Supplement.

(n)          Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

(o)          This supplement shall be governed by and construed and enforced in accordance with the laws of the State of NEW YORK, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Pledged Collateral are governed by the laws of a jurisdiction other than the State of NEW YORK.

(p)          In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Pledge Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(q)          All communications and notices hereunder shall be in writing and given as provided in the Pledge Agreement. All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature hereto.

Exhibit J – Form of Pledge Agreement Annex I - Page 2

(r)          The New Pledgor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

THIS SUPPLEMENT, THE PLEDGE AGREEMENT, THE CREDIT AGREEMENT, THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[SIGNATURES PAGES FOLLOW]

Exhibit J – Form of Pledge Agreement Annex I - Page 3

IN WITNESS WHEREOF, the New Pledgor and the Administrative Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

NEW PLEDGOR:
[_____________________________________]

By:
Name:
Title:

Address:
[_____________________________________]

ADMINISTRATIVE AGENT:
WELLS FARGO BANK, National
Association

By:
Name:
Title:

Exhibit J – Form of Pledge Agreement Annex I - Page 4

Schedules

Supplement No. ____

to the Pledge Agreement

SCHEDULE 2.02(a)

Membership Interests

		Type of	% of
		Membership	Membership
Pledgor	Issuer	Interest	Interest Owned

SCHEDULE 2.02(b)

Partnership Interests

		Type of Partnership	% of Partnership
Pledgor	Issuer	Interest	Interest Owned

SCHEDULE 2.02(c)

Pledged Shares

		Type of	Number of	% of Shares	Certificate
Pledgor	Issuer	Shares	Shares	Owned	No.

SCHEDULE 3

New Pledgor:

Sole Jurisdiction of Formation / Filing:

Type of Organization:

Organizational Number:

Federal Tax Identification Number:

Prior Names:

Exhibit J – Form of Pledge Agreement Schedules